Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of August 12, 2024

among

DOUBLEVERIFY MIDCO, INC.,

as Holdings and a Guarantor,

DOUBLEVERIFY INC.,
as the Borrower,

The Lenders from Time to Time Parties Hereto,

JPMorgan Chase Bank, N.A.,

as Administrative Agent, L/C Issuer and Swing Lender,

JPMorgan Chase Bank, N.A.,
BANK OF AMERICA, N.A.,
CAPITAL ONE, NATIONAL ASSOCIATION, and

GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.,
CAPITAL ONE, NATIONAL ASSOCIATION, and

GOLDMAN SACHS BANK USA,

as Syndication Agents

and

BARCLAYS BANK PLC,

as Documentation Agent

TABLE OF CONTENTS

SECTION 1 DEFINITIONS	1
1.1 Defined Terms	1
1.2 Other Definitional Provisions	40
1.3 Rounding	42
1.4 Limited Condition Transactions	43
1.5 Foreign Exchange Calculations	44
1.6 Interest Rates; Benchmark Notification	45
SECTION 2 AMOUNT AND TERMS OF COMMITMENTS	45
2.1 [Reserved]	45
2.2 [Reserved]	45
2.3 [Reserved]	45
2.4 Revolving Commitments	45
2.5 Procedure for Revolving Loan Borrowing	46
2.6 Fees	46
2.7 Termination or Reduction of Total Revolving Commitments	47
2.8 Optional Prepayments	48
2.9 [Reserved]	48
2.10 Conversion and Continuation Options	48
2.11 Limitations on SOFR Tranches	48
2.12 Interest Rates and Payment Dates	49
2.13 Computation of Interest and Fees	49
2.14 Inability to Determine Interest Rate; Benchmark Transition	49
2.15 Pro Rata Treatment and Payments	52
2.16 Illegality; Requirements of Law	54
2.17 Taxes	56
2.18 Indemnity	59
2.19 Change of Lending Office	60
2.20 Substitution of Lenders	60
2.21 Defaulting Lenders	61
2.22 [Reserved]	63
2.23 Notes	63
2.24 [Reserved]	63
2.25 Incremental Facilities	63
SECTION 3 LETTERS OF CREDIT AND SWING LOANS	65
3.1 Letters of Credit	65
3.2 Swing Loans	68
SECTION 4 REPRESENTATIONS AND WARRANTIES	70
4.1 Financial Condition	70
4.2 No Change	70
4.3 Existence; Compliance with Law	70
4.4 Power, Authorization; Enforceable Obligations	70
4.5 No Legal Bar	71
4.6 Litigation	71
4.7 No Default	71
4.8 Ownership of Property; Liens	71
4.9 Intellectual Property	71
4.10 Taxes	71
4.11 Federal Regulations	72

-i-

4.12 Labor Matters	72
4.13 ERISA	72
4.14 Investment Company Act	73
4.15 Subsidiaries	73
4.16 Use of Proceeds	73
4.17 Environmental Matters	73
4.18 Accuracy of Information, etc.	74
4.19 Security Documents	74
4.20 Solvency; Fraudulent Transfer	74
4.21 [Reserved]	74
4.22 Insurance	74
4.23 Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices	75
4.24 Capitalization	76
4.25 [Reserved]	76
4.26 Senior Debt	76
SECTION 5 CONDITIONS PRECEDENT	76
5.1 Conditions to Effectiveness	76
5.2 Conditions to Each Extension of Credit	78
SECTION 6 AFFIRMATIVE COVENANTS	78
6.1 Financial Statements	78
6.2 Certificates; Reports; Other Information	80
6.3 Taxes	80
6.4 Maintenance of Existence; Compliance	80
6.5 Maintenance of Property; Insurance	81
6.6 Inspection of Property; Books and Records; Discussions	81
6.7 Notices	82
6.8 Environmental Laws	83
6.9 [Reserved]	83
6.10 [Reserved]	83
6.11 Additional Collateral, etc.	83
6.12 Further Assurances	84
6.13 Post-Closing Obligations	85
6.14 Material Intellectual Property of Excluded Subsidiaries	85
SECTION 7 NEGATIVE COVENANTS	85
7.1 Financial Condition Covenant	85
7.2 Indebtedness	86
7.3 Liens	89
7.4 Fundamental Changes	92
7.5 Disposition of Property	93
7.6 Restricted Payments	94
7.7 Investments	96
7.8 Amendments and Modifications of Certain Debt Instruments	98
7.9 Transactions with Affiliates	98
7.10 Sale Leaseback Transactions	99
7.11 Swap Agreements	99
7.12 Accounting Changes	99
7.13 Negative Pledge Clauses	99
7.14 Clauses Restricting Subsidiary Distributions	100
7.15 Lines of Business	100

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7.16 [Reserved]	100
7.17 Amendments to Organizational Documents	100
7.18 Use of Proceeds	101
7.19 Limitation on Payments of Certain Indebtedness	101
7.20 Activities of Holdings	102
SECTION 8 EVENTS OF DEFAULT	102
8.1 Events of Default	102
8.2 Remedies upon Event of Default	105
8.3 Application of Funds	105
SECTION 9 THE ADMINISTRATIVE AGENT	106
9.1 Appointment and Duties	106
9.2 Binding Effect	107
9.3 Use of Discretion	107
9.4 Delegation of Rights and Duties	108
9.5 Reliance and Liability	108
9.6 Agent Individually	110
9.7 Lender Credit Decision	110
9.8 Borrower Communications	110
9.9 Resignation of Agent or L/C Issuer	111
9.10 Release of Collateral or Guarantors	112
9.11 Additional Secured Parties	113
9.12 Additional Titles	113
9.13 Credit Bid	113
9.14 Certain ERISA Matters	115
9.15 Erroneous Payment Provisions	115
SECTION 10 MISCELLANEOUS	116
10.1 Amendments and Waivers	116
10.2 Notices	119
10.3 No Waiver; Cumulative Remedies	121
10.4 Survival of Representations and Warranties	121
10.5 Expenses; Indemnity; Damage Waiver	121
10.6 Successors and Assigns; Participations and Assignments	122
10.7 Adjustments; Set-off	126
10.8 Counterparts	127
10.9 Severability	127
10.10 Integration	127
10.11 GOVERNING LAW	127
10.12 Submission to Jurisdiction; Waivers	128
10.13 Acknowledgements	128
10.14 [Reserved]	129
10.15 Confidentiality	129
10.16 Patriot Act	129
10.17 Interest Rate Limitation	129
10.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	130
10.19 Electronic Signatures	130
10.20 Qualified Counterparties and Bank Services Providers	131
10.21 Recognition of U.S. Special Resolution Regime	131

-iii-

schedules

Schedule 1.1B:	Commitments
Schedule 4.4:	Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 4.5:	Requirements of Law
Schedule 4.15:	Subsidiaries
Schedule 4.19:	UCC Filing Jurisdictions
Schedule 4.24:	Capitalization
Schedule 6.13:	Post-Closing Obligations
Schedule 7.2(d):	Existing Indebtedness
Schedule 7.3(g)	Existing Liens
Schedule 7.7	Investments
Schedule 7.9:	Transactions with Affiliates
Schedule 10.2:	Administrative Agent’s Office, Certain Addresses for Notices

Exhibits

Exhibit A-1:	Form of Guarantee and Collateral Agreement
Exhibit A-2:	Form of Topco Guarantee Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of Secretary’s/Managing Member’s Certificate
Exhibit D:	Form of Assignment and Assumption
Exhibits E-1-4:	Forms of U.S. Tax Compliance Certificate
Exhibit F:	[Reserved]
Exhibit G-1:	Form of Revolving Loan Note
Exhibit G-2:	Form of Incremental Term Loan Note
Exhibit G-3:	Form of Swingline Note
Exhibit H:	Form of Solvency Certificate
Exhibit I-1:	Form of Increase Supplement
Exhibit I-2:	Form of Lender Joinder Agreement
Exhibit J:	Form of Intercreditor Agreement
Exhibit K:	[Reserved]
Exhibit L:	Form of L/C Request

-iv-

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”), dated as of August 12, 2024, is entered into by and among DOUBLEVERIFY MIDCO, INC., a Delaware corporation (in such capacity and as further defined in Section 1.1, “Holdings”), DOUBLEVERIFY INC., a Delaware corporation (in such capacity and as further defined in Section 1.1, the “Borrower”), the banks and other financial institutions or entities from time to time parties to this Agreement (each a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as L/C Issuer and Swing Lender, and JPMORGAN, as Administrative Agent.

Witnesseth:

Whereas, Holdings, the Borrower, certain of the Lenders and Capital One, National Association, as administrative agent, are parties to that certain Second Amended and Restated Credit Agreement, dated as of October 1, 2020 (as amended by the First Amendment, dated as of March 29, 2023, and as may be further amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”)

Whereas, the Borrower has requested that the Lenders provide on the Closing Date a revolving credit facility in an aggregate principal amount of $200,000,000, with an accordion feature for a revolving credit facility and/or a term loan facility (including a delayed draw term loan facility) as set forth more fully herein, upon and subject to the terms and conditions set forth in this Agreement to be used (i) to fund working capital and general corporate purposes, (ii) to fund Permitted Acquisitions and other permitted Investments, (iii) to refinance indebtedness, (iv) to pay transaction fees and expenses and/or (v) for any other purpose not prohibited by this Agreement, including, without limitation, Restricted Payments;

Whereas, the Borrower has granted to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of its assets (subject to certain exceptions set forth in the Security Documents);

Whereas, each of the Guarantors has guaranteed the Obligations of the Borrower and has secured each of its respective Obligations in respect of such guarantee by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of its assets (subject to certain exceptions set forth in the Security Documents); and

Whereas, DoubleVerify Holdings, Inc. (as further defined in Section 1.1, “Topco”) has guaranteed the Obligations of the Borrower pursuant to the Topco Guarantee Agreement.

Now, Therefore, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1
DEFINITIONS

1.1            Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the highest of (a) the rate of interest from time to time announced by the Administrative Agent at its principal office as its prime commercial lending rate (it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by the Administrative Agent to any customer and such rate is set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors), (b) the sum of one half of one percent (0.50%) per annum and the NYFRB Rate (which shall not be less than 0% per annum), and (c) the sum of (x) Term SOFR calculated for each such day based on an interest period of one month determined two (2) U.S. Government Securities Business Days prior to such day (giving effect to the Floor), plus (y) 1.00%. Any change in the ABR due to a change in any of the foregoing shall be effective on the effective date of such change in the Administrative Agent’s prime commercial lending rate, the NYFRB Rate or Term SOFR for an interest period of one month.

“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.

“Additional Debt Incurrence Conditions”: with respect to any Indebtedness incurred pursuant to Section 7.2(t), that (a) no Specified Event of Default shall have occurred and be continuing at the time of such transaction or would result therefrom and (b) immediately after giving pro forma effect to such transaction (and without netting the cash proceeds of such Indebtedness), the aggregate principal amount for all Indebtedness incurred pursuant to Section 7.2(t) is not in excess of the Maximum Incremental Facilities Amount.

“Additional Incremental Lender”: as defined in Section 2.25(b).

“Administrative Agent”: JPMorgan, as administrative agent and collateral agent under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.9.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender”: as defined in Section 2.20.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person; provided, however, that neither the Administrative Agent nor the Lenders shall be deemed Affiliates of the Loan Parties as a result of the exercise of their rights and remedies under the Loan Documents.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Incremental Term Loans (if any) and such Lender’s unused Incremental Term Loan Commitments (if any) then outstanding, (b) the amount of such Lender’s Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, and (c) without duplication of the amounts in clause (b) above, the Letter of Credit Obligations of such Lender.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: as defined in Section 4.23(c).

“Anti-Money Laundering Laws”: as defined in Section 4.23(b).

“Applicable Margin”: in the case of Revolving Loans and Swing Loans, (a) from the Closing Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.2(b) in respect of the second full Fiscal Quarter ending after the Closing Date (the “First Grid Calculation Date”), (i) with respect to ABR Loans, 1.25% per annum, and (ii) with respect to SOFR Loans, 2.25% per annum and (b) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Total Net Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.2(b):

Total Net Leverage Ratio	Applicable Margin for SOFR Loans	Applicable Margin for ABR Loans
Greater than 3.00:1.00	2.75%	1.75%
Less than or equal to 3.00:1.00 but greater than 2.00:1.00	2.50%	1.50%
Less than or equal to 2.00:1.00 but greater than 1.00:1.00	2.25%	1.25%
Less than or equal to 1.00:1.00	2.00%	1.00%

The Applicable Margin shall be adjusted from time to time on the Business Day immediately following the First Grid Calculation Date and thereafter upon delivery to Administrative Agent of the financial statements for each Fiscal Quarter or fiscal year required to be delivered pursuant to Section 6.1 accompanied by a Compliance Certificate with a written calculation of the Total Net Leverage Ratio. If such calculation indicates that the Applicable Margin shall increase or decrease, then on the first day of the calendar month following the date of delivery of such financial statements and a Compliance Certificate with such written calculation, the Applicable Margin shall be adjusted in accordance therewith.

In the event that any financial statement or Compliance Certificate delivered pursuant to Sections 6.1 or 6.2 is inaccurate (or not delivered within the time periods set forth in Sections 6.1 or 6.2), and such inaccuracy, if corrected (or such delivery, if such financial statement or Compliance Certificate had been timely delivered), would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for that period (the “Corrected Financials Date”) (it being understood that in the case of non-delivery of such financial statement or Compliance Certificate, the “Corrected Financials Date” shall refer to the date of delivery of such financial statement or Compliance Certificate), (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for that period, and (iii) the Borrower shall promptly pay to the Administrative Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period; provided, for the avoidance of doubt, such deficiency shall be due and payable as at such Corrected Financials Date and no Default or Event of Default under Section 8.1(a) shall be deemed to have occurred with respect to such deficiency prior to such date. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 2.12(c) and Section 8.

Notwithstanding anything herein to the contrary, Swing Loans may not be SOFR Loans.

“Approved Electronic Platform”: as defined in Section 10.2(e)(i).

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, or (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale”: any Disposition of property or series of related Dispositions of property that yields Net Cash Proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds).

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Available Amount”: at any date of determination (the applicable “Available Amount Reference Date”), an amount equal to, without duplication:

(x) the sum of:

(i)            the greater of $36,000,000 and 20% of LTM Consolidated Adjusted EBITDA; plus

(ii)           an amount equal to the sum, for each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2024) in respect of which financial statements and the related Compliance Certificate have been delivered in accordance with Sections 6.1(a) and 6.2(b), of the products of (a) the amount of Excess Cash Flow (to the extent such amount exceeds zero) for each such fiscal year multiplied by (b) 50%; plus

(iii)          the cumulative amount of Net Cash Proceeds of issuances of Capital Stock or capital contributions to Holdings (in each case, other than Disqualified Stock and Cure Amounts) received by Holdings after the Closing Date and prior to the Available Amount Reference Date, which Net Cash Proceeds are Not Otherwise Applied;

minus:

(y) the sum of:

(i)            the aggregate amount of Investments made pursuant to Section 7.7(t) and, to the extent funded with the Available Amount in accordance with the definition of Permitted Acquisition, Section 7.7(i) after the Closing Date and on or prior to the Available Amount Reference Date; plus

(ii)           the aggregate amount of Restricted Payments made pursuant to Section 7.6(i) after the Closing Date and on or prior to the Available Amount Reference Date; plus

(iii)          the aggregate amount of Restricted Debt Payments made pursuant to Section 7.19(e) after the Closing Date and on or prior to the Available Amount Reference Date.

“Available Revolving Commitment”: at any time, an amount equal to the Total Revolving Commitments in effect at such time, minus (b) the aggregate undrawn amount of all outstanding Letters of Credit at such time, minus (c) the aggregate amount of all drawn and unreimbursed L/C Reimbursement Obligations at such time, minus (d) the aggregate principal balance of all Revolving Loans and Swing Loans outstanding at such time.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(e).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: with (a) respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy.”

“Bank Services”: any one or more of the following types of services or facilities, including (a) Automated Clearing House (ACH) transactions, (b) cash management services, including controlled disbursement services, treasury, depository, overdraft, credit or debit card, stored value card, electronic funds transfer services, and (c) foreign exchange facilities or other cash management arrangements in the ordinary course of business (excluding in each case, any Swap Agreements), as any such products or services may be identified in such Bank Services Provider’s various agreements related thereto (each, a “Bank Services Agreement”); provided, that either (x) JPMorgan or any of its respective Affiliates is the Bank Services Provider or (y) the Borrower and applicable Bank Services Provider have notified Administrative Agent in writing of the intent to include the obligations of such Loan Party arising under such Bank Services Agreement as Obligations, and such Bank Services Provider shall have acknowledged and agreed to the terms contained herein applicable to Bank Services Agreements, Bank Services Providers and the obligations thereunder.

“Bank Services Agreement”: as defined in the definition of “Bank Services.”

“Bank Services Provider”: the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender that provides Bank Services.

“Benchmark”: initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, Term SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            Daily Simple SOFR; or

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefitted Lender”: as defined in Section 10.7(a).

“BHC Act Affiliate”: of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto, and any successor in interest thereto permitted hereunder.

“Borrowing”: any borrowing of Revolving Loans or Swing Loans.

“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing Term SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing Term SOFR or any other dealings of such Loans referencing Term SOFR.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP prior to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP as in effect prior to such adoption. For the avoidance of doubt, obligations or liabilities which would be required to be classified and accounted for as an operating lease under GAAP prior to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board shall not be construed as Indebtedness or Capital Lease Obligations at any time under this Agreement or any other Loan Document.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Capped Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount”.

“Cash Collateralize”: to pledge and deposit with or deliver to, with respect to Obligations in respect of Letters of Credit, the Administrative Agent, for the benefit of the L/C Issuer and one or more of the Lenders, as applicable, as collateral for L/C Exposure or obligations of the Lenders to fund participations in respect thereof, cash or balances in deposit accounts in which the Administrative Agent has sole dominion and control having an aggregate value of 105% of the L/C Exposure or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each maturing within twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve (12) months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve (12) months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of twelve (12) months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated one of the two highest rating categories obtainable from either S&P or Moody’s and (iii) have portfolio assets of at least $500,000,000.

“Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (g) above and in this paragraph.

“Certificated Securities”: as defined in Section 4.19.

“Change of Control”: (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan, and excluding the Permitted Holders) shall become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the then outstanding voting securities having ordinary voting power of (i) if Holdings is a Subsidiary of any Parent Company, the Relevant Parent Entity or (ii) if Holdings is not a Subsidiary of any Parent Company, Holdings; and (y) the percentage of the then outstanding voting securities having ordinary voting power of (i) if Holdings is a Subsidiary of any Parent Company, the Relevant Parent Entity or (ii) if Holdings is not a Subsidiary of any Parent Company, Holdings, in each case, owned, directly or indirectly, beneficially (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) by the Permitted Holders (it being understood that if any such person or group includes the Permitted Holders, the outstanding voting securities having ordinary voting power of (i) if Holdings is a Subsidiary of any Parent Company, the Relevant Parent Entity or (ii) if Holdings is not a Subsidiary of any Parent Company, Holdings, in each case, directly or indirectly owned by the Permitted Holders that are part of such person or group shall not be treated as being owned by such person or group for purposes of determining whether this clause (a) is triggered); or (b) at any time, except as otherwise permitted by Sections 7.4(a) and (b), Holdings shall cease to own and Control, of record and beneficially, directly or indirectly 100% of each class of outstanding Capital Stock of the Borrower.

“Closing Date”: August 12, 2024.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code”: the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral-Related Expenses”: all costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and reimbursement for all other costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party.

“Commitment”: as to any Lender, the Revolving Commitment.

“Commitment Fee”: as defined in Section 2.6(b).

“Commitment Fee Rate”: a percentage per annum equal to (a) from the Closing Date until the First Grid Calculation Date, 0.25% per annum, and (b) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Total Net Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.2(b):

Total Net Leverage Ratio	Commitment Fee Rate
Greater than 3.00:1.00	0.35%
Less than or equal to 3.00:1.00 but greater than 2.00:1.00	0.30%
Less than or equal to 2.00:1.00	0.25%

The Commitment Fee Rate shall be adjusted from time to time on the Business Day immediately following the First Grid Calculation Date and thereafter upon delivery to the Administrative Agent of the financial statements for each Fiscal Quarter or fiscal year required to be delivered pursuant to Section 6.1 accompanied by a Compliance Certificate with a written calculation of the Total Net Leverage Ratio. If such calculation indicates that the Commitment Fee Rate shall increase or decrease, then on the first day of the calendar month following the date of delivery of such financial statements and a Compliance Certificate with such written calculation, the Commitment Fee Rate shall be adjusted in accordance therewith.

In the event that any financial statement or Compliance Certificate delivered pursuant to Sections 6.1 or 6.2 is inaccurate (or not delivered within the time periods set forth in Sections 6.1 or 6.2), and such inaccuracy, if corrected (or such delivery, if such financial statement or Compliance Certificate had been timely delivered), would have led to the imposition of a higher Commitment Fee Rate for any period than the Commitment Fee Rate applied for that period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Corrected Financials Date, (ii) the Commitment Fee Rate shall be determined based on the corrected Compliance Certificate for that period, and (iii) the Borrower shall promptly pay to Administrative Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional Commitment Fee owing as a result of such increased Commitment Fee Rate for that period; provided, for the avoidance of doubt, such deficiency shall be due and payable as of such Corrected Financials Date and no Default or Event of Default under Section 8.1(a) shall be deemed to have occurred with respect to such deficiency prior to such date. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 2.12(c) and Section 8.

“Commonly Controlled Entity”: a Person, whether or not incorporated, that is part of a group that includes any Group Member and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Section 414 (m) or (o) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of Holdings and the Borrower, substantially in the form of Exhibit B or such other form as is reasonably acceptable to the Administrative Agent.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA”: for any period, (i) the sum, without duplication, of the amounts for such period of:

(a)            Consolidated Net Income plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income (except with respect to the proviso in item (i) and item (z), as to which this restriction shall not apply),

(b)            Consolidated Interest Expense, plus

(c)            provisions for taxes based on income, profits, or capital, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued, including any tax distribution to Topco permitted under Section 7.6(e) with respect to such period, including any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under the Loan Documents or from the execution, delivery or enforcement of, or otherwise with respect thereto, plus

(d)            total depreciation expense (including, for the avoidance of doubt, in relation to any capitalized software expenditures), plus

(e)            total amortization expense (including, for the avoidance of doubt, in relation to any capitalized software expenditures), plus

(f)            non-cash purchase accounting related adjustments (including the reduction of revenue from any write-down of deferred revenue); plus

(g)            non-cash stock compensation Charges and/or any other non-cash Charges arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation rights and/or any similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement); as used in this clause (g), “Charges” means any charge, loss, fee, expense, cost, accrual or reserve of any kind; plus

(h)            non-cash charges due to the application of GAAP rules, plus

(i)            other non-cash items reducing Consolidated Net Income, excluding any such non-cash item to the extent that it represents an accrual or reserve (“Accrual”) for potential cash items in any future period (“Future Cash Payments”); provided however, that to the extent at the time any such Future Cash Payment is made the amount actually paid in cash for such Future Cash Payment is less than the Accrual related thereto, an amount equal to such difference shall be added back to Consolidated Adjusted EBITDA for the period in which such Future Cash Payment is made, plus

(j)            cash and non-cash severance, retention and restructuring charges, transition costs, pre-opening, opening, consolidation and closing costs for facilities, relocation and expansion costs and expenses (including, for the avoidance of doubt, one-time expenses related to recruiting and retention of employees), integration expenses, software investments outside of the ordinary course of business, recruitment and/or signing costs and consulting fees; plus

(k)            the aggregate amount of non-cash losses on sales of fixed assets or intangible assets or write-downs of fixed or intangible assets, plus

(l)            [reserved], plus

(m)            expenses and payments that are covered by indemnification or purchase price adjustment provisions (and for which such indemnity or purchase price adjustment is reasonably expected to be received by a Group Member in a subsequent calculation period and within one (1) year of the date of the underlying expense or payment) in any agreement entered into by any Group Member, in connection with any proposed or actual Permitted Acquisition or proposed acquisition that was reasonably expected to be a Permitted Acquisition, in each case, except to the extent financed with permitted Indebtedness, plus

(n)            (i) [reserved], (ii) documented fees and expenses paid to third parties related to, or incurred in connection with any proposed, but not consummated transaction that would have resulted in a Change of Control and/or any acquisition that if closed would have constituted a Permitted Acquisition, or other Specified Investment, in each case, whether or not permitted under this Agreement and (iii) documented fees and expenses paid to third parties related to, or incurred in connection with an actual Permitted Acquisition and other Investments in each case, whether or not permitted under this Agreement; plus

(o)            fees and expenses in connection with (i) the Loan Documents, including amendments and modifications thereto and/or (ii) any proposed or actual issuance, exchange or refinancing of any debt or equity or any sale of assets, in each case, whether or not permitted under this Agreement, plus

(p)            fees, costs and expenses paid in cash in connection with the repayment or prepayment of debt (including the Obligations), plus

(q)            any Insurance Loss Addback, plus

(r)            any expense deducted in calculating Consolidated Net Income and reimbursed by third parties (other than Holdings and its Subsidiaries), plus

(s)            fees and expenses paid or reimbursed (as applicable) to the Administrative Agent and the Lenders, plus

(t)            payments by Holdings to or on behalf of Topco or any direct or indirect parent thereof in an amount sufficient to pay (i) out-of-pocket legal, accounting and filing costs, director fees, expenses and indemnities and other expenses in the nature of overhead in the ordinary course of business of Holdings or any direct or indirect parent thereof (plus audit expenses in connection with the annual audit required under Section 6.1(a)) and (ii) indemnification obligations and expenses paid or accrued in such period for officers and directors, plus

(u)            the amount of (i) earn-out obligations incurred in accordance with GAAP in connection with any Permitted Acquisition, to the extent such earn-outs are permitted under this Agreement and/or (ii) deferred variable consideration related to the purchase of intellectual property, plus

(v)            any exceptional, special or infrequent gain, loss or charge and any other gain, loss or charge not in the ordinary course of business (as determined by the Borrower in good faith, which determination shall be conclusive), plus

(w)            an amount equal to the net increase in deferred revenue; plus

(x)            exchange, translation or performance losses relating to any Foreign Currency hedging transactions or currency fluctuations; plus

(y)            the aggregate amount of payments (net of any sublease income) in connection with vacated facilities; plus

(z)            (i) business optimization charges and (ii) the amount of “run rate” cost savings, operating expense reductions and cost synergies projected by the Borrower in good faith (whose determination shall be conclusive) to be realized as the result of actions taken or to be taken on or prior to the Closing Date or within 24 months of the Closing Date, or within 24 months of the initiation or consummation of any operational change or other initiative, or within 24 months of the consummation of any applicable acquisition or cessation of operations (and, in each case, calculated on a pro forma basis as though such cost savings, operating expense reductions and cost synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that the aggregate amounts added back pursuant to this item (z), together with amounts added back pursuant to the final sentence of the definition of “LTM Consolidated Adjusted EBITDA,” shall not exceed 25.0% of Consolidated Adjusted EBITDA for any four fiscal quarter period (determined after giving effect to the addbacks contemplated by this item (z) and any pro forma adjustments with respect to cost savings, operating expense reductions and cost synergies pursuant to the final sentence of the definition of “LTM Consolidated Adjusted EBITDA”) in any period; as used in this item (z), “run rate” means the full recurring benefit for a period that is associated with any action taken or to be taken (it being understood that the Borrower shall, upon request of the Administrative Agent, promptly, but no later than ten (10) Business Days, provide a categorized list of assumptions underlying any adjustment made in reliance on this item (z) provided that such requirement shall not be a condition to the effectiveness of any adjustments pursuant to this item (z)); plus

(aa)         without duplication of clause (bb) below, “bad debt” or sales reserve expense related to revenue recognized in the period prior to the Closing Date; plus

(bb)        any cost, charge, expense, accrual or reserve with respect to actual or prospective litigation or the settlement thereof in an amount not to exceed $10,000,000 for any period; plus

(cc)         reasonable and customary out-of-pocket fees, costs and expenses in connection with any debt or equity offering;

minus (ii) the sum, without duplication of the amounts and to the extent included in the statement of such Consolidated Net Income of:

(a)            non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period); plus

(b)           interest income; plus

(c)            the amount of any Insurance Loss Addback or addback described in clause (m) above included in determining Consolidated Adjusted EBITDA for a prior calculation period in the event that one (1) year has elapsed from the date of such underlying loss, expense or payment without the related insurance, indemnity recovery or purchase price adjustment being received; plus

(d)           gains in connection with the repayment, prepayment or cancellation of debt; plus

(e)           an amount equal to the net decrease in deferred revenue.

“Consolidated Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of the Group Members) by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries (including, but not limited to, capitalized software expenditures), other than (i) any such expenditures to the extent financed with Net Cash Proceeds of Asset Sales, (ii) any portion of such expenditures attributable solely to a Permitted Acquisition, (iii) any portion of such expenditures paid for with the proceeds of any equity issuance or capital contribution, and (iv) expenditures during such period to the extent made out of the identifiable proceeds of insurance, condemnation awards, or property or asset sales or dispositions or otherwise financed by third parties.

“Consolidated Interest Expense”: for any period, the aggregate of the interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of such Group Members (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP). For the avoidance of doubt, Consolidated Interest Expense shall not include any interest income for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (to the extent otherwise included therein, without duplication) (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings and its Subsidiaries and (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions.

“Consolidated Secured Net Indebtedness”: as of any date of determination, Consolidated Total Net Indebtedness that is secured by a Lien on the Collateral.

“Consolidated Total Net Indebtedness”: as of any date of determination, (x) the aggregate outstanding principal amount of all Indebtedness of Holdings and its consolidated Subsidiaries at such date under clauses (a), (b) (solely with respect to purchase money indebtedness and/or any earn-outs or other deferred purchase price for any acquisition and, with respect to earn-out and deferred purchase price for any acquisition solely to the extent due and not paid within 30 days of becoming due), (c), (e) (solely with respect to Capital Lease Obligations) and (f) (solely to the extent of drawn and unreimbursed obligations if not reimbursed within 5 Business Days of being drawn) of the definition of Indebtedness, Guarantee Obligations with respect to the foregoing, in each case, determined on a consolidated basis in accordance with GAAP, minus (y) the lesser of (i) an amount equal to the greater of $200,000,000 and 110% of LTM Consolidated Adjusted EBITDA and (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Group Members (it being understood that such unrestricted cash and Cash Equivalents shall be determined by reference to, at the Borrower’s election (x) the most recent four consecutive fiscal quarters of Holdings and its consolidated Subsidiaries ending prior to the date of such determination for which financial statements have been delivered pursuant to Section 6.1(a) or (b), or (y) the most recent fiscal month of Holdings and its consolidated Subsidiaries ending prior to the date of such determination for which consolidated financial statements are internally available).

“Consolidated Working Capital”: as at any date of determination, the excess of Current Assets over Current Liabilities.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corrected Financials Date”: as defined in the definition of “Applicable Margin”.

“Corresponding Tenor”: with respect to any Available Tenor, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding Business Day adjustment) as such Available Tenor.

“Covered Entity”: any of the following:

(a)           a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Cure Amount”: as defined in Section 7.1.

“Cure Right”: as defined in Section 7.1.

“Current Assets”: with respect to any Person at any date, all assets (other than cash, Cash Equivalents and deferred tax assets) of such Person and its Subsidiaries at such date that would, in conformity with GAAP, be classified as current assets on a consolidated balance sheet of such Person at such date.

“Current Liabilities”: with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that would, in conformity with GAAP, be classified as current liabilities on a consolidated balance sheet of such Person and its Subsidiaries at such date; provided, however, that “Consolidated Current Liabilities” shall exclude, to the extent otherwise included therein, (a) Revolving Loans, (b) Swing Loans, (c) other revolving loans, (d) the current portion of any Indebtedness (including but not limited to, for purposes of clarification, the Incremental Term Loans (if any)) then outstanding, (e) deferred tax liabilities and (f) unearned revenue.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Debt Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right”: the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, any Swing Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or any Swing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or become the subject of a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, each Swing Lender and each Lender.

“Discharge of Obligations”: subject to Section 10.7, the satisfaction of the Obligations (excluding Obligations under Bank Services Agreements and Specified Swap Agreements unless the Administrative Agent has theretofore been notified in writing by the holder thereof that such Obligations are then due and payable) by the payment in full, in cash (or, as applicable, Cash Collateralization in accordance with the terms hereof) of the principal of and interest on or other liabilities relating to each Loan, and all fees and all other expenses or amounts payable under any Loan Document and all amounts payable with respect to Bank Services Agreements and Specified Swap Agreements with respect to which notice has been delivered to the Administrative Agent (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made), to the extent (a) the aggregate Commitments of the Lenders are terminated and (b) all outstanding and undrawn Letters of Credit shall have been Cash Collateralized (or, as an alternative to cash collateral, in the case of any Letter of Credit Obligation, Administrative Agent shall have received a back-up letter of credit in amounts and on terms and conditions and with parties reasonably satisfactory to the relevant L/C Issuer).

“Disposition”: with respect to any property (including, without limitation, Capital Stock of Holdings and its Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institution”: (a) any Person identified in writing to JPMorgan by the Borrower as a “Disqualified Institution” on or prior to July 19, 2024, (b) with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), any Person identified in writing to the Administrative Agent by the Borrower after the Closing Date, (c) any Person that is a competitor of the Borrower and its Subsidiaries (other than bona fide debt funds) identified by the Borrower in writing to the Administrative Agent from time to time and (d) any Affiliate of such Person described in the foregoing clauses (a), (b) or (c) readily identifiable as an Affiliate of such Person by name. For the purposes of clause (d) above, in no event shall any Affiliate of a person named in clauses (a) or (b) above (unless otherwise expressly designated as a Disqualified Institution) that is a bona fide debt fund, bona fide fixed income investor, a bank (or similar financial institution) or investment vehicle that is engaged primarily in making, purchasing, holding or otherwise investing in loans, commitments and similar extensions of credit in the ordinary course of business for financial investment purposes and with respect to which no personnel involved with the investment in the relevant competitor, or the management, control or operation thereof, directly or indirectly, possesses the power to direct or cause the investment policies of such fund, vehicle or entity (a “Bona Fide Lending Affiliate”) be a Disqualified Institution, unless such Bona Fide Lending Affiliate is identified under clauses (a) or (b) above.

Any designation of a person by the Borrower as a Disqualified Institution pursuant to clauses (b) or (c) above shall become effective two Business Days after notice to the Administrative Agent (it being understood that the designation of any Person as a “Disqualified Institution” may be sent by e-mail to JPMDQ_Contact@jpmorgan.com or, if such e-mail address is not valid, to another valid e-mail address specified by the Administrative Agent for such purpose), but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in any Commitment or Loan. Disqualified Institutions shall exclude any person that the Borrower has designated as no longer being a Disqualified Institution by written notice delivered to the Administrative Agent from time to time.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an asset disposition or other disposition so long as such Capital Stock provides that the Discharge of Obligations occurs prior to the applicable maturity or redemption), (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or (b) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an asset disposition or other disposition so long as such Capital Stock provides that the Discharge of Obligations occurs prior to such redemption), in whole or in part, in each case, on or prior to the date that is ninety-one (91) days after the latest date on which the Loans mature; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of Holdings or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Division”: as defined in Section 1.2(h).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of Holdings organized under the laws of any jurisdiction within the United States.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee”: any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses and that meets the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, or imposing liability or standards of conduct concerning protection of occupational health (as it relates to Materials of Environmental Concern) or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of Holdings, the excess, if any, of (a)(i) Consolidated Adjusted EBITDA for such fiscal year plus (ii) the decrease, if any, in Consolidated Working Capital from the first day to the last day of such fiscal year, but excluding any such decrease in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by Holdings or any Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and vice versa, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Swap Agreement minus (b) the sum of, without duplication, and to the extent included in Consolidated Adjusted EBITDA, as applicable, (i) provisions for taxes of Holdings and its Subsidiaries (or equity holders of Holdings, as applicable), based on income, profits, or capital, including federal, foreign, state, franchise, excise, and similar taxes, payable in cash with respect to such period (including any tax distribution to Topco permitted under Section 7.6(e)), plus (ii) the aggregate amount actually paid by Holdings and its Subsidiaries in cash during such fiscal year (or other period) on account of unfinanced Consolidated Capital Expenditures or other capitalized expenditures, plus (iii) the aggregate amount of all mandatory prepayments of Revolving Loans during such fiscal year to the extent accompanied by permanent reductions of the Revolving Facility and all prepayments of any Incremental Term Loan during such fiscal year, plus (iv) the aggregate amount of all regularly scheduled principal payments of any Incremental Term Loan made during such fiscal year, plus (v) the cash portion of Consolidated Interest Expense, plus (vi) other cash add backs to Consolidated Adjusted EBITDA and amounts added back pursuant to item (i)(z) of “Consolidated Adjusted EBITDA”, plus (vii) any cash payments made in connection with a Permitted Acquisition or other Investment permitted under Section 7.7 (other than to the extent funded with new direct or indirect debt (other than revolving debt) or equity investments in Holdings (or Net Cash Proceeds that are not included in Consolidated Adjusted EBITDA) during such fiscal year, plus (viii) the aggregate amount of all non-cash add-backs to Consolidated Adjusted EBITDA for such and prior fiscal years to the extent paid in cash during such fiscal year, plus (ix) the aggregate amount of all earn out obligations in connection with any Permitted Acquisition (other than to the extent funded with new equity investments or financed with proceeds of other Indebtedness) paid in cash during such fiscal year, plus (x) the aggregate amount of all cash payments in respect of Capital Lease Obligations, plus (xi) the aggregate amount of all permitted cash distributions pursuant to Section 7.6(d) not otherwise deducted from Consolidated Adjusted EBITDA or Consolidated Net Income plus (xii) the increase, if any, in Consolidated Working Capital from the first day to the last day of such fiscal year, but excluding any such increase in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by Holdings or any Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and vice versa, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Swap Agreement.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Subsidiary”: (A) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (B) any FSHCO and (C) any Foreign Subsidiary.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by income (however denominated), franchise Taxes, and branch profits Taxes, in any such case (i) to the extent imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) to the extent constituting Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement”: as defined in the recitals.

“Existing Financial Statements”: (i) the audited consolidated balance sheet of Topco and its consolidated Subsidiaries as of December 31, 2023, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows, including the notes thereto and (ii) the unaudited consolidated balance sheet of Topco and its consolidated Subsidiaries as of March 31, 2024 and June 30, 2024 and the related unaudited consolidated statements of income and of cash flows for such Fiscal Quarter and the portion of the fiscal year through the end of such Fiscal Quarter.

“Extension of Credit”: as to any Lender, the making of a Loan (other than a Loan under any Incremental Commitments), and with respect to the L/C Issuer, the Issuance of a Letter of Credit.

“Facility”: each of (a) the L/C Facility (which is a subfacility of the Revolving Facility), (b) the Revolving Facility and (c) any Incremental Commitments established pursuant to Section 2.25.

“FATCA”: (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of (a) above, or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in the United States.

“FCPA”: as defined in Section 4.23(c).

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter”: the Fee Letter, dated as July 19, 2024, by and among the Borrower and the Administrative Agent, as it may be amended from time to time.

“Financial Condition Covenant”: as defined in Section 7.1.

“Financial Incurrence Test”: as defined in Section 1.2(i).

“First Grid Calculation Date”: as defined in the definition of “Applicable Margin”.

“Fiscal Quarter”: with respect to Topco, Holdings and its Subsidiaries, the fiscal quarters ending March 31, June 30, September 30 and December 31 of any fiscal year.

“Fixed Amounts”: as defined in Section 1.2(i).

“Flood Laws”: (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto or (d) the Flood Insurance Reform Act of 2004 and the Biggert–Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect of any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR or Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of Term SOFR and Daily Simple SOFR shall be 0.00%.

“Foreign Currency”: lawful money of a country other than the United States.

“Foreign Lender”: (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary”: any existing or future direct or indirect Subsidiary of the Borrower organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“Fronting Exposure”: at any time there is a Defaulting Lender, such Defaulting Lender’s Revolving Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO”: any Domestic Subsidiary of the Borrower that (i) has no material assets other than the equity or debt of one or more Subsidiaries that are Foreign Subsidiaries or (ii) has no material assets other than the equity or debt of one or more other FSHCOs.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Office”: the Revolving Loan Funding Office or the Incremental Term Loan Funding Office, as the context requires.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Holdings’ or the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement (substantially in the form of Exhibit A-1) dated as of the Closing Date by the Loan Parties in favor of the Administrative Agent (as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: a collective reference to Holdings and any other entity which has become a Guarantor pursuant to the Guarantee and Collateral Agreement (unless and until any entity (other than Holdings) is released as Guarantor pursuant to terms of the Guarantee and Collateral Agreement).

“Holdings”: as defined in the preamble hereto, and any successor in interest thereto permitted hereunder.

“Increase Supplement”: as defined in Section 2.25.

“Incremental Commitment Amendment”: as defined in Section 2.25(d).

“Incremental Commitments”: as defined in Section 2.25(a).

“Incremental Lenders”: as defined in Section 2.25(b).

“Incremental Loans”: as defined in Section 2.25(d).

“Incremental Revolving Commitments”: as defined in Section 2.25(a).

“Incremental Term Loan”: any Incremental Loan made pursuant to an Incremental Term Loan Commitment, New Delayed Draw Term Loan Commitments or Supplemental Term Loan Commitments.

“Incremental Term Loan Commitments”: as defined in Section 2.25(a).

“Incremental Term Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Incremental Term Loan Lender”: each Lender that has an Incremental Term Loan Commitment or that holds an Incremental Term Loan.

“Incremental Term Loan Note”: a promissory note in the form of Exhibit G-2, as it may be amended, supplemented or otherwise modified from time to time.

“Incremental Term Loan Percentage”: as to any Incremental Term Loan Lender (x) prior to the funding of the Incremental Term Loans (if any), the percentage which such Lender’s Incremental Term Loan Commitments then constitutes of the aggregate Incremental Term Loan Commitments and (y) following the funding of the Incremental Term Loans (if any), the percentage which the sum of such Lender’s funded Incremental Term Loans and unfunded Incremental Term Loan Commitments then constitutes of the aggregate principal amount of the outstanding Incremental Term Loans and unfunded Incremental Term Loan Commitments.

“Incurrence Based Amounts”: as defined in Subsection 1.2(i).

“Indebtedness”: of any Person at any date, without duplication: (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) current trade payables incurred in the ordinary course of such Person’s business, (ii) [reserved], and (iii) purchase price adjustments and indemnity obligations in each case until such time as the amount of the asserted payment is reasonably determined and not contested in good faith); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person; (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Capital Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and (j) the net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any Indebtedness that is only recourse to specific assets of a given Loan Party shall be deemed to be equal to the lesser of (x) the principal amount of such Indebtedness and (y) the fair market value of the assets of such Loan Party to which such Indebtedness has recourse. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes”: (a) Taxes imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes, in each case other than Excluded Taxes.

“Indemnitee”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including any Debtor Relief Law.

“Insolvent”: pertaining to a condition of Insolvency.

“Insurance Loss Addback”: with respect to any calculation period, the amount of any loss incurred during such period for which there is insurance or indemnity coverage and for which a related insurance or indemnity recovery is not recorded in accordance with GAAP, but for which such insurance or indemnity recovery is reasonably expected to be received by Holdings or one of its Subsidiaries that is a Loan Party in a subsequent calculation period and within one (1) year of the date of the underlying loss.

“Intellectual Property”: as defined in the Guarantee and Collateral Agreement.

“Intercreditor Agreement”: a customary intercreditor agreement that is either (A) substantially in the form of Exhibit J, or (B) reasonably agreed between the Administrative Agent and the Borrower, so long as the Administrative Agent has not received, on or prior to the fifth (5th) Business Day after the date such agreement is provided to the Lenders, written notice of objection to such intercreditor agreement from Lenders comprising the Required Lenders (it being agreed that the posting of such proposed agreement to the Lenders shall be accompanied by an instruction that any Lender that provides such written notice of objection shall accompany such objection with a description of the terms such Lender does not view as customary).

“Interest Payment Date”: (a) with respect to any ABR Loan (other than a Swing Loan), the last day of each March, June, September and December and the Revolving Termination Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Revolving Termination Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the final scheduled maturity date of such Term Benchmark Loan and (d) with respect to any Swing Loan, the day that such Loan is required to be repaid and the final scheduled maturity date of such Swing Loan.

“Interest Period”: with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Notice of Borrowing or Notice of Conversion/Continuation. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of Revolving Loans, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments”: as defined in Section 7.7.

“IRS”: the Internal Revenue Service, or any successor thereto.

“Issue”: with respect to any Letter of Credit, to issue, extend the expiration date of (including by failure to object to any automatic extension by the last day such objection is permitted), increase the available balance of, or reduce or eliminate any scheduled decrease in the available balance of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“JPMorgan”: as defined in the preamble hereto.

“L/C Advance”: with respect to any Revolving Lender, such Revolving Lender’s funding of its participation in any Issuance of any Letter of Credit in accordance with its pro rata share.

“L/C Commitment”: with respect to (i) JPMorgan, $4,383,561.65, (ii) Bank of America, N.A., $4,109,589.04, (iii) Capital One, National Association, $4,109,589.04, (iv) Goldman Sachs Bank USA, $4,109,589.04, (v) Barclays Bank PLC, $3,287,671.23 and (vi) with respect to any other L/C Issuer, such amount as may be mutually agreed between the Borrower and such L/C Issuer and notified in writing to the Administrative Agent by such parties.

“L/C Exposure”: means, at any time, with respect to any Revolving Lender, the sum of such Revolving Lender’s participation interest in (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (ii) the aggregate principal amount of all L/C Reimbursement Obligations in respect of Letters of Credit which have been drawn and are required to be reimbursed pursuant to Section 3.1(e).

“L/C Issuer”: JPMorgan, Bank of America, N.A., Capital One, National Association, Goldman Sachs Bank USA, Barclays Bank PLC and any Lender or an Affiliate thereof or a bank or other legally authorized Person that agrees to act as an issuer of Letters of Credit hereunder, in such capacity.

“L/C Reimbursement Agreement”: as defined in Section 3.1(a)(iii).

“L/C Reimbursement Date”: as defined in Section 3.1(e).

“L/C Reimbursement Obligation”: for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof or to Administrative Agent, as and when matured, to pay all amounts drawn under such Letter of Credit. For example, the aggregate amount of L/C Reimbursement Obligations with respect to an undrawn $100 Letter of Credit would be equal to $100.

“L/C Request”: as defined in Section 3.1(b).

“L/C Sublimit”: as defined in Section 3.1(a)(i).

“LCT Election”: as defined in Section 1.4.

“LCT Test Date”: as defined in Section 1.4.

“Lead Arrangers”: JPMorgan, Bank of America, N.A., Capital One, National Association and Goldman Sachs Bank USA, in their roles as joint lead arrangers and joint bookrunners.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any L/C Issuer and the Swing Lender.

“Letter of Credit”: documentary or standby letters of credit Issued for the account of the Borrower by L/C Issuers pursuant to Section 3.1(a) hereof, and bankers’ acceptances issued by the Borrower in connection therewith.

“Letter of Credit Fee”: as defined in Section 2.6(c).

“Letter of Credit Obligations”: all outstanding obligations incurred by Administrative Agent and Lenders, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit at the request of the Borrower by L/C Issuers or the purchase of a participation as set forth in Section 3.1 with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Administrative Agent and Lenders thereupon or pursuant thereto.

“Liabilities”: means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction”: (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, of any assets, business or Person, or any other Investment involving one or more of the Borrower and its Subsidiaries permitted by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock requiring notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Fee Letter, each L/C Reimbursement Agreement, each Notice of Borrowing, each Notice of Conversion/Continuation, any other documents related thereto signed by a Loan Party in favor of the Administrative Agent and/or any Lender in connection with this Agreement and/or Bank Services so long as such document is expressly designated in writing by such Loan Party as a “Loan Document”, and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.10, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“LTM Consolidated Adjusted EBITDA”: as of any date of determination, the aggregate amount of Consolidated Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters of Holdings and its consolidated Subsidiaries ending prior to the date of such determination for which financial statements have been delivered pursuant to Section 6.1(a) or (b) (determined for any fiscal quarter (or portion thereof) ending prior to the Closing Date); provided that:

(1)            if, since the beginning of such period, Holdings or any Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder (any such disposition, a “Sale”) (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated Adjusted EBITDA for such period shall be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) attributable thereto for such period;

(2)            if, since the beginning of such period, Holdings or any Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”) (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)            if, since the beginning of such period, any Person became a Subsidiary or was merged or consolidated with or into Holdings or any Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by Holdings or a Subsidiary since the beginning of such period, Consolidated Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated cost savings, operating expense reductions or cost synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a Responsible Officer of the Borrower; provided that, with respect to cost savings, operating expense reductions or cost synergies relating to any Sale, Purchase or other transaction, such cost savings, operating expense reductions and cost synergies are reasonably expected by the Borrower to be realized within 24 months after the consummation of any such Sale, Purchase or other transaction; provided that the aggregate amount of pro forma adjustments with respect to cost savings, operating expense reductions and cost synergies pursuant to this definition, together with other amounts added back pursuant to item (z) of the definition of “Consolidated Adjusted EBITDA,” in each case, for any four fiscal quarter period shall not exceed 25.0% of Consolidated Adjusted EBITDA for such four fiscal quarter period (determined after giving effect to any pro forma adjustment with respect to cost savings, operating expense reductions and cost synergies pursuant to this definition and any adjustment pursuant to item (z) of the definition of “Consolidated Adjusted EBITDA”).

“Management Investors”: the current or former management members, officers, directors, employees and other members of the management of Topco or any other Parent Company, Holdings, the Borrower or any of their respective Subsidiaries, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of “Permitted Holders”, such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of Topco or any other Parent Company, Holdings, the Borrower or any of their respective Subsidiaries (including any options, warrants or other rights in respect thereof).

“Majority Revolving Lenders”: at any time, (a) if only one Revolving Lender holds the Total Revolving Commitments at such time, such Revolving Lender, both before and after the termination of such Revolving Commitment; and (b) if more than one Revolving Lender holds the Total Revolving Commitment, at least two Revolving Lenders who hold more than 50% of the Total Revolving Commitments or, at any time after the termination of the Revolving Commitments when such Revolving Commitments were held by more than one Revolving Lender, at least two Revolving Lenders who hold more than 50% of the Total Revolving Extensions of Credit then outstanding (including, without duplication, any drawn but unreimbursed L/C Reimbursement Obligations)); provided that the Revolving Commitments of, and the portion of the Revolving Loans and Letter of Credit Obligations as held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Revolving Lenders; provided further that a Lender and its Affiliates shall be deemed one Lender.

“Market Capitalization”: an amount equal to (i) the total number of issued and outstanding shares of capital stock of the Borrower, Holdings, Topco or any other Parent Company on the date of declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on the New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the thirty (30) consecutive trading days immediately preceding the date of declaration of such dividend.

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities or financial condition of Holdings and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies, taken as a whole, of the Administrative Agent or any Lender under the Loan Documents, or of the ability of Holdings and its Subsidiaries, taken as a whole, to perform their payment obligations under any Loan Document to which any is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of the Loan Documents, taken as a whole, to which it is a party (other than to the extent resulting from an action or failure to act by the Administrative Agent or any Lender).

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, at levels known to be hazardous to human health and safety.

“Maximum Incremental Facilities Amount”: at any date of determination, the sum of:

(i)             with respect to the incurrence or issuance of, without duplication, Incremental Commitments or Indebtedness pursuant to Section 7.2(t), an amount equal to the greater of (x) $189,000,000 and (y) 100.0% of LTM Consolidated Adjusted EBITDA (amounts incurred pursuant to this clause (i), the “Cash Capped Incremental Facility”), plus

(ii)            an unlimited amount if, at the Borrower’s option (except as otherwise provided in the final parenthetical of this clause (ii)), either (x) after giving effect to the incurrence of such amount or (y) on the date of effectiveness of the commitment to lend such additional amount, after giving pro forma effect to the incurrence of the entire committed amount of such additional amount, (I) if such Indebtedness is secured by a Lien on an equal priority basis with the Liens on the Collateral securing the Obligations hereunder, either (x) the Secured Net Leverage Ratio shall not exceed 4.00 to 1.00 or (y) in the case of Indebtedness being incurred to finance, or otherwise incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger, amalgamation or consolidation of any Person with or into Holdings or any Subsidiary, or any other Investment permitted by this Agreement, either (1) the Secured Net Leverage Ratio shall not exceed 4.00 to 1.00 or (2) the Secured Net Leverage Ratio would equal or be less than the Secured Net Leverage Ratio immediately prior to giving effect thereto, (II) if such Indebtedness is secured by a Lien on a junior priority basis with the Liens on the Collateral securing the Obligations, either (x) the Secured Net Leverage Ratio shall not exceed 4.50 to 1.00 or (y) in the case of Indebtedness being incurred to finance, or otherwise incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger, amalgamation or consolidation of any Person with or into Holdings or any Subsidiary, or any other Investment permitted by this Agreement, either (1) the Secured Net Leverage Ratio shall not exceed 4.50 to 1.00 or (2) the Secured Net Leverage Ratio would equal or be less than the Secured Net Leverage Ratio immediately prior to giving effect thereto, or (III) if such Indebtedness is secured by assets that are not Collateral or is unsecured, either (x) the Total Net Leverage Ratio shall not exceed 4.50 to 1.00 or (y) in the case of Indebtedness being incurred to finance, or otherwise incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger, amalgamation or consolidation of any Person with or into Holdings or any Subsidiary, or any other Investment permitted by this Agreement, either (1) the Total Net Leverage Ratio shall not exceed 4.50 to 1.00 or (2) the Total Net Leverage Ratio would equal or be less than the Total Net Leverage Ratio immediately prior to giving effect thereto (amounts incurred pursuant to this clause (ii), the “Ratio Incremental Facility”) (in each case calculated (x) without netting the cash proceeds of any such incurrence, (y) in the case of any revolving facility or letter of credit facility, as though fully drawn on such date, and (z) excluding amounts incurred in accordance with the clause (i) above) (it being understood that if pro forma effect is given to the entire committed amount of any such additional amount on the date of initial borrowing of such Indebtedness or the date of effectiveness of the commitment to fund such Indebtedness, (x) such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause and (y) such committed amount shall be treated as fully drawn solely for purposes of calculating any Incurrence Based Amounts (including any Financial Incurrence Tests)), plus

(iii)           an amount equal to the aggregate amount of all voluntary prepayments, repayments and redemptions of (x) any Incremental Term Loans (including, for the avoidance of doubt, any prepayments under Section 2.8) or any term loans permitted to be incurred pursuant to Section 7.2(t) that are secured by a Lien on an equal priority basis with the Liens on the Collateral securing the Obligations hereunder and (y) Revolving Commitments, Incremental Revolving Commitments or any revolving facility permitted to be incurred pursuant to Section 7.2(t) that is secured by a Lien on an equal priority basis with the Liens on the Collateral securing the Obligations hereunder (including, for the avoidance of doubt, permanent commitment reductions under Section 2.7) to the extent accompanied by a permanent reduction in the commitments therefor (including, in each case under clauses (x) or (y), purchases of such Indebtedness by Holding and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of such Indebtedness shall be deemed to be the aggregate principal amount of the Indebtedness so prepaid, repaid or redeemed), in each case other than from the proceeds of long-term Indebtedness (other than revolving Indebtedness)) (amounts incurred pursuant to this clause (iii), the “Voluntary Prepayment Incremental Facility”).

For the avoidance of doubt, for purposes of any determination of the “Maximum Incremental Facilities Amount,” the principal amount of any outstanding Indebtedness shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any other Indebtedness.

“Minority Lender”: as defined in Section 10.1(b).

“Moody’s”: Moody’s Investors Service, Inc. and its successors and assigns.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien granted under a Security Document or any other Lien on Collateral that is pari passu with or junior to the Liens securing the Obligations hereunder) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by or with respect to the Borrower or any Guarantor in connection with such Asset Sale or Recovery Event in the taxable year that such Asset Sale or Recovery Event (including any tax distribution to Topco permitted under Section 7.6(e)) is consummated, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes and, with respect to any Asset Sale, net of amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Delayed Draw Term Loan Commitments”: as defined in Section 2.25(a).

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Affected Lenders or all Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders (or a majority of the relevant group of Affected Lenders).

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Not Otherwise Applied” means, with reference to the amount of any Net Cash Proceeds of any issuance of Capital Stock and/or the amount of any capital contribution to Holdings, that such amount was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was contingent on the receipt or availability of such amount.

“Note”: an Incremental Term Loan Note, a Swingline Note or a Revolving Loan Note.

“Notice of Borrowing”: a request by the Borrower for a Borrowing of Revolving Loans in accordance with Section 2.5, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Notice of Conversion/Continuation”: a request by the Borrower to convert or continue a Borrowing of Revolving Loans in accordance with Section 2.10, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent, the L/C Issuer, the Swing Lender, any other Lender, any Bank Services Provider, and any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Bank Services Agreement, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent, any L/C Issuer, the Swing Lender, any Bank Services Provider under a Bank Services Agreement, and any Qualified Counterparty under a Specified Swap Agreement that are required to be paid by any Loan Party pursuant any Loan Document, Bank Services Agreement or Specified Swap Agreement) or otherwise.

“OFAC”: as defined in Section 4.23(a).

“Organizational Documents”: with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Company”: any Person of which Holdings is a direct or indirect Subsidiary.

“Pari Passu Indebtedness”: as defined in Section 7.2(t).

“Participant”: as defined in Section 10.6(d).

“Participant Register”: as defined in Section 10.6(d).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Funding Rules”: the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Single Employer Plans and Multiemployer Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Permitted Acquisition”: as defined in Section 7.7(i).

“Permitted Holders”: any of the following: (a) any of the Management Investors, (b) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the Persons specified in clause (a) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50.0% of the total voting power of the Capital Stock of Holdings or the Relevant Parent Entity, as applicable, held by such “group”), and any other Person that is a member of such “group”; and (c) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of Holdings or the Relevant Parent Entity, as applicable.

“Permitted Refinancing”: Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 7.2(d), (e), (h), (q), (s) and/or (t) that:

(a)            has an aggregate outstanding principal amount and, in respect of any deferred draw or revolving Indebtedness, an aggregate committed principal amount not greater than the aggregate outstanding principal amount or aggregate committed principal amount (whichever is higher) of the Indebtedness being refinanced or extended, except by an amount equal to (x) the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection therewith plus (y) the principal amount of such Indebtedness permitted to be incurred under another clause of Section 7.2 (and, if clause (y) is applicable, such Indebtedness reduces the amount available under such other clause of Section 7.2);

(b)           other than with respect to Indebtedness of the type described in Section 7.2(e), has a weighted average life to maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended;

(c)            is not entered into as part of a sale leaseback transaction;

(d)            is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended (it being understood that individual financings of specific equipment provided by one lender may be cross collateralized to other financings of specific equipment provided by such lender or its affiliates) or is unsecured;

(e)            to the extent applicable, is payment and/or lien subordinated to the Obligations at least to the same extent and in the same manner as the Indebtedness being refinanced or extended; and

(g)            is otherwise on terms reasonably acceptable to the Borrower; provided that, if the terms of such refinancing or extending Indebtedness is not consistent with the terms of the Indebtedness being refinanced or extended, such terms shall either (a) not be more favorable, taken as a whole, to the lenders or providers of such refinancing or extending Indebtedness unless (i) the Lenders also receive the benefit of such more favorable terms pursuant to an amendment to the Loan Documents entered into by the Borrower and the Administrative Agent and reasonably satisfactory (solely as to form) to the Administrative Agent (and the Lenders hereby direct the Administrative Agent to effect such an amendment, without the further consent of any Lender notwithstanding anything to the contrary in Section 10.1) and (ii) any such terms apply only after the latest maturity date of the Revolving Loans and the Incremental Term Loans or (b) such terms reflect market terms and conditions (taken as a whole) at the time of such incurrence, issuance or effectiveness (as determined in good faith by the Borrower, such determination to be conclusive).

“Permitted Seller Debt”: unsecured Indebtedness (other than earn-outs) owing to sellers of assets or Capital Stock by Holdings or any of its Subsidiaries that is incurred by Holdings or the applicable Subsidiary in connection with the consummation of one or more Permitted Acquisitions or other Investments permitted under Section 7.7 so long as (a) with respect to any such Indebtedness that requires payment of cash interest or principal payments while any Obligations remain outstanding, the aggregate principal amount for all such unsecured Indebtedness does not exceed the greater of $19,000,000 and 10% of LTM Consolidated Adjusted EBITDA at any one time outstanding, and (b) any such Indebtedness is subordinated to the Obligations pursuant to a subordination agreement.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA that any Group Member or any Commonly Controlled Entity sponsors or maintains, or with respect to which any Group Member or any Commonly Controlled Entity has any liability or obligation.

“Properties”: as defined in Section 4.17(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor as any such exemption may be amended from time to time.

“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Counterparty”: a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Specified Swap Agreement) who has entered into a Specified Swap Agreement with a Loan Party (other than Holdings).

“Ratio Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount.”

“Recipient”: the Administrative Agent or a Lender, Swing Lender or L/C Issuer as applicable.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member or any tax refund finally received by a Loan Party.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term SOFR, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of Term SOFR or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register”: as defined in Section 10.6(c).

“Regulation S-X”: Regulation S-X promulgated under the Securities Act.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys, and advisors (including each insurance, environmental, legal, financial and other advisor) of such Person and of such Person’s Affiliates.

“Relevant Governmental Body”: Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or any successor thereto.

“Relevant Parent Entity”: any Parent Company that is not a Subsidiary of any other Parent Company.

“Replacement Lender”: as defined in Section 2.20.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under applicable regulations.

“Required Lenders”: at any time, (a) if only one Lender holds the outstanding Incremental Term Loans (if any) and the Revolving Commitments, such Lender; and (b) if more than one Lender that is not a Defaulting Lender holds the outstanding Incremental Term Loans (if any) and Revolving Commitments, then at least two such Lenders who hold more than 50% of the sum of (i) the aggregate unpaid principal amount of the Incremental Term Loans (if any) then outstanding, and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that for the purposes of this clause (b), the outstanding principal amount of the Incremental Term Loans (if any) held by any Defaulting Lender and the Revolving Commitments of, and the portion of the Revolving Loans, Letter of Credit Obligations and participations in Swing Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that a Lender and its Affiliates shall be deemed one Lender.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer, controller or comptroller or any other executive officer of any Person, as applicable, or other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement and shall include any secretary or assistant secretary of such Person, but in any event, with respect to financial matters, the chief financial officer, treasurer, president, vice president of finance, controller or comptroller of such Person, as applicable. Unless otherwise indicated, “Responsible Officer,” when used herein, shall refer to a Responsible Officer of the Borrower.

“Restricted Debt”: as defined in Section 7.19.

“Restricted Debt Payments”: as defined in Section 7.19.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Payment / Restricted Debt Payment Conditions”: with respect to any Restricted Payment made pursuant to Section 7.6(i) or (k) or any Restricted Debt Payment made pursuant to Section 7.19(e) or (f), that:

(a)            (x) in the case of any Restricted Payment made pursuant to Section 7.6(i) or any Restricted Debt Payment made pursuant to Section 7.19(e), no Event of Default under Section 8.1(a) or Section 8.1(f) shall have occurred and be continuing at the time such Restricted Payment or Restricted Debt Payment is made or would result therefrom (except to the extent funded with amounts included in clause (iii) of the definition of “Available Amount”) and (y) in the case of any Restricted Payment made pursuant to Section 7.6(k) or any Restricted Debt Payment made pursuant to Section 7.19(f), no Event of Default under Section 8.1(a) or Section 8.1(f) shall have occurred and be continuing at the time of such Restricted Payment or Restricted Debt Payment is made or would result therefrom, and

(b)            with respect to Restricted Payments paid under Section 7.6(k) and Restricted Debt Payments paid under Section 7.19(f), immediately after giving effect to such Restricted Payment or Restricted Debt Payment, Holdings and its Subsidiaries shall have a trailing four quarter Total Net Leverage Ratio, measured on a pro forma basis as if such Restricted Payment or Restricted Debt Payment (and any Indebtedness incurred in connection therewith) was paid or outstanding as of the last day of the most recently ended fiscal quarter for which financial statements were required to be delivered under Section 6.1(a) or (b) of not more than 3.75:1.00.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit and Swing Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1B or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder). The original amount of the Total Revolving Commitments on the Closing Date is $200,000,000.

“Revolving Commitment Period”: the period from (and including) the Closing Date to (and excluding) the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, plus (b) such Lender’s then outstanding L/C Exposure, plus (c) such Lender’s then outstanding participation in Swing Loans.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans or participations in Swing Loans or Letter of Credit Obligations.

“Revolving Loan” and “Revolving Loans”: as defined in Section 2.4(a).

“Revolving Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Revolving Loan Note”: a promissory note in the form of Exhibit G-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding.

“Revolving Termination Date”: August 12, 2029.

“RFR Loan”: means a Loan that bears interest at a rate based on Daily Simple SOFR.

“S&P”: Standard & Poor’s Ratings Group, Inc. and its successors and assigns.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanctioned Country”: as defined in Section 4.23(a).

“Sanctions”: as defined in Section 4.23(a).

“SDN List”: as defined in Section 4.23(a).

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Indebtedness”: as defined in Section 7.2(t).

“Secured Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Secured Net Indebtedness as of such date, divided by (b) LTM Consolidated Adjusted EBITDA.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any L/C Issuer in its capacity as L/C Issuer and the Swing Lender), each Bank Services Provider and any Qualified Counterparties.

“Secured Swap Agreement Obligations”: as to any Person, all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), of a Loan Party arising under any Specified Swap Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, any Intercreditor Agreement entered into pursuant to the terms hereof, and all other documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer of any Person, as applicable.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date”: has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Loan”: a Loan that bears interest based on Term SOFR.

“SOFR Rate Day”: has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Tranche”: the collective reference to SOFR Loans under a particular Facility, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Solvency Certificate”: the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent pursuant to Section 5.1(j), which Solvency Certificate shall be in substantially the form of Exhibit H.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured in the ordinary course, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature in the ordinary course. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Event of Default”: any Event of Default under Section 8.1(a) or, solely with respect to the Borrower or Holdings, Section 8.1(f).

“Specified Investment”: any Permitted Acquisition and/or any Investment permitted by Sections 7.7(p), (t), (u), (w) and/or (x).

“Specified Swap Agreement”: any Swap Agreement between a Loan Party (other than Holdings) and a Qualified Counterparty, in effect on the Closing Date or entered into thereafter, to the extent that (x) JPMorgan or any of its Affiliates is the Qualified Counterparty or (y) the Borrower and such Qualified Counterparty have notified Administrative Agent in writing of the intent to include the obligations of such Loan Party arising under such Swap Agreement as Secured Swap Agreement Obligations, and such Qualified Counterparty shall have acknowledged and agreed to the terms contained herein applicable to Secured Swap Agreement Obligations.

“Subordinated Indebtedness”: the Indebtedness of any Loan Party that is subordinated to the Obligations pursuant to a customary subordination agreement containing subordination terms (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to the Administrative Agent which has not been objected to by the applicable Required Lenders within five (5) Business Days of having been provided to the Lenders (which shall be deemed acceptable to the Required Lenders) (it being agreed that the posting of such proposed agreement to the Lenders shall be accompanied by an instruction that any Lender that provides such written notice of objection shall accompany such objection with a description of the terms such Lender does not view as customary).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a, direct or indirect, Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor”: each Subsidiary of the Borrower or Holdings (other than Borrower and any Excluded Subsidiary) that guarantees the Obligations.

“Successor Borrower”: as defined in Section 7.4(e).

“Supplemental Revolving Commitments”: as defined in Section 2.25(a).

“Supplemental Term Loan Commitments”: as defined in Section 2.25(a).

“Supplemental Term Loans”: term loans made in respect of Supplemental Term Loan Commitments.

“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from bid, performance or surety bonds issued on behalf of Holdings and its Subsidiaries as support for, among other things, their contracts with customers, each in the ordinary course of business, whether such indebtedness is owing directly or indirectly by Holdings and its Subsidiaries.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower and its Subsidiaries shall be deemed to be a “Swap Agreement.”

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).

“Swing Lender”: each in its capacity as Swing Lender hereunder, JPMorgan or, upon the resignation of JPMorgan as Administrative Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Administrative Agent (or, if there is no such successor Administrative Agent, the Required Lenders) and the Borrower, to act as the Swing Lender hereunder.

“Swing Loan”: as defined in Section 3.2(a).

“Swingline Commitment”: $10,000,000.

“Swingline Note”: a promissory note of the Borrower payable to the Swing Lender, in substantially the form of Exhibit G-3 hereto, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Request”: as defined in Section 3.2(b).

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”: used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to Term SOFR.

“Term SOFR Determination Day”: the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR”: with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Topco”: as defined in the preamble hereto, and any successor thereto.

“Topco Guarantee Agreement”: the Topco Guarantee Agreement (substantially in the form of Exhibit A-2) dated as of the Closing Date by Topco in favor of the Administrative Agent (as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof).

“Total Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Net Indebtedness as of such date, divided by (b) LTM Consolidated Adjusted EBITDA.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Trade Date”: is defined in Section 10.6(b)(i)(B).

“Transferee”: any assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a SOFR Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“United States” or “U.S.”: the United States of America.

“Unsecured/Non-Collateral Indebtedness”: as defined in Section 7.2(t).

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime”: as defined in Section 10.21.

“U.S. Tax Compliance Certificate”: as defined in Section 2.17(f).

“Voluntary Prepayment Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount.”

“Withholding Agent”: as applicable, any of any applicable Loan Party and the Administrative Agent, as the context may require.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-in Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-in Legislation that are related to or are ancillary to any of those powers.

1.2            Other Definitional Provisions.

(a)            Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)            As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), provided that (x) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be “incurred” by such Subsidiary at the time it becomes a Subsidiary, (y) accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will be deemed not to be an “incurrence” of Indebtedness and (z)  any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed “incurred” at the time of original issuance of the Indebtedness at the original principal amount thereof, (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (vi) references to any law (including by succession of comparable successor laws) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law and (vii) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated, refinanced or otherwise modified from time to time. Notwithstanding the foregoing, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value” and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(c)            The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)            Any Responsible Officer executing any Loan Document or any other certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as a Responsible Officer on behalf of the applicable Loan Party and not in an individual capacity.

(f)            The outstanding amount of any Investment shall mean the original cost of such Investment plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayment in cash of principal in the case of any Investment in the form of a loan or advance and any return of capital received by the investor in cash in the case of any equity Investment (but not in excess of the amount of the relevant initial Investment).

(g)           When the performance of any covenant, duty or obligation is stated to be due or required on or prior to a specified date (including any date that is tied to a number of days before or after the occurrence of one or more events) which is not a Business Day (including reporting obligations and obligations relating to the provision and/or maintenance of collateral and/or guarantees that are due on a specified date (including any date that is tied to a number of days before or after the occurrence of one or more events), but excluding, for the avoidance of doubt, the obligations of the Group Members to comply with the obligations set forth in Section 7), the date of such performance shall extend to the immediately succeeding Business Day; it being understood that payments are governed by Section 2.15(d).

(h)           Any reference herein or in any other Loan Document to (i) a transfer, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership, including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law (collectively, a “Division”), as if it were a transfer, assignment, sale or transfer, or similar term, as applicable, to a separate Person, (ii) a merger, consolidation, amalgamation or consolidation, or similar term, shall be deemed to apply to a Division, or an allocation of assets to a series of a limited liability company or a limited partnership, or the unwinding of such a Division or allocation, as if it were a merger, consolidation, amalgamation or consolidation or similar term, as applicable, with a separate Person and (iii) if any new Person comes into existence in connection with a Division, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

(i)            Notwithstanding anything to the contrary herein,

(i)            in calculating any Incurrence Based Amounts (including any Financial Incurrence Tests), any (x) Revolving Loans (or loans under any other revolving facility) concurrently incurred, (y) Indebtedness concurrently incurred to fund original issue discount and/or upfront fees and (z) amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Amount (including under the Cash Capped Incremental Facility) in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under the applicable Incurrence Based Amount, in each case of the foregoing clauses (x), (y) and (z), shall not be given effect in calculating the applicable Incurrence Based Amount (but giving pro forma effect to all applicable and related transactions (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases and redemptions of Indebtedness) and all other pro forma adjustments); provided that, notwithstanding anything contained herein to the contrary, if the Borrower, at its option, has elected to incur Indebtedness being incurred on the date of determination (x) in part under a Financial Incurrence Test that requires compliance with a Total Net Leverage Ratio and/or Secured Net Leverage Ratio, as applicable, and (y) in part under a separate Financial Incurrence Test (which, for the avoidance of doubt, may not be based on the same Total Net Leverage Ratio and/or Secured Net Leverage Ratio, as applicable, as the Financial Incurrence Test described in clause (x) above) that requires compliance with a Total Net Leverage Ratio and/or Secured Net Leverage Ratio, as applicable, any such Indebtedness Incurred in reliance on the Financial Incurrence Test described in clause (y) above, shall be disregarded for purposes of determining compliance with the Financial Incurrence Test described in clause (x) above; and

(ii)           if any incurrence-based financial ratios or tests (including, without limitation, any Total Net Leverage Ratio, and/or Secured Net Leverage Ratio tests) (“Financial Incurrence Tests”) would be satisfied in any subsequent Fiscal Quarter following the utilization of either (x) fixed baskets, exceptions or thresholds (including baskets measured as a percentage of LTM Consolidated Adjusted EBITDA) that do not require compliance with a financial ratio or test (“Fixed Amounts”) or (y) baskets, exceptions and thresholds that require compliance with a financial ratio or test (including, without limitation, any Secured Net Leverage Ratio and Total Net Leverage Ratio tests) (any such amounts, “Incurrence Based Amounts”), then the reclassification of actions or transactions (or portions thereof), including the reclassification of utilization of any Fixed Amounts as incurred under any available Incurrence Based Amounts, shall be deemed to have automatically occurred even if not elected by the Borrower (unless the Borrower otherwise notifies the Administrative Agent).

1.3           Rounding.

Any financial ratios required to be maintained by Holdings and its Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

1.4           Limited Condition Transactions.

(a)           In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement, including any provision which requires that no Default, Event of Default, Specified Event of Default or specified Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default, Specified Event of Default or specified Default or Event of Default, as applicable, exists on the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock is given. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any Default, Event of Default, Specified Event of Default or specified Default or Event of Default, as applicable, occurs following the date (x) a definitive agreement for the applicable Limited Condition Transaction was entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default, Specified Event of Default or specified Default or Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b)           In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)            determining compliance with any provision of this Agreement which requires the calculation of the Secured Net Leverage Ratio or the Total Net Leverage Ratio or any other financial measure;

(ii)           testing baskets set forth in this Agreement (including baskets measured as a percentage of LTM Consolidated Adjusted EBITDA); or

(iii)          any other determination as to whether any such Limited Condition Transaction and any related transactions (including any financing thereof) complies with the covenants or agreements contained in this Agreement;

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive Fiscal Quarters of the Borrower ending prior to the LCT Test Date for which consolidated financial statements of the Borrower (or, as applicable, any Parent Company) are available, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with; provided, that (a) if financial statements for one or more subsequent Fiscal Quarters or fiscal years shall have been delivered pursuant to Section 6.1, the Borrower may elect, in its sole discretion, to re-determine all such ratios, baskets or amounts on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, baskets or amounts and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, baskets or amounts (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including any incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof). For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in exchange rates or in Consolidated Adjusted EBITDA of the Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the Incurrence or discharge of Indebtedness or Liens, or the making of Restricted Payments, Asset Sale, mergers, amalgamations, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower on or following the relevant LCT Test Date and prior to the earlier of the date on which (1) such Limited Condition Transaction is consummated, (2) the definitive agreement for, or firm offer in respect of, such Limited Condition Transaction (if an acquisition or investment) is terminated or expires without consummation of such Limited Condition Transaction or (3) such notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock is revoked or expires without consummation, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) have been consummated.

1.5           Foreign Exchange Calculations.

(a)            For purposes of any determination under Section 6, Section 7 (other than Section 7.1 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) and/or Section 8 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the Dollar equivalent amount of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such Foreign Currency, as in effect at 11:00 a.m. (local time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date that such Indebtedness was (x) incurred (in the case of any term Indebtedness) or (y) first committed (in the case of any revolving or deferred draw Indebtedness); provided, that if any Indebtedness is incurred (and, if applicable, Liens granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Liens granted) does not exceed the outstanding principal amount or, with respect to any revolving Indebtedness, committed amount, of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred or payable in connection with such refinancing or replacement, (y) any existing commitment unutilized thereunder and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i); it being understood and agreed for the avoidance of doubt that the determination of exchange rates for the calculation of compliance with Section 7.1 and any financial ratio for purposes of taking any action hereunder is governed by clause (b) below.

(b)            For purposes of Section 7.1 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 6.1(a) or (b), as applicable, (or most recently delivered with respect to any date of determination that is not the last day of a Fiscal Quarter) for the relevant period.

1.6           Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2
AMOUNT AND TERMS OF COMMITMENTS

2.1           [Reserved].

2.2           [Reserved].

2.3           [Reserved].

2.4           Revolving Commitments.

(a)            Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount with respect to all such Revolving Extensions of Credit of such Lender at any one time outstanding do not exceed the amount of such Lender’s Revolving Commitment. In addition, the amount of the Total Revolving Extensions of Credit outstanding at such time shall not exceed the Total Revolving Commitments in effect at such time. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and re-borrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.10.

(b)            The Borrower shall repay all outstanding Revolving Loans and Swing Loans on the Revolving Termination Date.

2.5           Procedure for Revolving Loan Borrowing . The Borrower may borrow up to the Available Revolving Commitment under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 11:00 A.M., Eastern time, (a) three (3) Business Days prior to the requested Borrowing Date, in the case of a borrowing of Term Benchmark Loans, or (b) one (1) Business Day prior to the requested Borrowing Date, in the case of a borrowing of ABR Loans (provided that any such Notice of Borrowing of ABR Loans under the Revolving Facility to finance payments in respect of Letters of Credit under Section 3.1 may be given not later than 10:00 A.M., Eastern time, on the date of the proposed borrowing), in each such case specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of SOFR Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv) instructions for remittance of the proceeds of the applicable Loans to be borrowed. Each borrowing under the Revolving Commitments shall be in an amount equal to, in the case of ABR Loans, $100,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $100,000, such lesser amount). Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the applicable Loan Funding Office prior to 12:00 noon, Eastern time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders, and in like funds as received by the Administrative Agent. In lieu of delivering a written notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed borrowing under this Section 2.5; provided that such notice shall be promptly confirmed in writing by delivery of a written notice to the Administrative Agent on or before the applicable funding date (but in any case prior to funding). Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.5 prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to Term SOFR, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.14(a) and 2.14(f)), as applicable.

2.6           Fees.

(a)           Fee Letter. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.

(b)           Commitment Fee. As additional compensation for the Total Revolving Commitments, the Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders, a fee for the Borrower’s non-use of available funds under the Revolving Facility (the “Commitment Fee”), payable quarterly in arrears commencing on the fifteenth (15th) day following the second full fiscal quarter after the Closing Date (subject to Section 2.15(d)), and on the fifteenth (15th) day following the last day of each calendar quarter occurring thereafter prior to the Revolving Termination Date, and on the Revolving Termination Date, in an amount equal to the Commitment Fee Rate multiplied by the average unused portion of the Total Revolving Commitments. The unused portion of the Total Revolving Commitments, for purposes of this calculation, shall equal the difference between (i) the Total Revolving Commitments (as reduced from time to time), and (ii) the sum of the average for the period of the daily closing balance of the Revolving Loans outstanding, the aggregate undrawn amount of all outstanding Letters of Credit and the aggregate amount of all drawn and unreimbursed L/C Reimbursement Obligations.

(c)           Letter of Credit Fee. The Borrower agrees to pay to Administrative Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Administrative Agent or Lenders hereunder or fees otherwise paid by the Borrower, all reasonable costs and expenses incurred by Administrative Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the daily undrawn available balance of all outstanding Letters of Credit, multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are SOFR Loans. Such fee shall be paid to Administrative Agent for the benefit of the Revolving Lenders in arrears, on the fifteenth (15th) day of each calendar quarter (commencing with the fifteenth (15th) day following the second full fiscal quarter after the Closing Date) (subject to Section 2.15(d))) and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrower shall pay to Administrative Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer's or prospective L/C Issuer's customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued, in each case to the extent such L/C Issuer or prospective L/C Issuer is charging such amounts to similarly situated borrowers.

(d)           [Reserved]

(e)           [Reserved].

(f)            Fees Nonrefundable. All fees payable under this Section 2.6 shall be fully earned on the date paid and nonrefundable.

2.7           Termination or Reduction of Total Revolving Commitments.

(a)           The Borrower shall have the right, upon not less than three (3) Business Days’ written notice delivered to the Administrative Agent, to terminate the Total Revolving Commitments or, from time to time, to reduce the amount of the Total Revolving Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans to be made on the effective date thereof the amount of the Total Revolving Extensions of Credit then outstanding would exceed the Total Revolving Commitments then in effect (as so reduced); provided further that if such written notice indicates that the termination or the reduction, as applicable, of the Total Revolving Commitments is conditioned upon the occurrence of an event, such written notice may be revoked by written notice to the Administrative Agent on or prior to the date of the proposed termination or reduction if the relevant event has not occurred. Any such reduction shall be in an amount equal to $100,000, or a whole multiple in excess thereof (or such lesser amount outstanding), and shall reduce permanently the Total Revolving Commitments then in effect; provided that, if in connection with any such reduction or termination of the Total Revolving Commitments a SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Any reduction of the Total Revolving Commitments shall be applied to the Revolving Commitments of each Lender according to its respective Revolving Percentage. All fees accrued until the effective date of any termination of the Total Revolving Commitments shall be paid on the effective date of such termination. A permanent reduction of the Total Revolving Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit or the Swingline Commitment; provided that the L/C Sublimit and/or the Swingline Commitment, as applicable, shall be permanently reduced by the amount thereof in excess of the Total Revolving Commitment.

(b)           [Reserved].

2.8            Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., Eastern time, three (3) Business Days prior thereto, in the case of Term Benchmark Loans, and no later than 11:00 A.M., Eastern time, one (1) Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of the proposed prepayment; provided that if a SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18; provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing or another specified event, and/or otherwise conditioned upon the occurrence of an event, such notice of prepayment may be revoked if the financing is not consummated or the relevant event has not occurred; provided further, that prior written notice shall not be required with respect to any prepayment of Revolving Loans or Swing Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid.

2.9           [Reserved].

2.10         Conversion and Continuation Options.

(a)           The Borrower may elect from time to time to convert SOFR Loans to ABR Loans by giving the Administrative Agent prior notice in a Notice of Conversion/Continuation of such election no later than 11:00 A.M., Eastern time, on the Business Day preceding the proposed conversion date; provided that any such conversion of SOFR Loans may only be made on the last day of an Interest Period with respect thereto (it being understood and agreed that the Borrower may convert any such SOFR Loans on another date as long as the Borrower makes any payments required under Section 2.18). The Borrower may elect from time to time to convert ABR Loans (other than Swing Loans) to SOFR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 11:00 A.M., Eastern time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a SOFR Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           Subject to Sections 2.14 and 2.16, any SOFR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice in a Notice of Conversion/Continuation to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no SOFR Loan may be continued as such when any Event of Default has occurred and is continuing; and provided further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.11         Limitations on SOFR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of SOFR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the SOFR Loans comprising each SOFR Tranche shall be equal to (i) with respect to Incremental Term Loans (if any), $500,000 or a whole multiple of $100,000 in excess thereof, and (ii) with respect to Revolving Loans, $100,000 or whole multiples in excess thereof; and (b) no more than eight (8) (or such greater number consented to by Administrative Agent) SOFR Tranches shall be outstanding at any one time.

2.12         Interest Rates and Payment Dates.

(a)           Each SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Term SOFR determined for such day plus the Applicable Margin; provided, that Swing Loans may not be SOFR Loans.

(b)           Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)           (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or any L/C Reimbursement Obligation owing shall not be reimbursed when due (including through a Revolving Loan under Section 3.1(f)), all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.12 plus two percent (2.00%) (and the Letter of Credit Fee that would otherwise be applicable shall correspondingly be increased by two percent (2.00%)), and (ii) if all or a portion of any interest payable on any Loan or any unused line fee or other amount payable hereunder (including any Letter of Credit Fee) shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus two percent (2.00%) (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus two percent (2.00%)), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such overdue amount is paid in full (as well after as before judgment).

(d)           Interest on the outstanding principal amount of each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.12(c) shall be payable from time to time on demand.

2.13         Computation of Interest and Fees.

(a)            Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of Term SOFR. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.13(a).

2.14         Inability to Determine Interest Rate; Benchmark Transition(a).

(a)           Inability to Determine Interest Rate. Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Daily Simple SOFR; or

(ii)   the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Conversion/Continuation in accordance with the terms of Section 2.10 or a new Notice of Borrowing in accordance with the terms of Section 2.5, (1) any Notice of Conversion/Continuation that requests the conversion of any Borrowing of Revolving Loans to, or continuation of any Borrowing of Revolving Loans as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be a Notice of Conversion/Continuation or a Notice of Borrowing, as applicable, for (x) an RFR Borrowing so long as Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Notice of Borrowing that requests an RFR Borrowing shall instead be deemed to be a Notice of Borrowing, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to the relevant rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Conversion/Continuation in accordance with the terms of Section 2.10 or a new Notice of Borrowing in accordance with the terms of Section 2.5, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b)           Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)           Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)           The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)           Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

2.15         Pro Rata Treatment and Payments.

(a)           Each borrowing by the Borrower from the Revolving Lenders hereunder, each payment by the Borrower on account of any unused line fee and any reduction of the Revolving Commitments shall be made pro rata according to the Revolving Percentages.

(b)           Except as otherwise provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Incremental Term Loans (if any) shall be made pro rata according to the outstanding principal amount of the Incremental Term Loans (if any) then held by the respective Incremental Term Loan Lenders. Except as otherwise provided herein, the amount of each mandatory principal prepayment of the Incremental Term Loan (if any) shall be applied to reduce the then remaining installments of the Incremental Term Loans (if any) on a pro rata basis. The amount of each optional prepayment of the Incremental Term Loans (if any) shall be applied to the remaining installments of the Incremental Term Loans (if any) as directed by the Borrower. Amounts prepaid on account of the Incremental Term Loans (if any) may not be re-borrowed.

(c)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders. For clarification, if a payment made by Borrower is less than the amount of principal and interest then due with respect to Incremental Term Loans (if any) and Revolving Loans on such date, such payment shall be applied in accordance with Section 8.3.

(d)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 A.M., Eastern time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars and in immediately available funds (it being understood that a payment received in full at any time on the date when due shall not result in a Default or Event of Default pursuant to Section 8.1(a)). The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Subject to Section 2.15(j) below, if any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day (it being agreed and understood that to the extent such next succeeding Business Day falls in a new Fiscal Quarter, such payment shall be deemed made as of the last day of such immediately preceding Fiscal Quarter for purposes of calculating compliance with Section 7.1 only if such payment is actually made on such next succeeding Business Day). If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at a rate equal to the NYFRB Rate from time to time in effect. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Swing Lender or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower is making such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Swing Lender or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, the Swing Lender or L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate from time to time in effect. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Loan Party.

(g)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h)           The obligations of the Lenders hereunder to (i) make Incremental Term Loans (if any), (ii) make Revolving Loans, (iii) to fund its Letter of Credit Obligations and participations in Swing Loans, and (iv) make payments pursuant to Section 10.5(c), as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 10.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.5(c).

(i)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(j)            Notwithstanding anything to the contrary herein, no prepayment of a SOFR Loan hereunder shall be made on any day that is not a U.S. Government Securities Business Day, and if any prepayment to be made by the Borrower shall fall due on a day that is not a U.S. Government Securities Business Day, payment shall be made on the next succeeding U.S. Government Securities Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

(k)            If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it or its Letter of Credit Obligations, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Incremental Term Loan Percentage or Revolving Percentage, as applicable, of such payment on account of the Loans or participations obtained by all of the Lenders, upon becoming aware of such excess recovery, such Lender shall forthwith advise the Administrative Agent of the receipt of such payment, and within five (5) Business Days of such receipt purchase (for cash at face value) from the other relevant Incremental Term Loan Lenders (if any), Revolving Lenders or L/C Issuers, as applicable (through the Administrative Agent), without recourse, such participations in the relevant Incremental Term Loans (if any) or Revolving Loans made by them and/or Letter of Credit Obligations held by them, as applicable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with their respective Incremental Term Loan Percentages or Revolving Percentages, as applicable; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the Borrower from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15(k) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.15(k) shall be required to implement the terms of this Section 2.15(k). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.15(k) and shall in each case notify the relevant Lenders of Incremental Term Loans (if any), the Revolving Lenders or the L/C Issuers, as applicable, following any such purchase. The provisions of this Section 2.15(k) shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 3.1(h), or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Letter of Credit Obligations to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

(l)            Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, upon written notice to the Borrower, make a Revolving Loan in an amount equal to the portion of the Obligations constituting interest and fees from time to time due and payable to itself, any Revolving Lender or the L/C Issuer, and apply the proceeds of any such Revolving Loan to those Obligations; provided that after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments.

(m)          If an Event of Default shall have occurred and be continuing, (i) at any time at the Administrative Agent’s or Required Lenders’ election, or (ii) upon the acceleration of the Obligations or other exercise of remedies in accordance with Section 8.2 hereof or the maturity of the Loans, the Administrative Agent shall apply any payments received in respect of the Obligations and all or any part of any proceeds of Collateral, in payment of the Obligations in accordance with Section 8.2 hereof.

2.16         Illegality; Requirements of Law.

(a)           Illegality. If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund SOFR Loans, or to determine or charge interest rates based upon Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the secured overnight finance market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all SOFR Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)           Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)           shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender (except any reserve requirement reflected in Term SOFR); or

(iii)          impose on any Lender or the secured overnight finance market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans determined with reference to Term SOFR or of maintaining its obligation to make such Loans, or to increase the cost to such Lender or such other Recipient of issuing or participating in Letters of Credit, or to reduce any amount receivable or received by such Lender or other Recipient hereunder in respect thereof (whether in respect of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient and delivery of the certificate described in Section 2.16(e) below, the Borrower shall promptly pay such Lender or other Recipient, as the case may be, any additional amounts necessary to compensate such Lender or other Recipient, as the case may be, for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c)           If any Lender reasonably determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or Letter of Credit Obligations held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or such Lender’s holding company would have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will, upon the request of and delivery of the certificate described in Section 2.16(e) below by such Lender or other Recipient, pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(d)            For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives in connection therewith are deemed to have gone into effect and been adopted after the date of this Agreement, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(e)           A certificate setting forth in reasonable detail the basis of and calculations of as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due pursuant to this Section 2.16 on any such certificate within 30 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.16, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 (i) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect or (ii) for any amounts, if such Lender is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other credit agreements to similarly situated borrowers. The Administrative Agent or applicable Lender shall notify the Borrower promptly after the happening of an event giving rise to the termination of any such increased cost described in this Section 2.16. The obligations of the Borrower arising pursuant to this Section 2.16 shall survive the Discharge of Obligations and the resignation of the Administrative Agent.

2.17         Taxes.

For purposes of this Section 2.17, the term “Lender” includes the L/C Issuer and the term “applicable law” includes FATCA.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law and the Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.17. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes. Each of Holdings and the Borrower shall, and each of Holdings and the Borrower shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.

(c)           Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)           Indemnification by Loan Parties. The Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes) other than any interest, fees or penalties resulting from (as determined by a final and non-appealable judgment of a court of competent jurisdiction or as documented in any settlement agreement) the gross negligence, bad faith or willful misconduct of such Recipient, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If any Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. Notwithstanding anything to the contrary in this Section 2.17, the Borrower shall not be required to indemnify a Lender pursuant to this Section 2.17 for any Indemnified Taxes payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim indemnification therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.

(e)           Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed originals of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)          Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(g)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) to the extent the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the Discharge of Obligations.

2.18         Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any actual loss or expense that such Lender sustains or incurs as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of SOFR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (other than solely as a result of the failure of the Administrative Agent or a Lender to make a Revolving Loan or Incremental Term Loan (if any) required to be made pursuant to the terms hereof), (b) default by the Borrower in making any prepayment of or conversion from SOFR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of SOFR Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification shall not exceed an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate of the Administrative Agent or a Lender as to any amounts payable and showing in reasonable detail the calculation of and the basis for such amounts pursuant to this Section 2.18 shall be submitted to the Borrower by any Lender and shall be conclusive in the absence of manifest error. This covenant shall survive the Discharge of Obligations.

2.19         Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16(b), Section 2.16(c), Section 2.17(a) or Section 2.17(d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, in each case, with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal, regulatory or other disadvantage; provided further that nothing in this Section  2.19 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.16(b), Section 2.16(c), Section 2.17(a) or Section 2.17(d). The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrower.

2.20         Substitution of Lenders. Upon the receipt by the Borrower or occurrence of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a)           a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.17 or of increased costs pursuant to Section 2.16 (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19 or is a Non-Consenting Lender);

(b)           a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c)           notice from the Administrative Agent that a Lender is a Defaulting Lender; or

(d)           any Lender shall be a Non-Consenting Lender or a Minority Lender;

then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Commitments; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitments (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.18 that result from the acquisition of any Affected Lender’s Loan and/or Commitments (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any SOFR Loans then outstanding. The Affected Lender replaced pursuant to this Section 2.20 shall be required to assign and delegate (and each Lender hereby grants the Administrative Agent a power of attorney to execute such assignment on behalf of each Lender that is an Affected Lender), without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitments upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.18 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.20, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section 2.20, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.21         Defaulting Lenders.

(a)           Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definitions of Majority Revolving Lenders and Required Lenders.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to be held as Cash Collateral for the funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) be held as Cash Collateral for the future funding obligations of such Defaulting Lender of any participation in any future Letter of Credit; sixth, to the payment of any amounts owing to any L/C Issuer, the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any L/C Issuer, the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.6 for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B)           Each Defaulting Lender shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.6(c).

(C)           With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Letter of Credit Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such Letter of Credit Fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Letter of Credit Fee.

(iv)          Reallocation of Pro Rata Share to Reduce Fronting Exposure. If any Revolving Lender is a Defaulting Lender, all or a portion of such Defaulting Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that Issued such Letter of Credit) and reimbursement obligations with respect to Swing Loans shall, at the election of Administrative Agent at any time or upon the Borrower’s, Swing Lender’s or any L/C Issuer’s written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Defaulting Lenders pro rata in accordance with their Revolving Percentages (calculated as if the Defaulting Lender’s Revolving Percentage was reduced to zero and each other Revolving Lender’s (other than any other Defaulting Lender’s) Revolving Percentage had been increased proportionately), provided that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Commitment.

(v)           Cash Collateral. If the reallocation described in clause (iv) above is not, cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 3.1(h).

(b)           Defaulting Lender Cure. If the Borrower, the Administrative Agent, and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)           New Letters of Credit. So long as any Lender is a Defaulting Lender no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it will have no Fronting Exposure in respect of Letters of Credit after giving effect thereto.

(d)           Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Revolving Commitment of any Revolving Lender that is a Defaulting Lender (subject to the prior written consent of the Administrative Agent, not to be unreasonably withheld or delayed), and in such event the provisions of Section 2.21(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the L/C Issuer, or any other Lender may have against such Defaulting Lender.

2.22        [Reserved].

2.23         Notes. If so requested by any Lender by written notice to the Borrower (through the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.24        [Reserved].

2.25         Incremental Facilities

(a)           So long as no Specified Event of Default exists or would arise therefrom, the Borrower shall have the right, at any time and from time to time after the Closing Date, (i) to request new term loan commitments, including delayed draw term loan commitments (the “New Delayed Draw Term Loan Commitment”), under one or more new term loan credit facilities to be included in this Agreement (the "Incremental Term Loan Commitments"), (ii) to increase existing term loans under this Agreement by requesting new term loan commitments to be added to an existing tranche of term loans under this Agreement (the “Supplemental Term Loan Commitments”), (iii) to increase the existing Revolving Commitments by requesting new Revolving Commitments be added to an existing tranche of existing Revolving Commitments (the “Supplemental Revolving Commitments”), (iv) to request new commitments under one or more new revolving facilities to be included in this Agreement (the “Incremental Revolving Commitments”) and (v) to request new letter of credit facility commitments under one or more new letter of credit facilities to be included in this Agreement (the “Incremental Letter of Credit Commitments” and, together with the Incremental Term Loan Commitments, Supplemental Term Loan Commitments, Supplemental Revolving Commitments and Incremental Revolving Commitments, the “Incremental Commitments"), provided that, (i) (x) the aggregate amount of Incremental Commitments (other than New Delayed Draw Term Loan Commitments if the Borrower, at its option, has elected to establish such New Delayed Draw Term Loan Commitments in compliance with the immediately following subclause (y)) permitted pursuant to this Section 2.25 shall not exceed, at the time the respective Incremental Commitment becomes effective (and after giving effect to the Incurrence of Indebtedness in connection therewith and the application of proceeds of any such Indebtedness, including to refinance other Indebtedness), the Maximum Incremental Facilities Amount and (y) if the Borrower, at its option, has elected to establish New Delayed Draw Term Loan Commitments in compliance with this subclause (y), the aggregate amount of such New Delayed Draw Term Loan Commitments shall be unlimited at the time such New Delayed Draw Term Loan Commitments are established; provided that, (A) term loans may only be incurred in respect of such New Delayed Draw Term Loan Commitments if, at the time of Incurrence thereof (and after giving effect to the application of proceeds of any such term loans to refinance any other Indebtedness), the Maximum Incremental Facilities Amount at such time would not be exceeded, (B) prior to the time that any such New Delayed Draw Term Loan Commitments are funded, any such New Delayed Draw Term Loan Commitments that have not yet been funded shall not be included in the determination of “Required Lenders” (except for the purposes of any amendment or waiver of the conditions to funding of such New Delayed Draw Term Loan Commitments) and (C) to the extent that pro forma effect is given to the entire committed amount of any such New Delayed Draw Term Loan Commitments pursuant to the last parenthetical of clause (ii) of the definition of “Maximum Incremental Facilities Amount” at the time of effectiveness of such commitment, such New Delayed Draw Term Loan Commitments shall be treated as fully drawn solely for purposes of calculating any Incurrence Based Amounts (including any Financial Incurrence Tests) governing the drawings of such New Delayed Draw Term Loan Commitments and (ii) if any portion of an Incremental Commitment (or any term loan incurred in respect of New Delayed Draw Term Loan Commitments) is to be incurred in reliance on clause (ii) of the definition of “Maximum Incremental Facilities Amount”, a Senior Officer or another Responsible Officer of the Borrower shall have delivered (or, in the case of any term loan Incurred in respect of New Delayed Draw Term Loan Commitments, as a condition to the funding of such term loans) a certificate to the Administrative Agent, certifying compliance with the financial test set forth in such clause on each date of funding of such term loans (unless pro forma effect is given to the entire committed amount of any such New Delayed Draw Term Loan Commitments pursuant to the last parenthetical of clause (ii) of the definition of “Maximum Incremental Facilities Amount”, in which case such certificate shall be delivered concurrently with the date of effectiveness of such commitment). Any loans made in respect of any such Incremental Commitment (other than Supplemental Term Loan Commitments and Supplemental Revolving Commitments) shall be made by creating a new tranche. Each Incremental Commitment made available pursuant to this Section 2.25 shall be in a minimum aggregate amount of at least $1,000,000 and in integral multiples of $500,000 in excess thereof (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion).

(b)           Each request from the Borrower pursuant to this Section 2.25 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution, an “Additional Incremental Lender,” and the Additional Incremental Lenders together with any existing Lender providing Incremental Commitments, the “Incremental Lenders”); provided that the consent of the Administrative Agent and (in the case of a Supplemental Revolving Commitment) the consent of the Swing Lender (if any) or any L/C Issuer (in each case, such consent not to be unreasonably withheld, conditioned or delayed) shall be required. The Borrower may agree, in its sole discretion, to accept a lesser amount of any Incremental Commitment than originally requested. In the event there are Lenders and Additional Incremental Lenders that have committed to an Incremental Commitment in excess of the maximum amount requested (or permitted), then the Borrower shall have the right to allocate such commitments on whatever basis the Borrower determines is appropriate.

(c)           Supplemental Term Loan Commitments and Supplemental Revolving Commitments shall become commitments under this Agreement pursuant to a supplement specifying the tranche of term loans or Revolving Commitments to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit I-1 or in such other form as may be appropriate in the opinion of the Borrower and the Administrative Agent (the “Increase Supplement”) or by each Additional Incremental Lender substantially in the form attached hereto as Exhibit I-2 or in such other form as may be appropriate in the opinion of the Borrower and the Administrative Agent (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. Upon effectiveness of the Lender Joinder Agreement each Additional Incremental Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan or commitments made pursuant to such Supplemental Revolving Commitment shall be Revolving Commitments, as applicable. Each Increase Supplement and/or Lender Joinder Agreement may, without the consent of any other Lender, effect such amendments to any Loan Documents (including amendments to increase amortization payments or increase interest rate margins or add customary call protection provisions with respect thereto to allow for the applicable Incremental Loans to be fungible with an existing tranche of term loans hereunder) as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.25(c).

(d)           Incremental Commitments (other than Supplemental Term Loan Commitments and Supplemental Revolving Commitments) shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each applicable Incremental Lender and the Administrative Agent. An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.25; provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of Holdings other than the Loan Parties, and will be secured on a pari passu or (at the Borrower’s option, subject to the terms hereof) junior basis by the same Collateral securing the Obligations hereunder (so long as any such Incremental Commitments (and related Obligations) are subject to an Intercreditor Agreement) or (at the Borrower’s option) will be unsecured, (B) the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Obligations hereunder pursuant to a Subordination Agreement and (C) no Incremental Commitment Amendment may provide for (I) any Incremental Commitment or any Incremental Loans to be secured by any Lien on any asset that does not also secure the Obligations hereunder and (II) [reserved]; (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) the maturity date or weighted average life to maturity of any Incremental Commitment shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to the latest maturity date of (x) with respect to Incremental Revolving Commitments, Supplemental Revolving Commitments and Incremental Letter of Credit Commitments, the Revolving Loans and (y) with respect to Incremental Term Loan Commitments and Supplemental Term Loan Commitments, the Incremental Term Loans; (iv) [reserved]; (v) the interest rate margins and amortization schedule applicable to the loans made pursuant to the Incremental Commitments shall be determined by the Borrower and the applicable Incremental Lenders; (vi) such Incremental Commitment Amendment may provide (1) for the inclusion, as appropriate, of Additional Incremental Lenders in any required vote or action of the “Required Lenders” or of the Lenders of each tranche hereunder, (2) class voting and other class protections for any additional credit facilities; provided that no such class protection provisions shall directly and adversely impact any voting rights of any other Lenders and (3) for the amendment of certain definitions and provisions, in each case only to extend the maturity date and the weighted average life to maturity requirements with respect to the term loans; and (vii) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Borrower.

SECTION 3
LETTERS OF CREDIT AND SWING LOANS

3.1           Letters of Credit.

(a)            Conditions. On the terms and subject to the conditions contained herein, the Borrower may request that one or more L/C Issuers Issue, in accordance with such L/C Issuers’ usual and customary business practices, and for the account of any Subsidiary, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) ten (10) days prior to the Revolving Termination Date and (y) the date on which the Total Revolving Commitment shall terminate in accordance with the provisions of this Agreement (it being understood that Goldman Sachs Bank USA and Barclays Bank PLC shall not be required to issue any Letter of Credit that is not a standby letter of credit); provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(i)            (A) the Available Revolving Commitment would be less than zero, (B) the Letter of Credit Obligations for all Letters of Credit would exceed $20,000,000 (the “L/C Sublimit”) or (C) the Letter of Credit Obligations outstanding with respect to Letters of Credit Issued by such L/C Issuer would, unless otherwise agreed by such L/C Issuer, exceed such L/C Issuer’s L/C Commitment;

(ii)            the expiration date of such Letter of Credit (A) is more than one year after the date of Issuance thereof or (B) is later than five (5) Business Days prior to the Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its extension for additional periods not exceeding one year as long as (x) the Borrower and such L/C Issuer have the option to prevent such extension before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrower shall permit any such extension to extend such expiration date beyond the date set forth in clause (B) above;

(iii)            (A) any fee due in connection with, and on or prior to, such Issuance has not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (C) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower on behalf of the Loan Parties, the documents that such L/C Issuer generally uses in the ordinary course of business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”). This Agreement shall control in the event of any conflict with any L/C Reimbursement Agreement.

For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 5.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letters of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Administrative Agent or the Majority Revolving Lenders that any condition precedent contained in Section 5.2 is not satisfied (which notice shall contain a description of any such condition asserted not to be satisfied) and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender is a Defaulting Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Defaulting Lender has been replaced in accordance with Section 2.20, 2.21 or 10.6, (x) the Letter of Credit Obligations of such Defaulting Lender have been cash collateralized, (y) the Revolving Commitments of the other Lenders have been increased by an amount sufficient to satisfy Administrative Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Defaulting Lenders, or (z) the Letter of Credit Obligations of such Defaulting Lender have been reallocated to other Revolving Lenders in a manner consistent with Section 2.21.

(b)            Notice of Issuance. The Borrower shall give the relevant L/C Issuer and Administrative Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Administrative Agent not later than 2:00 p.m. Eastern time on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective L/C Issuer) substantially in the form of Exhibit L duly completed or in any other written form reasonably acceptable to such L/C Issuer (an “L/C Request”).

(c)            Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, each of the following on the following dates: (i) (A) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (B) immediately after any drawing under any such Letter of Credit or (C) immediately after any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment and Administrative Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (ii) upon the request of Administrative Agent (or any Revolving Lender through Administrative Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Administrative Agent; and (iii) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Administrative Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(d)            Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Revolving Percentage of such Letter of Credit Obligations.

(e)            Reimbursement Obligations of the Borrower. The Borrower agrees to pay to the L/C Issuer of any Letter of Credit, or to Administrative Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than (i) the immediately following Business Day if the Borrower receives notice from such L/C Issuer or from Administrative Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due before 2:00 p.m. Eastern time on the date such L/C Reimbursement Obligation becomes due or (ii) otherwise, the second Business Day following the date on which such the Borrower receives any such notice from the L/C Issuer or from Administrative Agent (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrower as provided in this clause (v) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Administrative Agent of such failure (and, upon receipt of such notice, Administrative Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable by the Borrower on demand with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are SOFR Loans and (B) thereafter until payment in full (including by way of the conversion of the relevant L/C Reimbursement Obligation to a Revolving Loan as provided in Section 3.1(f) below), at the interest rate specified in Section 2.12(c) to past due Revolving Loans that are ABR Loans (regardless of whether or not an election is made under such Section).

(f)            Reimbursement Obligations of the Revolving Lenders.

(i)            Upon receipt of the notice described in clause (e) above from Administrative Agent, each Revolving Lender shall pay to Administrative Agent for the account of such L/C Issuer its Revolving Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to Section 2.21(a)(iv)).

(ii)            By making any payment described in clause (i) above (other than during the continuation of an Event of Default under Section 8.1(f)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by Administrative Agent for the benefit of such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded.

(g)            Obligations Absolute. The obligations of the Borrower and the Revolving Lenders pursuant to clauses (d), (e) and (f) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (i) (A) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (B) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (C) any loss or delay, including in the transmission of any document, (ii) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Subsidiary) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (iii) in the case of the obligations of any Revolving Lender, (A) the failure of any condition precedent set forth in Section 5.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (B) any adverse change in the condition (financial or otherwise) of any Subsidiary and (iv) any other act or omission to act or delay of any kind of L/C Issuer, Administrative Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (g), constitute a legal or equitable discharge of any obligation of the Borrower or any Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrower’s right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law. Nothing herein shall excuse L/C Issuer for liability to the extent such liability has resulted primarily from the bad faith, gross negligence or willful misconduct of L/C Issuer under the terms of the applicable L/C Reimbursement Agreement as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(h)            Cash Collateral

(i)            Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has not been reimbursed by the Borrower or converted into a Revolving Loan pursuant to Section 3.1(f), or (ii) if, as of the Revolving Termination Date, any Letters of Credit for any reason remain outstanding, the Borrower shall, in each case, within one (1) Business Day, Cash Collateralize 105% of the then effective amount of all L/C Reimbursement Obligations (for example, in the case of an undrawn $100 Letter of Credit, the Loan Parties would be required to provide cash collateral in an amount at least equal to $105 with respect to such undrawn Letter of Credit). At any time that there shall exist a Defaulting Lender, within one (1) Business Day after the request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 105% all Fronting Exposure (unless (x) the Defaulting Lender has been replaced in accordance with the terms hereof, or (y) the Revolving Commitments of the other Lenders have been increased by an amount sufficient to satisfy the Administrative Agent that all Fronting Exposure will be covered by all Revolving Lenders that are not Defaulting Lenders after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(ii)            Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the L/C Issuer, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.1(h)(iii). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than 105% of the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(iii)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.1(h), Section 2.21 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Fronting Exposure, L/C Reimbursement Obligations and/or, if applicable, other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(iv)            Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default, and (B) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

3.2            Swing Loans.

(a)            Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties contained herein, the Swing Lender shall make Loans (each a “Swing Loan”) available to the Borrower under the Revolving Commitments from time to time on any Business Day during the period from the Closing Date through the Revolving Termination Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swing Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the Total Revolving Extensions of Credit outstanding at such time would exceed the Total Revolving Commitments in effect at such time, (y) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans and Swing Loans held by the Swing Lender (and if the Swing Lender is not also a Revolving Lender, by each of its Affiliates that is a Revolving Lender) would exceed the Revolving Commitment of such Swing Lender (and such Affiliates, if any) and (z) during the period commencing on the first Business Day after it receives notice from Administrative Agent or the Majority Revolving Lenders that one or more of the conditions precedent contained in Section 5.2 are not satisfied (which notice shall contain a description of any such condition asserted not to be satisfied) and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swing Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.2 have been satisfied or waived. Each Swing Loan shall be a ABR Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b)            Borrowing Procedures. In order to request a Swing Loan, the Borrower shall give to Administrative Agent a notice to be received not later than 2:00 p.m. on the day of the proposed borrowing, which shall be made in a writing (or transmit by electronic communication including an Approved Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent) substantially in the form of a Notice of Borrowing or in a writing in any other form reasonably acceptable to Administrative Agent duly completed (a “Swingline Request”). In addition, if any Notice of Borrowing of Revolving Loans requests a borrowing of ABR Loans, the Swing Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrower in an aggregate amount not to exceed such proposed borrowing, and the aggregate amount of the corresponding proposed borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Administrative Agent shall promptly notify the Swing Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swing Lender may make a Swing Loan available to the Borrower by making the proceeds thereof available to Administrative Agent and, in turn, Administrative Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(c)            Refinancing Swing Loans.

(i)            The Swing Lender may at any time (and shall no less frequently than once each week) forward a demand to Administrative Agent (which Administrative Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Administrative Agent, for the account of the Swing Lender, such Revolving Lender’s Revolving Percentage of the outstanding Swing Loans (as such amount may be increased pursuant to Section 2.21).

(ii)            Each Revolving Lender shall pay the amount owing by it to Administrative Agent for the account of the Swing Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Administrative Agent after 1:00 p.m. may, in Administrative Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by Administrative Agent of such payment (other than during the continuation of any Event of Default under Section 8.1(f)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swing Lender from Administrative Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 8.1(f), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Revolving Percentage of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swing Lender of any payment from any Revolving Lender pursuant to this clause (c) with respect to any portion of any Swing Loan, the Swing Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swing Lender with respect to such portion.

(d)            Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (c) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swing Lender, Administrative Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 5.2 to be satisfied or the failure of the Borrower to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Loan Party.

SECTION 4
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the L/C Issuer and the Lenders to enter into this Agreement, to make the Loans on the Closing Date and to make Loans and to Issue the Letters of Credit thereafter, Holdings and the Borrower hereby jointly and severally represent and warrant, on the Closing Date (solely to the extent required to be true and correct for such Extension of Credit pursuant to Section 5.1), and on every other date thereafter on which an Extension of Credit is made (solely to the extent required to be true and correct for such Extension of Credit pursuant to Section 5.2) to the Administrative Agent, the L/C Issuer and each Lender, as to themselves, each of their respective Subsidiaries and each other Loan Party, as applicable, that:

4.1            Financial Condition. The Existing Financial Statements present fairly in all material respects the consolidated financial condition of the applicable entity(ies) as at such date(s) specified on the financial statements, and the consolidated results of such entity’s(ies’) operations and consolidated cash flows for the respective fiscal years or lesser period of time then ended (subject to normal year-end audit adjustments in the case of unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2            No Change. Since December 31, 2023, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3            Existence; Compliance with Law. Each Group Member (a) is (i) duly organized and (ii) validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization (except, in the case of this clause (ii), other than with respect to the valid existence and good standing of any Loan Party (other than the Borrower and Holdings), where the failure of the same could not reasonably be expected to have a Material Adverse Effect), (b) has the power and authority, and the legal right, to own and operate its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, except where failure to have such power and authority or legal right would not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified or in good standing could reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except where failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

4.4            Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No material Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices described in Schedule 4.4, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5            No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate (a) any material Requirement of Law (except as set forth in Schedule 4.5 but including any Organizational Document of any Group Member) or (b) any material Contractual Obligation of any Group Member in any respect that would reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6            Litigation. No litigation, investigation (to the Loan Parties’ knowledge), or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7            No Default. On the Closing Date, no Default or Event of Default has occurred and is continuing.

4.8            Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, in each case, except those for which the failure to have such title or such leasehold interest could not be reasonably expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9            Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted, except for such failure to own or license Intellectual Property as could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim, unless such claim could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, the use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement or other violation could not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of Holdings or the Borrower, threatened to such effect.

4.10            Taxes. Each Group Member has filed or caused to be filed all Federal and state and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its properties by any Governmental Authority (other than (i) the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member or which liabilities do not exceed $2,000,000 in the aggregate and (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect).

4.11            Federal Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of such term under Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any margin stock within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12            Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13            ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) neither a Reportable Event, with respect to a Single Employer Plan, nor a failure to make any required contribution (including any required installment) under the Pension Funding Rules has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any such Single Employer Plan, and (ii) each Single Employer Plan has complied in all respects with the applicable provisions of ERISA and the Code. Each Single Employer Plan sponsored, maintained or contributed to by any Group Member or any Commonly Controlled Entity that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such plan is so qualified or may rely on an opinion letter issued by the Internal Revenue Service that such plan is so qualified, and nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualified status of such plan in any material respect; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; no Group Member nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability to Borrower under ERISA; the Borrower would not become subject to any material liability under ERISA if any Group Member or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date of this Agreement; to the knowledge of Holdings and the Borrower, no Multiemployer Plan to which any Group Member or any Commonly Controlled Entity has any liability is Insolvent and there has been no determination that any such Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; and no Group Member has engaged in any non-exempt “prohibited transaction”, as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Plan, that could reasonably be expected to subject any Group Member to a material liability, tax or penalty imposed by Section 409, 502(i), or 502(1) of ERISA or Section 4975 of the Code. Except as would not reasonably be expected to result in a Material Adverse Effect, neither no Group Member nor any Commonly Controlled Entity has incurred any liability (including any indirect, contingent or secondary liability) to or on account of any Plan pursuant to Sections 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Sections 436(f) or 4971 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan.

4.14            Investment Company Act. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. Except as set forth in Schedule 4.5, no Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15           Subsidiaries. As of the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) as of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as created by or permitted under, the Loan Documents.

4.16            Use of Proceeds. The proceeds of the Revolving Loans, the Swing Loans and the Incremental Term Loans (if any) will be used (i) to fund working capital and general corporate purposes, (ii) to fund Permitted Acquisitions and other permitted Investments, (iii) to refinance indebtedness (including under the Existing Credit Agreement), (iv) to pay transaction fees and expenses and/or (v) for any other purpose not prohibited by this Agreement and the Loan Documents, including, without limitation, Restricted Payments.

4.17            Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)            the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained (in each case to the knowledge of Holdings and the Borrower with respect to leased Properties), any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or would reasonably be expected to give rise to liability under, any Environmental Law;

(b)            no Group Member has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge that any such notice will be received or is being threatened;

(c)            Materials of Environmental Concern have not been transported or disposed of from the Properties (to the knowledge of Holdings and the Borrower with respect to leased Properties), in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)            no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)            there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would give rise to liability of Holdings or the Borrower under Environmental Laws;

(f)            the Properties and all operations at the Properties are (to the knowledge of Holdings and the Borrower with respect to leased Properties), in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business that would give rise to liability of Holdings or the Borrower under Environmental Laws; and

(g)            no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18            Accuracy of Information, etc. As of the Closing Date, all written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent and the Lenders on or prior to the Closing Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, does not contain as of the Closing Date any untrue statement of a material fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of Holdings and its Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about Holdings and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were prepared in good faith and based on assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information, projections and statements, and the assumptions on which they were based, may or may not prove to be correct.

4.19            Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest under U.S. law in the Collateral described therein and proceeds thereof to the extent required therein. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement and with respect to which a security interest can be perfected by such filing, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19, the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person to the extent such Lien can be perfected by such actions and filings (except (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 and (ii) in the case of Collateral consisting of Pledged Stock, Liens permitted by Section 7.3 arising by operation of law).

4.20            Solvency; Fraudulent Transfer. As of the Closing Date, the Loan Parties, on a consolidated basis are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.21            [Reserved].

4.22            Insurance. Each Loan Party maintains, with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.23            Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices.

(a)            Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all U.S., UK and European Union and other applicable economic sanctions laws, Executive Orders and implementing regulations (“Sanctions”) including as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. State Department, His Majesty’s Treasury of the United Kingdom, and the European Union. No Loan Party and no Subsidiary of a Loan Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a person who is otherwise the target of Sanctions, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions including, as of the date of this Agreement, the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea and Syria (a “Sanctioned Country”), or (iv) is 50% or more owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person described in the foregoing clauses (i), (ii) or (iii) such that, in each case, the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law.

(b)            Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable laws related to terrorism financing or money laundering (“Anti-Money Laundering Laws”) including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to material non-compliance with such Anti-Money Laundering Laws is pending or threatened to the knowledge of each Loan Party and each Subsidiary of each Loan Party.

(c)            Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”). None of the Loan Parties or any Subsidiary, nor to the knowledge of the Loan Party, any director, officer, agent, employee, or other person acting on behalf of the Loan Party or any Subsidiary, has taken any action, directly or indirectly, that would result in a material violation of applicable Anti-Corruption Laws.

(d)            Each Loan Party and each of their respective Subsidiaries maintains and implements policies and procedures reasonably designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

The representations and warranties set forth in Section 4.23 made by or on behalf of any Foreign Subsidiary are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary; it being understood and agreed that to the extent that any Foreign Subsidiary is unable to make any representation or warranty set forth in Section 4.23 as a result of its obligation to comply with such Requirements of Law and the application of this sentence, such Foreign Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent Requirement of Law relating to Sanctions and/or any Anti-Money Laundering Law and/or Anti-Corruption Law that is applicable to such Foreign Subsidiary in its relevant local jurisdiction of organization.

4.24            Capitalization. Schedule 4.24 sets forth the direct owner of all Capital Stock of Holdings, and the amount of Capital Stock held by such owner, as of the Closing Date.

4.25            [Reserved].

4.26            Senior Debt. All Obligations, including L/C Reimbursement Obligations, constitute senior Indebtedness entitled to the benefits of the subordination provisions applicable to all Subordinated Indebtedness.

SECTION 5
CONDITIONS PRECEDENT

5.1            Conditions to Effectiveness. Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of the Administrative Agent and the Lenders hereunder, it is understood and agreed that this Agreement shall not become effective, the Borrower shall have no rights under this Agreement, and the Lenders shall have no obligation to make Revolving Loans on the Closing Date, unless and until the following conditions are satisfied:

(a)            Loan Documents. The Administrative Agent and the Lenders shall have received fully executed copies of this Agreement and the other Loan Documents to be executed on the Closing Date and the Topco Guarantee Agreement (which, subject to Section 10.19, may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page).

(b)            Secretary’s or Managing Member’s Certificates; Certified Operating Documents; Good Standing Certificate. The Administrative Agent shall have received (a) a certificate of each Loan Party, dated the Closing Date and executed by the Secretary, Managing Member or equivalent officer of such Loan Party, substantially in the form of Exhibit C, with appropriate insertions and attachments, including (i) the Organizational Documents of such Loan Party, (ii) the relevant board resolutions or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party and (iii) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party and (b) a good standing certificate for each Loan Party certified as of a recent date by the appropriate Governmental Authority of its respective jurisdiction of organization.

(c)            Responsible Officer’s Certificates. The Administrative Agent shall have received a certificate signed by a Responsible Officer of Holdings, dated as of the Closing Date and in form and substance reasonably satisfactory to it, certifying that the conditions specified in Section 5.1(k), (l) and (m) have been satisfied.

(d)            Patriot Act. The Administrative Agent shall have received, prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, which information was reasonably requested by the Administrative Agent at least ten (10) Business Days prior to the Closing Date.

(e)            Beneficial Ownership Certificate. At least five days prior to the Closing Date, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then Borrower shall (if reasonably required by the Administrative Agent) have delivered a Beneficial Ownership Certification in relation to itself.

(f)            Collateral Matters.

(i)            Lien Searches. The Administrative Agent shall have received the results of recent lien searches in each of the jurisdictions reasonably requested by the Administrative Agent, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3, or Liens to be discharged on or prior to the Closing Date.

(ii)            Pledged Stock; Stock Powers; Pledged Notes. Except as set forth in Schedule 6.13, to the extent not previously delivered to the Administrative Agent, the Administrative Agent shall have received original versions of (A) the certificates representing the shares of Capital Stock pledged to the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (B) each promissory note (if any) pledged to the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(iii)            Filings, Registrations, Recordings, Agreements, Etc. Each document (including any UCC financing statements and Intellectual Property Security Agreements) required by the Loan Documents or reasonably requested by the Administrative Agent to be filed, executed, registered or recorded to create in favor of the Administrative Agent (for the benefit of the Secured Parties), a perfected first-priority Lien on the Collateral described therein (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed (if applicable) and delivered to the Administrative Agent in proper form for filing, registration or recordation.

(g)            Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date (including pursuant to the Fee Letter), and all reasonable and documented (in reasonable detail) out-of-pocket expenses, in each case, for which invoices have been presented at least two (2) Business Days before the Closing Date. All such amounts may be paid with proceeds of any Loans made on the Closing Date and, if applicable, will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h)            Legal Opinion. The Administrative Agent shall have received the following executed legal opinions, each in form and substance reasonably satisfactory to the Administrative Agent: (i) executed legal opinion of Debevoise & Plimpton LLP, counsel to the Loan Parties and (ii) executed legal opinion of Richards, Layton & Finger, P.A., special Delaware counsel to certain of the Loan Parties.

(i)            Borrowing Notice. The Administrative Agent shall have received, in respect of any Revolving Loans to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.5.

(j)            Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from the Chief Financial Officer of Borrower.

(k)            No Material Adverse Effect. Since December 31, 2023, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(l)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date, except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and (ii) to the extent such representations and warranties are qualified by materiality in the text thereof, in which case they shall be true and correct in all respects.

(m)            No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date.

(n)            Termination of Existing Credit Agreement. Prior to or substantially simultaneously with the Closing Date, any obligations under the Existing Credit Agreement shall be repaid in full, all commitments thereunder shall be terminated, and all guarantees and liens thereunder and any related Loan Documents (as such term is defined in the Existing Credit Agreement) shall be terminated.

(o)            Existing Financial Statements. The Administrative Agent shall have received the Existing Financial Statements (it being acknowledged that the Existing Financial Statements on Form 10-K or 10-Q, as applicable, filed with the SEC are deemed to satisfy this clause (o)).

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Closing Date or, if any extension of credit on the Closing Date has been requested, such Lender shall not have made available to the Administrative Agent on or prior to the Closing Date such Lender’s Revolving Percentage of such requested extension of credit.

5.2            Conditions to Each Extension of Credit. The agreement of each Lender to make any Revolving Loan or Swing Loan requested to be made by it and of the L/C Issuer to Issue Letters of Credit on any date after the Closing Date is subject to the satisfaction of the following conditions precedent:

(a)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and (ii) to the extent such representations and warranties are qualified by materiality in the text thereof, in which case they shall be true and correct in all respects.

(b)            No Default. No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the extensions of credit requested to be made on such date.

(c)            Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing (other than with respect to the issuance of, or drawing under, or otherwise in connection with, a Letter of Credit) in connection with any such request for extension of credit which complies with the requirements hereof.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6
AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, until the Discharge of Obligations, each of the Borrower and Holdings shall, and shall cause (except in the case of the covenants set forth in Sections 6.1, 6.2 and 6.7)) each of its Subsidiaries (to the extent applicable) to:

6.1            Financial Statements. Furnish to the Administrative Agent for distribution to each Lender:

(a)            as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2024) (or such longer period as would be permitted by the SEC if Holdings or the Borrower (or any direct or indirect parent company of Holdings or the Borrower whose financial statements satisfy the reporting obligations under this Section 6.1(a)) were then subject to SEC reporting requirements as a non-accelerated filer), a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth, commencing with such financial statements delivered for the fiscal year ending December 31, 2024 in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (other than a “going concern” or like qualification or exception with respect to, resulting from or arising solely on account of (i) an upcoming maturity or termination date of any Loan or other Indebtedness permitted hereunder or (ii) any potential (but not actual) inability to satisfy any financial maintenance covenant included in this Agreement or any other Indebtedness of any Group Member), by BDO USA, LLP, any “Big Four” accounting firm, any other independent certified public accountant of nationally recognized standing or any other independent certified public accountant that is reasonably acceptable to the Administrative Agent; and

(b)            as soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter of each fiscal year) of Holdings (commencing with the Fiscal Quarter ending September 30, 2024) (or such longer period as would be permitted by the SEC if Holdings or the Borrower (or any direct or indirect parent company of Holdings or the Borrower whose financial statements satisfy the reporting obligations under this Section 6.1(b)) were then subject to SEC reporting requirements as a non-accelerated filer), the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and of cash flows for such Fiscal Quarter and the portion of the fiscal year through the end of such Fiscal Quarter setting forth in each case, commencing with the Fiscal Quarter ending September 30, 2024 in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and footnote disclosures).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Notwithstanding the foregoing or anything to the contrary in this Agreement, the obligations in paragraphs (a) and (b) of this Section 6.1 may instead, at the election of the Borrower in its sole discretion, be satisfied with respect to any financial statements of Holdings or the Borrower by furnishing (A) the applicable financial statements of any direct or indirect parent company of Holdings or the Borrower or (B) any such parent company’s Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange (or posted on such parent company’s website or the website address that the Borrower may furnish to the Administrative Agent in writing from time to time), in each case, within the time periods specified in such paragraphs and without any requirement to provide notice of such filing to the Administrative Agent or any Lender; provided that, with respect to each of clauses (A) and (B), (i) to the extent (1) such financial statements relate to any such parent company and (2) either (I) such parent company (or any subsidiary of such parent company (other than Holdings and/or any of its Subsidiaries)) has any third party Indebtedness and/or operations (as determined by the Borrower in good faith and other than any operations that are attributable solely to such parent company’s ownership of Holdings, the Borrower and its subsidiaries) or (II) there are material differences (as determined by the Borrower in good faith) between the financial statements of such parent company and its consolidated subsidiaries, on the one hand, and Holdings, the Borrower and its consolidated subsidiaries, on the other hand, such financial statements or Form 10-K or Form 10-Q, as applicable, shall be accompanied by unaudited consolidating information that summarizes in reasonable detail the differences between the information relating to such parent company and its consolidated subsidiaries, on the one hand, and the information relating to Holdings, the Borrower and its consolidated subsidiaries on a stand-alone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 6.1(a), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 6.1(a).

6.2            Certificates; Reports; Other Information. Furnish to the Administrative Agent, for distribution to each Lender:

(a)            [Reserved];

(b)            concurrently with the delivery of any financial statements pursuant to Section 6.1(b) and pursuant to Section 6.1(a), (i) a Compliance Certificate (x) containing all information and calculations reasonably necessary for determining compliance by the Borrower with the provisions of Section 7.1 as of the last day of the Fiscal Quarter of Holdings (it being understood and agreed that delivery of a completed Compliance Certificate substantially in the form of Exhibit B shall satisfy the requirement in this clause (x)) and (y) stating that a Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such Compliance Certificate, and (ii) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any material Intellectual Property consisting of United States patents, trademarks and/or copyrights (or applications therefor) issued to or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (ii) (or, in the case of the first such report so delivered, since the Closing Date);

(c)            [reserved];

(d)            within five (5) days after the same are sent, copies of all financial statements and reports that any Guarantor or the Borrower sends to the holders of any class of its debt securities, Indebtedness contemplated by Section 7.2(g) or Section 7.2(t) (in each case, solely to the extent that such Indebtedness has an individual aggregate principal amount in excess of $19,000,000 and 10.0% of LTM Consolidated Adjusted EBITDA), or public equity securities and, within five (5) days after the same are filed, copies of all financial statements and reports that Guarantor or the Borrower may make to, or file with, the SEC;

(e)            upon request by the Administrative Agent, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law, in each case, that could reasonably be expected to have a Material Adverse Effect on any of the Governmental Approvals or otherwise on the operations of the Group Members taken as a whole; and

(f)            promptly, such additional financial and other information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary (including, but not limited to, (i) any change in the name and jurisdiction of organization of any Subsidiary and (ii) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners in such certificate), or compliance with this Agreement, in each case, as the Administrative Agent or the Required Lenders may from time to time reasonably request.

6.3            Taxes. File or cause to be filed all Federal and state and other tax returns that are required to be filed, in each case, taking into account any applicable extensions, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.4            Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or 7.5 and except (other than with respect to the Borrower in the case of clause (i) above) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (d) prevent any of the Governmental Approvals from being revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term to the extent such revocation, rescission, suspension, modification or nonrenewal has, or could reasonably be expected to have, a Material Adverse Effect; (e) maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions; provided that the requirements set forth in this Section 6.4(e), as they pertain to compliance by any Foreign Subsidiary with any US sanctions administered by OFAC, the USA PATRIOT ACT and the FCPA are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary in its relevant local jurisdiction that would limit or prohibit such compliance; and (f) pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon the Collateral or other material obligations or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral (other than Liens permitted under Section 7.3), except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that that no such tax, assessment, charge, levy or claim need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, with respect to which reserves have been taken in conformity with GAAP, and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

6.5            Maintenance of Property; Insurance. (a)  Keep all property necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies of similar size and which are similarly situated and engaged in the same or a similar business.

6.6            Inspection of Property; Books and Records; Discussions. (a)  Keep proper books of records and account in which full, true and correct entries, in all material respects, that permit the preparation of financial statements in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Group Members, taken as a whole and (b) permit representatives of the Administrative Agent (x) to visit and inspect any of its properties and examine and, to the extent not unreasonably interfering with the ordinary business operations of the Group Members, make abstracts from any of its books and records and (y) to discuss the business, operations, properties and financial condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants, in each case, at reasonable times during normal business hours and with reasonable advance notice thereof; provided that (a) except during the continuation of an Event of Default, only one such visit per year shall be at the Borrower’s expense, and (b) during the continuation of an Event of Default, the Administrative Agent or its representatives may do any of the foregoing at the Borrower’s expense; and provided further that representatives of the Borrower or any other Group Member may be present during any such visits, discussions and inspections. Notwithstanding the foregoing or anything to the contrary in this Agreement, none of Holdings, the Borrower or any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Requirement of Law or any binding agreement; provided that the Borrower agrees to use commercially reasonable efforts to overcome any such Requirement of Law or any binding agreement, or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided that in the event that the Borrower does not provide information that otherwise would be required to be provided hereunder in reliance on the exclusions in this paragraph relating to violation of any obligation of confidentiality, the Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality).

6.7            Notices. The Borrower shall:

(a)            Promptly, but no later than five (5) Business Days, give notice to the Administrative Agent of the occurrence of any Default or Event of Default known to any Senior Officer of the Borrower;

(b)            within five (5) Business Days, give notice to the Administrative Agent of any (i) default or event of default under any Contractual Obligation of any Group Member that could reasonably be expected to have a Material Adverse Effect, (ii) event of default under any Indebtedness described in Section 7.2(t) (in each case, solely to the extent that such Indebtedness has an individual aggregate principal amount in excess of $19,000,000 and 10.0% of LTM Consolidated Adjusted EBITDA) or (iii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority that could reasonably be expected to have a Material Adverse Effect;

(c)            within five (5) Business Days, give notice to the Administrative Agent of any litigation or proceeding affecting any Group Member (i) that would reasonably be expected to have a Material Adverse Effect, (ii) in which injunctive or similar relief is sought in a manner that could reasonably be expected to result in a Material Adverse Effect or (iii) which relates to any Loan Document;

(d)            within thirty (30) days after the Borrower or Holdings knows or has reason to know thereof and if such event would reasonably be expected to result in a Material Adverse Effect, give notice to the Administrative Agent of: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan, the determination that any Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA, the termination of any Single Employer Plan by any Group Member or any Commonly Controlled Entity, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the termination of any Single Employer Plan by any Group Member or any Commonly Controlled Entity under Section 4041(c) of ERISA, the adoption of any new Single Employer Plan by any Group Member or any Commonly Controlled Entity, the adoption of any amendment to a Single Employer Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or the commencement of contributions by any Group Member or any Commonly Controlled Entity to any Plan that is subject to the Pension Funding Rules, or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Group Member or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Multiemployer Plan;

(e)            within five (5) Business Days, give notice to the Administrative Agent of any development or event that has had a Material Adverse Effect;

(f)            promptly deliver to the Administrative Agent copies of all information required to be reported to the PBGC under Section 4010 of ERISA and such other documents, notices or governmental reports of filings relating, to any Single Employer Plan as the Administrative Agent shall reasonably request; and

(g)            promptly following, any request therefor, deliver to the Administrative Agent copies of any documents or notices described in Sections 101 (k) or (l) of ERISA that any Group Member or any Commonly Controlled Entity has received with respect to any Multiemployer Plan; provided that if any Group Member or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower shall, upon request from the Administrative Agent but not more frequently than twice per year, promptly make a request for such documents or notices from such administrator or sponsor, or shall require (to the extent the Borrower can require) the Group Member or Commonly Controlled Entity to make such request, and shall provide, or shall require (to the extent the Borrower can require) the Group Member or Commonly Controlled Entity to provide, copies of such documents and notices promptly upon receipt thereof.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8            Environmental Laws.

(a)            Comply in all respects with, and undertake commercially reasonable efforts to ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except for any such non-compliance or failure to obtain that would not reasonably be expected to result in a Material Adverse Effect.

(b)            Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the failure to conduct, complete or comply would not reasonably be expected to result in a Material Adverse Effect.

6.9            [Reserved].

6.10            [Reserved].

6.11            Additional Collateral, etc.

Subject to the terms, provisions and limitations set forth in the Guarantee and Collateral Agreement:

(a)            [Reserved].

(b)            With respect to any new Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this Section 6.11(b), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary and subject to the limitations set forth in paragraph (c) of this Section), (i) promptly deliver to the Administrative Agent, if applicable, the certificates representing such Capital Stock (provided that, for the avoidance doubt, in the case of the Capital Stock of any Excluded Subsidiary to the extent pledged in favor of the Administrative Agent, no certificate(s) representing more than sixty-five percent (65%) of the total outstanding voting Capital Stock of such Excluded Subsidiary shall be required to be delivered to the Administrative Agent), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member in accordance with (and within the time periods prescribed in) Section 3.3(g) and Section 5.6 of the Guarantee and Collateral Agreement, (ii) promptly cause such new Subsidiary to become a party to the Guarantee and Collateral Agreement and take any actions required thereby and (iii) if reasonably requested by the Administrative Agent, promptly deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)            With respect to any new Excluded Subsidiary owned directly by Holdings, the Borrower or any Subsidiary Guarantor created or acquired after the Closing Date by any Loan Party, promptly deliver to the Administrative Agent, if applicable, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member and take any other actions necessary or reasonably requested by Administrative Agent to grant to the Administrative Agent a perfected first priority Lien in such Capital Stock to the extent required under the Guarantee and Collateral Agreement (subject only to Liens permitted under Section 7.3); provided however, the Group Members shall not be required to (i) provide or cause any Excluded Subsidiary to provide a guaranty of the Obligations or cause any such Excluded Subsidiary to become party to this Agreement and the other Loan Documents as the Borrower, (ii) grant or cause any Excluded Subsidiary to grant a security interest in any of its assets as Collateral for the payment and performance of the Obligations, or (iii) grant a pledge and security interest in favor of the Administrative Agent or the Lenders with respect to any Capital Stock of any Excluded Subsidiary not owned directly by Borrower or any Domestic Subsidiary.

(d)            With respect to any real property owned in fee having a fair market value (together with improvements thereof) at the time of acquisition thereof of at least $10,000,000 acquired after the Closing Date by any Loan Party, promptly (and, in any event, within ninety (90) days (or such longer time period as the Administrative Agent may determine in its sole discretion)) after such acquisition, to the extent requested by the Administrative Agent, (i) execute and deliver a first priority mortgage (subject to Liens permitted by Section 7.3 other than Section 7.3(w)), in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) provide the Lenders with title and extended survey coverage insurance covering such real property in an amount equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent but in no event to exceed 110% of the purchase price) as well as either a current ALTA survey thereof or any existing survey of the real property that is acceptable to the title company issuing the title insurance policy to provide extended survey coverage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the enforceability of the mortgage, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. In connection with the foregoing, no later than ten (10) days prior to the date on which a mortgage is executed and delivered pursuant to this Section 6.11, in order to comply with the Flood Laws, the Administrative Agent shall have received the following documents (collectively, the “Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the applicable Loan Party (“Loan Party Notice”) and (if applicable) notification to the applicable Loan Party that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) countersigned Loan Party Notice, and (D) if the Loan Party Notice is required to be given and, to the extent flood insurance is required by any applicable Requirement of Law and flood insurance is available in the community in which the property is located, evidence, in form and substance reasonably satisfactory to the Administrative Agent and each Lender, of a flood insurance policy in compliance with the Flood Laws (including without limitation, in an amount required under the Flood Laws); provided that no mortgage shall be required to be executed and delivered until all Lenders have confirmed that flood insurance due diligence and flood insurance compliance has been completed.

(e)            Notwithstanding the foregoing, (i) Holdings and its Subsidiaries shall not be required to take any action to grant or perfect Administrative Agent’s security interest in any Collateral under any foreign law (ii) no landlord, sublessor or bailee waivers or similar consents nor mortgages on any leased real estate shall be required.

6.12            Further Assurances. Subject to the limitations set forth herein and in the other Loan Documents, execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

6.13            Post-Closing Obligations. Execute and deliver the documents and complete the tasks set forth on Schedule 6.13, in each case within the time limits specified on such letter (unless the Administrative Agent, in its discretion, shall have agreed to any particular longer period).

6.14            Material Intellectual Property of Excluded Subsidiaries.

(a)            If, on or after the Closing Date, an Excluded Subsidiary owns any intellectual property (other than Excluded Intellectual Property) that constitutes Material Intellectual Property, the Loan Parties shall within sixty (60) days (or such longer time period as the Administrative Agent may determine in its sole discretion) of such event and for so long as such intellectual property (other than Excluded Intellectual Property) remains Material Intellectual Property at the end of such period (i) cause such intellectual property (other than Excluded Intellectual Property) to be held by, or transferred to, a non-Excluded Subsidiary or (ii) cause such Excluded Subsidiary to promptly grant the Administrative Agent a security interest in such intellectual property (other than Excluded Intellectual Property) (it being understood that the Loan Parties and their respective Subsidiaries shall not be required to take any action to grant or perfect Administrative Agent’s security interest in any collateral under any foreign law); provided it is agreed and understood that, as of the Closing Date, no Excluded Subsidiary owns any intellectual property (other than Excluded Intellectual Property) that constitutes Material Intellectual Property.

(b)            In this Section 6.14 only, “Excluded Intellectual Property” means any intellectual property that is or becomes Material Intellectual Property (a) that is (i) owned by an Excluded Subsidiary or entity that becomes an Excluded Subsidiary in connection with a Permitted Acquisition or Investment permitted under Section 7.7 or (ii) (except where an Excluded Subsidiary acquires Material Intellectual Property from a Loan Party) acquired or created by an Excluded Subsidiary or an entity that becomes an Excluded Subsidiary and (b) where (i) transferring such intellectual property to a non-Excluded Subsidiary creates or could be reasonably expected to create adverse tax consequences for any member of the Group or (ii) the Administrative Agent and the Borrower reasonably determine that the time and cost of taking security over such intellectual property exceeds the benefit to the Lenders afforded thereby in granting security over such intellectual property. Notwithstanding the foregoing, “Excluded Intellectual Property” shall be deemed to include any interest or title of an Excluded Subsidiary or entity that becomes an Excluded Subsidiary under any license, sublicense and similar transactions of intellectual property entered into each case on a non-exclusive basis and in the ordinary course of business and “Material Intellectual Property” means any intellectual property that is material to the business and operations of Holdings and its Subsidiaries, taken as a whole.

SECTION 7
NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, until the Discharge of Obligations, neither the Borrower nor Holdings shall, nor permit any of its respective Subsidiaries to (to the extent applicable):

7.1            Financial Condition Covenant.

(a)            [Reserved].

(b)            Total Net Leverage Ratio. Permit the Total Net Leverage Ratio, as at the last day of each Fiscal Quarter (commencing with the Fiscal Quarter ending March 31, 2025), to exceed 4.50:1.00.

(c)            Notwithstanding anything to the contrary contained in this Section 7.1 or in Section 8, in the event that the Group Members fail to comply with the requirements of the financial covenant set forth in Section 7.1 as of the last day of any Fiscal Quarter (the “Financial Condition Covenant”) Holdings shall have the right to cure (and shall be deemed to have cured) any Event of Default resulting from such breach if Holdings issues Capital Stock (other than Disqualified Stock) to equity holders of Holdings for cash, or equity holders of Holdings otherwise make cash contributions to the capital of Holdings, which in turn makes a capital contribution, directly or indirectly, to the Borrower (the “Cure Right”) in each case after the last day of such Fiscal Quarter and on or prior to the day that is ten (10) Business Days after the date the Compliance Certificate calculating such covenants is required to be delivered pursuant to Section 6.2(b), in such amounts as are necessary to bring the Loan Parties into compliance with the Financial Condition Covenant (the “Cure Amount”). The Cure Right may be exercised not more than two (2) times in any four consecutive fiscal quarter period, and not more than five (5) times during the term of this Agreement. Upon the Administrative Agent’s receipt of the Cure Amount, the Financial Condition Covenant shall be recalculated (for such period and shall be so calculated for any subsequent period that includes the Fiscal Quarter in respect of which the Cure Right was exercised) giving effect to the following pro forma adjustments: (a) LTM Consolidated Adjusted EBITDA shall be increased by the Cure Amount, and (b) if, after giving effect to the foregoing calculations, Holdings is in compliance with the requirements of the Financial Condition Covenant, then from and after the date such proceeds of the Cure Right are received by the Borrower, Holdings shall be deemed to have satisfied the Financial Condition Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Condition Covenant that occurred shall be deemed cured for the purposes of this Agreement. In no event shall the Cure Amount be greater than the amount required for purposes of complying with the Financial Condition Covenant as set forth herein. The resulting increase to LTM Consolidated Adjusted EBITDA from the exercise of the Cure Right shall not result in any adjustment to LTM Consolidated Adjusted EBITDA for any purposes under this Agreement or any Loan Document, other than for purposes of calculating the Financial Condition Covenant for the Fiscal Quarter in respect of which the Cure Right was exercised and any subsequent period that includes the Fiscal Quarter in respect of which the Cure Right was exercised, and the Cure Amount will be disregarded for purposes of the calculation of LTM Consolidated Adjusted EBITDA for all other purposes, including calculating basket levels, pricing and other items governed by reference to LTM Consolidated Adjusted EBITDA. Notwithstanding the foregoing, for purposes of calculating Consolidated Total Net Indebtedness for the Fiscal Quarter for which the Cure Right was exercised, Consolidated Total Net Indebtedness shall be calculated without giving effect to the Cure Amount. To the extent the Borrower has the right to exercise the Cure Right and has notified the Administrative Agent of its intention to exercise such Cure Right for any Fiscal Quarter, no remedies may be applied in respect of any Default or Event of Default resulting solely from failure to comply with the Financial Condition Covenant so long as the proceeds of the applicable Cure Right are received by the Borrower within the timeframe specified above; provided, however, that in no event shall any Lender or any L/C Issuer have any obligation to fund any Loans or Issue any Letters of Credit until such Cure Right is exercised and the proceeds thereof have been received by the Borrower.

7.2            Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)            Indebtedness of any Loan Party pursuant to any Loan Document;

(b)            Indebtedness of (i) any Loan Party owing to any other Loan Party, (ii) any Group Member (which is not a Loan Party) owing to any other Group Member (which is not a Loan Party), (iii) any Loan Party owing to any other Group Member that is not a Loan Party so long as the obligations thereof are subordinated in right of payment to the Obligations on terms reasonably acceptable to Administrative Agent and (iv) any Group Member that is not a Loan Party owing to any Loan Party so long as the related Investment is permitted by Section 7.7;

(c)            Guarantee Obligations (i) of any Loan Party of the Indebtedness of any other Loan Party; (ii) of any Group Member (which is not a Loan Party) of the Indebtedness of any Loan Party, (iii) by any Group Member (which is not a Loan Party) of the Indebtedness of any other Group Member (which is not a Loan Party) and (iv) by any Loan Party of the Indebtedness of any other Group Member (which is not a Loan Party) so long as the related Investment is permitted by Section 7.7, provided that, in any case (i), (ii), (iii) or (iv), the Indebtedness so guaranteed is otherwise permitted by the terms hereof;

(d)            Indebtedness in existence of the Closing Date (and, to the extent in excess of $2,000,000, listed on Schedule 7.2(d)) and any Permitted Refinancing thereof;

(e)            Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(h) in an aggregate principal amount not to exceed the greater of $38,000,000 and 20% of LTM Consolidated Adjusted EBITDA, at any one time outstanding and any Permitted Refinancing thereof;

(f)            Surety Indebtedness or other Indebtedness in respect of (i) bids, tenders, performance bonds, appeal bonds or similar instruments and (ii) other similar bonds or similar instruments, workers’ compensation claims, health, disability or other employee benefits and self-insurance obligations, in each case, in the ordinary course of business; provided that the aggregate amount of any such Indebtedness outstanding at any time shall not exceed the greater of $2,000,000 and 1.125% of LTM Consolidated Adjusted EBITDA;

(g)            Subordinated Indebtedness so as long as at the time of incurrence of such Subordinated Indebtedness (i) the Total Net Leverage Ratio of Holdings and its Subsidiaries, on a consolidated basis, for the most recently ended four Fiscal Quarter period for which financial statements were required to be delivered pursuant to Section 6.1(a) or (b), does not exceed 4.50:1.00 on a pro forma basis and (ii) no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(h)            additional Indebtedness of Holdings and its Subsidiaries in an aggregate principal amount (for Holdings and all Subsidiaries) not to exceed the greater of $27,000,000 and 15% of LTM Consolidated Adjusted EBITDA, at any one time outstanding and any Permitted Refinancing thereof;

(i)            Investments to the extent constituting Indebtedness and permitted by Section 7.7(a), (f) and (h);

(j)            Indebtedness arising from or the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(k)            Indebtedness incurred in connections with the financing of insurance premiums consistent with past practices;

(l)            Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(m)            Indebtedness in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;

(n)            unsecured Indebtedness of Holdings owing to employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing) in connection with the repurchase of Capital Stock of such Person issued to any of the aforementioned employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing) to the extent the relevant repurchase would be permitted by Section 7.6 hereof;

(o)            Indebtedness of any Loan Party to another Loan Party at such times and in such amounts necessary to permit a Guarantor to receive any distribution permitted to be made to such Person pursuant to Section 7.6, so long as, as of the applicable date of determination, distributions for such purposes would otherwise be permitted to be made pursuant to Section 7.6 (it being understood and agreed that any such Indebtedness shall be deemed to utilize the relevant basket under Section 7.6);

(p)            (i) to the extent constituting Indebtedness, purchase price adjustments in connection with Permitted Acquisitions, (ii) indemnity payments in connection with Permitted Acquisitions and any other Specified Investment, (iii) earnouts related to the enhanced performance of an entity acquired in connection with a Permitted Acquisition which are not disguised installment payments of the initial purchase price and (iv) Permitted Seller Debt;

(q)            (i) Indebtedness of any Person that becomes a Subsidiary after the Closing Date that exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary thereof; provided that (1) the outstanding principal amount of such Indebtedness (other than capitalized interest, fees and expenses) shall not in the aggregate exceed the greater of $3,000,000 and 2% of LTM Consolidated Adjusted EBITDA at any time or (2) as at the time such Person becomes a Subsidiary, either (x) the Total Net Leverage Ratio does not exceed 4.50:1.00 on a pro forma basis after giving effect to such transaction or (y) the Total Net Leverage Ratio would equal or be less than the Total Net Leverage Ratio immediately prior to giving effect to such transaction and (ii) any Permitted Refinancing thereof;

(r)            Indebtedness under Swap Agreements permitted under Section 7.11;

(s)            Indebtedness of Foreign Subsidiaries (and any Permitted Refinancing thereof) of Holdings in an aggregate outstanding principal amount (for all Foreign Subsidiaries) not to exceed the greater of $19,000,000 and 10% of LTM Consolidated Adjusted EBITDA, at any one time outstanding; provided that such Indebtedness is non-recourse to any Loan Party; and

(t)            Indebtedness that is secured by a Lien on an equal priority basis with the Liens on the Collateral securing the Obligations (“Pari Passu Indebtedness”), Indebtedness that is secured by a Lien on a junior priority basis with the Liens on the Collateral securing the Obligations (“Second Lien Indebtedness”) or Indebtedness that is not secured by a Lien on Collateral or is unsecured (“Unsecured/Non-Collateral Indebtedness”), so long as, at the time of the incurrence of such Indebtedness, the Additional Debt Incurrence Conditions have been satisfied and (y) any Permitted Refinancing thereof; provided that:

(i)            the terms of such Indebtedness do not provide for any maturity date, scheduled repayment, mandatory redemption or sinking fund obligations (other than customary mandatory prepayments with respect to any such secured Indebtedness permitted pursuant to an Intercreditor Agreement) (x) in the case of such Indebtedness that is revolving Indebtedness, prior to the date that is 91 days after the latest maturity date of the Revolving Loans and (y) in the case of other Indebtedness (if applicable), prior to the date that is 91 days after the latest maturity date of the Incremental Term Loans then existing;

(ii)            with respect to Pari Passu Indebtedness or Second Lien Indebtedness, such Indebtedness is not secured by a Lien on any assets of other than Collateral;

(iii)            with respect to Pari Passu Indebtedness or Second Lien Indebtedness, such Indebtedness is subject to an Intercreditor Agreement;

(iv)            (A) such Indebtedness shall not mature earlier than the Revolving Termination Date, (B) as of the date of the incurrence of such Indebtedness, the weighted average life to maturity of such Indebtedness shall not be shorter than that of the Revolving Loans (other than with respect to customary bridge loans), (C) no Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Subsidiary is the Borrower or Guarantor which shall have previously or substantially concurrently guaranteed the Obligations and (D) the other terms and conditions of such Indebtedness (excluding pricing, optional prepayment or redemption terms) reflect market terms on the date of incurrence or issuance of such Indebtedness (as reasonably determined by the Borrower in good faith),

(v)            the Borrower shall have delivered to the Administrative Agent contemporaneously with the incurrence of such Indebtedness a certificate of a Responsible Officer stating that each specific condition set forth in this proviso (other than this clause (v)) and the specific conditions set forth in the definition of “Additional Debt Incurrence Conditions” have been satisfied.

For purposes of determining compliance with and the outstanding principal amount of any particular Indebtedness (including Guarantee Obligations) incurred pursuant to, and in compliance with, this Section 7.2, (i) in the event that any Indebtedness (including Guarantee Obligations) meets the criteria of more than one of the types of Indebtedness (including Guarantee Obligations) described in one or more clauses of this Section 7.2, the Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses of this Section 7.2 (including in part under one such clause and in part under another such clause), (ii) if any commitments in respect of revolving or deferred draw Indebtedness are established in reliance on any provision of this Section 7.2 measured by reference to Secured Net Leverage Ratio, Total Net Leverage Ratio, LTM Consolidated Adjusted EBITDA or a percentage thereof, as applicable, at the Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing for the commitment to fund such Indebtedness, after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness, such amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, irrespective of whether or not such incurrence would cause such Secured Net Leverage Ratio, Total Net Leverage Ratio, LTM Consolidated Adjusted EBITDA or percentage thereof to be exceeded , (iii) if any Permitted Refinancing is incurred to refinance Indebtedness (or unutilized commitments in respect of Indebtedness) initially incurred (or established) (or, to refinance Indebtedness Incurred (or commitments established)) to refinance Indebtedness initially incurred (or commitments initially established) in reliance on any provision of this Section 7.2 measured by reference to LTM Consolidated Adjusted EBITDA or a percentage thereof at the time of Incurrence, as applicable, and such refinancing would cause such LTM Consolidated Adjusted EBITDA or percentage of thereof to be exceeded if calculated based on the LTM Consolidated Adjusted EBITDA on the date of such refinancing, such LTM Consolidated Adjusted EBITDA or percentage thereof, as applicable, shall not be deemed to be exceeded so long as the principal amount of such Permitted Refinancing does not exceed the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (iv) if any Permitted Refinancing is incurred to refinance Indebtedness initially incurred (or, Indebtedness incurred to refinance Indebtedness initially incurred) in reliance on any provision of this Section 7.2 above measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such Permitted Refinancing shall be deemed permitted) to the extent the principal amount of such Permitted Refinancing does not exceed an amount equal to the outstanding committed or principal amount (whichever is higher) of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing, (v) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof at par value and (vi) any other obligation of the obligor on such Indebtedness (or of any other Person who could have incurred such Indebtedness under this covenant) arising under any Guarantee Obligation, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee Obligation, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness.

7.3            Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)            Liens for taxes, assessments or governmental charges or levies (i) not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Holdings or its Subsidiaries, as the case may be, in conformity with GAAP and such Liens do not have priority over the Administrative Agent’s Liens or (ii) not required to be paid pursuant to Section 6.3;

(b)            carriers’, warehousemen’s, landlord’s, mechanics’, materialmens’, workmens’, suppliers’, repairmens’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings;

(c)            Liens imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation; provided that (i) such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien and (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(d)            deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, each incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(e)            easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any real property, in each case whether now or hereafter in existence, incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Holdings and its Subsidiaries;

(f)            the licensing of patents, trademarks, copyrights and other Intellectual Property rights in the ordinary course of business;

(g)            Liens existing on the Closing Date (and, to the extent in excess of $2,000,000, listed on Schedule 7.3(g)); provided that no such Lien shall be extended to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased (it being understood that in the case of this clause (g) individual financings of specific equipment provided by one lender may be cross collateralized to other financings of specific equipment provided by such lender or its affiliates);

(h)            Liens securing Indebtedness of Holdings or its Subsidiaries incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased (it being understood that in the case of this clause (h) individual financings of specific equipment assets provided by one lender may be cross collateralized to other financings of specific equipment provided by such lender or its affiliates);

(i)            Liens created pursuant to the Security Documents;

(j)            any interest or title of a lessor under any lease entered into by Holdings or its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(k)            Liens arising out of judgments, attachments or awards that do not constitute an Event of Default under Section 8.1(h) of this Agreement;

(l)            Liens not otherwise permitted by this Section 7.3 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to Holdings and its Subsidiaries) exceed the greater of $14,000,000 and 7.5% of LTM Consolidated Adjusted EBITDA at any one time;

(m)            any interest or title of a lessor, sublessor, licensor or licensee under any lease or license entered into by the Borrower or any other Subsidiary in the ordinary course of its business;

(n)            Liens arising out of a conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(o)            Liens arising from precautionary UCC (or equivalent) financing statements filed under operating leases or consignment of goods;

(p)            bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(q)            Liens attaching solely to cash earnest money deposits in connection with a Permitted Acquisition or other relevant Specified Investment or attaching solely to cash earnest money deposits in connection with an acquisition of property not otherwise prohibited hereunder, including, without limitation, prohibited pursuant to Section 7.15;

(r)            Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction, covering only the items being collected upon;

(s)            Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to the Borrower or such other Loan Party;

(t)            Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto under Section 7.2(k);

(u)            Liens on property or assets of a person existing at the time such person or asset is acquired or merged with or into or consolidated with any Loan Party or Subsidiary thereof to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens (i) do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien and (ii) (1) do not secure Indebtedness with an outstanding principal amount in excess of the greater of $4,000,000 and 2% of LTM Consolidated Adjusted EBITDA in the aggregate at any one time or (2) as at the time such person or asset is acquired or merged with or into or consolidated with any Loan Party or Subsidiary, either (x) the Total Net Leverage Ratio does not exceed 4.50:1.00 on a pro forma basis after giving effect to such transaction or (y) the Total Net Leverage Ratio would equal or be less than the Total Net Leverage Ratio immediately prior to giving effect to such transaction.

(v)            Liens securing Indebtedness of Foreign Subsidiaries of Holdings incurred pursuant to Section 7.2; provided that such Liens do not at any time encumber any property other than the property of such Foreign Subsidiaries; and

(w)            Liens (x) on Collateral securing Pari Passu Indebtedness or Second Lien Indebtedness, in each case incurred pursuant to Section 7.2(t); provided that such Liens are subject to an Intercreditor Agreement as described therein and (y) Liens on assets not constituting Collateral securing Unsecured/Non-Collateral Indebtedness incurred pursuant to Section 7.2(t).

For purposes of determining compliance with this Section 7.3, (i) a Lien need not be incurred solely by reference to one category of Liens permitted by the foregoing provisions of this Section 7.3 described in this Section 7.3 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Liens permitted by the foregoing provisions of this Section 7.3, the Borrower shall, in its sole discretion, classify such Lien (or any portion thereof) and may include the amount and type of such Lien in one or more of the clauses of this Section 7.3, (iii) if any Liens securing Permitted Refinancing are incurred to refinance Liens securing Indebtedness initially incurred in reliance on a basket measured by reference to a percentage of LTM Consolidated Adjusted EBITDA, at the time of incurrence, and such Permitted Refinancing would cause the percentage of LTM Consolidated Adjusted EBITDA restriction to be exceeded if calculated based on the LTM Consolidated Adjusted EBITDA on the date of such refinancing, such percentage of LTM Consolidated Adjusted EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such Permitted Refinancing secured by such Liens does not exceed the outstanding principal or committed amount (whichever is higher) of such Indebtedness secured by such Liens being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, and (iv) it is understood that a Lien securing Indebtedness that is permitted by the foregoing provisions of this Section 7.3 may secure Debt Obligations with respect to such Indebtedness.

7.4            Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)            (i) any Subsidiary of Holdings (other than the Borrower) may be merged or consolidated with or into any Subsidiary Guarantor, provided that the continuing or surviving entity shall immediately thereafter be or become a Subsidiary Guarantor, and (ii) any Subsidiary of Holdings may be merged or consolidated with or into the Borrower, provided that the continuing or surviving entity shall immediately thereafter be or become the Borrower;

(b)            any Group Member may Dispose of any or all of its assets (i) to any Loan Party (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5;

(c)            any Group Member which is not a Loan Party may Dispose of any or all of its assets to any other Group Member which is not a Loan Party;

(d)            any Group Member which is not a Loan Party may be merged, consolidated or amalgamated with or into or dissolved or liquidated into another Group Member which is not a Loan Party; and

(e)            any Investment expressly permitted by Section 7.7 or any Disposition permitted by Section 7.5 (other than Section 7.5(c)) may be structured as a merger, consolidation or amalgamation; provided that in any merger, consolidation or amalgamation involving the Borrower, the Borrower shall be the continuing or surviving entity or the surviving entity shall become the Borrower (such person, the “Successor Borrower”); provided that, in the case of this clause (e), (i) such Successor Borrower is organized under the laws of the United States; (ii) such Successor Borrower shall assume the Obligations of the Borrower under the Loan Documents; (iii) each Guarantor shall have confirmed that its Guarantee Obligation shall apply to the Successor Borrower’s obligations under the Loan Documents; (iv) each Guarantor shall have by a supplement to the Guaranty and Collateral Agreement and other applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents; (v) if requested by the Administrative Agent, each mortgagor of a property subject to Section 6.11(d) shall have by an amendment to or restatement of the applicable mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents; (vi) the Borrower shall have delivered information reasonably requested in writing by the Administrative Agent (or any Lender through the Administrative Agent) reasonably required by regulatory authorities to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act of the type delivered on the Closing Date and (vii) such Successor Borrower (or the Borrower) shall have delivered (a) an officer’s certificate certifying the compliance with the foregoing, (b) if reasonably requested by the Administrative Agent, a customary opinion of counsel to the Successor Borrower and (c) such other documents as the Administrative Agent may reasonably request;

7.5            Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or issue or sell any shares of Capital Stock to any Person, except:

(a)            the Disposition of (i) used, obsolete, surplus or worn out property or (ii) property no longer used, useful or economically practicable to maintain in the conduct of the business of any Group Member, in each case, in the ordinary course of business;

(b)            Dispositions of inventory and other immaterial assets in the ordinary course of business;

(c)            Dispositions (i) permitted by clause (i) of Section 7.4(b), Section 7.4(c) and Section 7.4(d) and (ii) of assets by Loan Parties to Group Members that are not Loan Parties so long as either (A) the relevant transfer is made in the ordinary course of business in connection with the establishment of foreign operations or (B) the relevant transaction is treated as an Investment and permitted by Section 7.7;

(d)            the sale or issuance of (i) any Subsidiary’s (other than Borrower) Capital Stock to Holdings, Borrower or any Subsidiary Guarantor, (ii) any Subsidiary’s (other than a Loan Party) Capital Stock to any other Subsidiary (other than a Loan Party), (iii) any Capital Stock of Holdings (other than Disqualified Stock), provided that it shall not immediately thereafter result in a Change of Control and/or (iv) the Borrower’s Capital Stock to Holdings to the extent that such Capital Stock is subject to a first priority perfected security interest in favor of the Collateral Agent after giving effect to such issuance;

(e)            the use or transfer of money or Cash Equivalents in a manner that is not otherwise prohibited by the terms of this Agreement or the other Loan Documents;

(f)            the non-exclusive licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business;

(g)            the Disposition of other property having a fair market value not to exceed the greater of $9,500,000 and 5.0% of LTM Consolidated Adjusted EBITDA in the aggregate for any fiscal year of Holdings;

(h)            leases, subleases, licenses and sublicenses of real or personal property in the ordinary course of business;

(i)            (i) discounts of or forgiveness of accounts receivable in the ordinary course of business or in connection with collection or compromise thereof and (ii) sales, transfers and other dispositions of accounts receivable in connection with collection thereof in the ordinary course of business;

(j)            dispositions of assets acquired by Holdings and its Subsidiaries pursuant to a Permitted Acquisition or other Specified Investment consummated within twelve (12) months of the date of the proposed disposition so long as the consideration received for the assets to be so disposed is at least equal to the fair market value thereof;

(k)            Liens permitted by Section 7.3 and Restricted Payments permitted by Section 7.6;

(l)            (i) dispositions resulting from any casualty or other insured damage to, or any taking under power of foreclosure or eminent domain or by condemnation or similar proceeding of any property or asset of Borrower or any Subsidiary and (ii) dispositions arising from the exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Borrower in good faith, which determination shall be conclusive) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement;

(m)            the sale or issuance of de minimis Capital Stock of a Foreign Subsidiary to qualifying foreign directors as required by local law; and

(n)            for clarification and only to the extent that an Investment permitted under Section 7.7 would constitute a Disposition, such Investment permitted under Section 7.7.

7.6            Restricted Payments. Declare or pay any dividend (other than dividends payable solely in Capital Stock (other than Disqualified Stock)), or any equivalent equity interest, of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member excluding in each case any Restricted Debt Payments (collectively, “Restricted Payments”), except that:

(a)            (i) any Subsidiary of Borrower may make Restricted Payments to the Borrower or any Subsidiary Guarantor or its direct parent (and, if applicable, to the other holders of its Capital Stock on a ratable basis) and (ii) the Borrower may make Restricted Payments to Holdings solely to the extent applied contemporaneously or within a reasonable time to fund other Restricted Payments by Holdings permitted in this Section 7.6;

(b)            the Borrower, Holdings or any Guarantor may make or pay loans, advances, dividends or distributions by the Borrower, Holdings or any Guarantor (as applicable) to Holdings, Topco or any other Parent Company (whether made directly or indirectly) to permit Holdings, Topco or any other Parent Company (as applicable) to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or the Borrower, Holdings or any Guarantor may make payments to repurchase or otherwise acquire Capital Stock of Holdings, Topco or any other Parent Company (including any options, warrants or other rights in respect thereof), in each case, from Management Investors (including any repurchase or acquisition by reason of the Borrower, Holdings, Topco or any other Parent Company retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $9,500,000 and 5.0% of LTM Consolidated Adjusted EBITDA in any fiscal year plus any unutilized portion of such amount in the immediately preceding two fiscal years (using the basket for the current fiscal year first, then the unutilized portion of the basket for the immediately prior year next and then the unutilized portion of the basket two years prior); provided that such amount shall be increased by (x) the proceeds of any key-man life insurance received by any Parent Company (to the extent contributed to a Group Member) or any Group Member; plus (y) an amount equal to the proceeds to the Borrower or Holdings (whether received by it directly or from a Parent Company or applied to pay expenses, taxes and other amounts incurred or payable by such Parent Company) or any Parent Company of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by any Parent Company, Holdings, the Borrower or any of their respective Subsidiaries to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of the Borrower’s, Holdings’ or any Parent Company’s Capital Stock; plus (z) the amount of any bona fide cash bonuses otherwise payable to any Management Investor that are in respect of services rendered and foregone in return for the receipt of Capital Stock;

(c)            the Borrower or Holdings may make Restricted Payments, (i) so long as so no Event of Default shall have occurred and be continuing, to the extent required to make any payments with respect to working capital adjustments or purchase price adjustments in connection with any Specified Investment and (ii) so long as no Event of Default shall have occurred and be continuing, to the extent required to make any payments with respect to indemnity obligations in connection with a Specified Investment;

(d)            the Borrower or Holdings may make Restricted Payments to Holdings, Topco or any other Parent Company to (i) pay reasonable and customary (A) out-of-pocket legal, accounting and filing costs, franchise taxes and other similar taxes required to maintain corporate existence, director fees, and other expenses in the nature of overhead in the ordinary course of business of Holdings, Topco or any other Parent Company (plus audit expenses in connection with the required annual audit), and related indemnities and expenses paid or accrued for directors and officers and/or (B) out-of-pocket fees, costs and expenses in connection with any debt or equity offering by Holdings, Topco or any other Parent Company; in each case with respect to clauses (A) and (B), to the extent that such costs, fees and expenses are attributable to the ownership or business, or required to maintain the corporate existence, of a Parent Company, Topco, Holdings, the Borrower and/or their respective Subsidiaries and (ii) pay reasonable fees and expenses in connection with compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any other Loan Document;

(e)            in the event the Borrower or Holdings files a consolidated, combined, unitary or similar type income tax return with any direct or indirect parent corporation of the Borrower or Holdings, the Borrower or Holdings may make distributions to such parent corporation in an amount not to exceed the amount of the income taxes that would have been due and payable by the Borrower and its relevant subsidiaries had the Borrower not filed a consolidated, combined, unitary or similar type return with such parent corporation (computed at the highest applicable marginal combined federal and state tax rate);

(f)            for the avoidance of doubt, payments expressly permitted under Section 7.9(a) and (c) hereof;

(g)            [reserved];

(h)            the Borrower or Holdings may make Restricted Payments so long as the aggregate amount thereof, when combined with the amount of Restricted Debt Payments made pursuant to Section 7.19(d) and the outstanding amount of Investments made pursuant to Section 7.7(u), do not exceed the greater of $28,500,000 and 15.0% of LTM Consolidated Adjusted EBITDA;

(i)            the Borrower or Holdings may make Restricted Payments in an aggregate amount not to exceed the Available Amount as of the applicable date of such Restricted Payments; provided, that the applicable Restricted Payment / Restricted Debt Payment Conditions are satisfied;

(j)            the Borrower or Holdings may make Restricted Payments to pay for the repurchase, redemption, retirement or other acquisition of Capital Stock (including, for the avoidance of doubt, options to purchase Capital Stock) of Holdings, TopCo or any other Parent Company held by any future, present or former officer, director or employee of any Group Member (or permitted transferees, assigns, estates, trusts or heirs of such officer, director or employee) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such officer, director or employee’s employment or directorship; provided that the aggregate amount of such Restricted Payments does not exceed in any fiscal year the greater of $37,800,000 and (y) 20.0% of LTM Consolidated Adjusted EBITDA.

(k)            the Borrower or Holdings may make Restricted Payments, in each case, not otherwise permitted to be made by this Section 7.6; provided, that the applicable Restricted Payment / Restricted Debt Payment Conditions are satisfied; and

(l)            the Borrower or Holdings may make Restricted Payments in an amount not to exceed in any fiscal year of Holdings 7.0% of Market Capitalization.

For purposes of determining compliance with this Section 7.6, in the event that any Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in one or more of the clauses of this Section 7.6, the Borrower, in its sole discretion, shall classify such item of Restricted Payment and may include the amount and type of such Restricted Payment in one or more of such clauses (including in part under one such clause and in part under another such clause).

7.7            Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)            extensions of trade credit in the ordinary course of business;

(b)            Investments in cash and Cash Equivalents;

(c)            Guarantee Obligations permitted by Section 7.2;

(d)            (i) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) or otherwise for bona fide business purposes in the ordinary course, in an aggregate amount for all Group Members not to exceed $300,000 at any one time outstanding, and (ii) non-cash loans to employees of any Group Member to purchase Capital Stock of Holdings;

(e)            intercompany Investments among one or more Group Members in connection with a restructuring of the ownership of Foreign Subsidiaries (“Reorganization Transaction”); provided that (i) all Investments by Loan Parties permitted under this clause (e) must be transfers of Capital Stock of Excluded Subsidiaries and (ii) any Person that is a Subsidiary of the Borrower immediately prior to such Reorganization Transaction shall be a Subsidiary of the Borrower immediately after giving effect to such Reorganization Transaction, except as otherwise permitted under this Agreement;

(f)            intercompany Investments (i) by any Group Member in the Borrower or any Guarantor, (ii) by any Group Member that is not a Loan Party in any other Group Member, (iii) by any Loan Party in any Group Member that is not a Loan Party made in the ordinary course of business in connection with the funding of operating expenses and/or startup costs, including, without limitation, in each case under this clause (iii), capital expenditures, working capital, payroll expenses, rent expenses, license fees, legal costs and expenses, taxes, the cost of office supplies and/or insurance expenses, and/or (iv) by any Loan Party in any Group Member that is not a Loan Party not of the type described in clause (iii) above so long as the aggregate outstanding amount of Investments pursuant to this clause (iv) (excluding capitalized interest) does not exceed the greater of $47,500,000 and 25.0% of LTM Consolidated Adjusted EBITDA;

(g)            Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(h)            Investments received in settlement of amounts due to Holdings or its Subsidiaries effected in the ordinary course of business or owing to Holdings or its Subsidiaries as a result of Insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of Holdings or its Subsidiaries;

(i)            acquisitions by the Borrower or any Subsidiary of (x) all or a majority of the outstanding Capital Stock of Persons or (y) any assets constituting a business unit or an ongoing business or line of business (each a “Permitted Acquisition”); provided that:

(i)            each such Permitted Acquisition is of a business in which the acquiror is permitted to engage pursuant to Section 7.15;

(ii)            no Event of Default has occurred or is continuing both before and immediately after giving effect to such Permitted Acquisition; provided that, solely with respect to a Limited Condition Transaction, no Specified Event of Default is continuing at the time of the consummation thereof; and

(iii)            after giving pro forma effect to such acquisition, the Total Net Leverage Ratio shall not exceed 4.50:1.00;

(j)            Investments existing on the Closing Date (and, to the extent in excess of $2,000,000, listed on Schedule 7.2(d));

(k)            Borrower and its Subsidiaries may (i) endorse negotiable instruments held for collection in the ordinary course of business, (ii) make lease, utility and other similar deposits in the ordinary course of business or (iii) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business;

(l)            Borrower and its Subsidiaries may make pledges and deposits permitted under Section 7.3;

(m)            Investments consisting of earnest money deposits required in connection with a Specified Investment or consisting of earnest money deposits required in connection with an acquisition of property not otherwise prohibited hereunder, including, without limitation, not prohibited pursuant to Section 7.15;

(n)            Investments in deposit and investment accounts (including, for the avoidance of doubt, eurodollar investment accounts) opened in the ordinary course of business with financial institutions;

(o)            Investments consisting, of endorsements for collection or deposit in the ordinary course of business of any Loan Party;

(p)            in addition to Investments otherwise expressly permitted by this Section 7.7, Investments by Holdings or any of its Subsidiaries in an aggregate outstanding amount (valued at cost) not to exceed the greater of $38,000,000 and 20.0% of LTM Consolidated Adjusted EBITDA;

(q)            the Borrower and its Subsidiaries may hold Investments to the extent such Investments reflect an increase in the value of Investments;

(r)            Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including, in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(s)            Swap Agreements permitted under Section 7.11;

(t)            the Loan Parties may make additional Investments not otherwise permitted to be made by this Section 7.7, in an aggregate amount not to exceed the Available Amount as of the applicable date of such Investment; provided, that no Specified Event of Default shall have occurred and be continuing or would result therefrom (except to the extent funded solely with amounts included in clause (iii) of the definition of “Available Amount”);

(u)            the Borrower may make other Investments so long as the aggregate outstanding amount thereof, when combined with the amount of Restricted Debt Payments made pursuant to Section 7.19(d) and Restricted Payments made pursuant to Section 7.6(h), do not exceed the greater of $28,500,000 and 15% of LTM Consolidated Adjusted EBITDA;

(v)            the Loan Parties may make Investments in Subsidiaries that are not Loan Parties for purposes of permitting the relevant Subsidiary that is not a Loan Party to, directly or indirectly, consummate a Permitted Acquisition and/or any other Specified Investment;

(w)            the Borrower and/or any Subsidiary may make any Investment as long as after giving effect to such Investment on a pro forma basis after giving effect to such Investment, either (x) the Total Net Leverage Ratio does not exceed 4.25:1.00 or (y) the Total Net Leverage Ratio would equal or be less than the Total Net Leverage Ratio immediately prior to giving effect to such Investment;

(x)            Investments to the extent that the payment thereof is made solely with Capital Stock (other than Disqualified Stock) of Holdings or any direct or indirect parent company thereof, in each case, not resulting in a Change of Control; and

(y)            Investments in Subsidiaries in connection with internal reorganization and/or restructuring activities related to tax planning; provided that, after giving effect to any such reorganization or restructuring activity, neither the guarantees nor the Collateral supporting the Obligations, taken as a whole, have been materially impaired (as reasonably agreed by the Administrative Agent and Borrower).

For purposes of determining compliance with Section 7.7, (i) in the event that any Investment meets the criteria of more than one of the types of Investments described in one or more of the clauses of this definition, the Borrower, in its sole discretion, shall classify such item of Investment and may include the amount and type of such Investment in one or more of such clauses (including in part under one such clause and in part under another such clause) and (ii) the amount of any Investment made or outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that the return on such Investment shall not exceed the original cost of such Investment.

7.8            Amendments and Modifications of Certain Debt Instruments. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Subordinated Indebtedness or Indebtedness described in Section 7.2(t) that would (x) shorten the maturity (but only to the extent such shortening would result in the maturity of such Indebtedness to be prior to (i) in the case of such Indebtedness that is revolving Indebtedness, 91 days after the latest maturity date of the Revolving Loans and (ii) in the case of other Indebtedness (if applicable), 91 days after the latest maturity date applicable to the Revolving Loans and the Incremental Term Loans then existing); provided that, no such amendment, modification, waiver or other change shall be permitted if the resulting amended Indebtedness would otherwise have been prohibited from being initially incurred under this Agreement or (y) be prohibited by any intercreditor or subordination agreement (or provisions thereof) governing such Indebtedness.

7.9            Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Group Member) involving aggregate consideration in excess of the greater of $9,500,000 and 5.0% of LTM Consolidated Adjusted EBITDA, other than (A) as explicitly permitted under this Agreement, including, for the avoidance of doubt, Restricted Payments permitted by Section 7.6, or (B) upon terms that are no materially less favorable to the relevant Group Member than it would have obtained in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing the following shall be permitted under this Section 7.9:

(a)            any transaction relating to any non-exclusive license or assignment of, or agreement for the development of, Intellectual Property;

(b)            [reserved];

(c)            reasonable director, officer and employee compensation and/or expenses (including bonuses) and other benefits and indemnification arrangements, in each case approved by the board of directors of Topco, Holdings or the Borrower, as applicable; and

(d)            the agreements set forth on Schedule 7.9 hereto and the transactions contemplated thereby.

For purposes of this Section 7.9, (i) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (B) of the first sentence hereof if (x) such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Borrower, or (y) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the Board of Directors of the Borrower, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such transaction, (ii) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction; it being understood that a member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member holding Capital Stock of the Borrower, Holdings, Topco or any other Parent Company or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation from the Borrower, Holdings, Topco or any other Parent Company, as applicable, on whose Board of Directors such member serves in respect of such member’s role as director and (iii) “Board of Directors” shall mean, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body.

7.10            Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction, other than as otherwise permitted hereunder.

7.11            Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower, any Guarantor or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower, any Guarantor or any Subsidiary.

7.12            Accounting Changes. Permit the fiscal year of Holdings to end on a day other than December 31 or change Holdings’ method of determining Fiscal Quarters.

7.13            Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby (it being understood that individual financings of specific equipment provided by one lender may be cross collateralized to other financings of specific equipment provided by such lender or its affiliates)), (c) any encumbrances or restrictions pursuant to mortgages, pledges or other security agreements securing Indebtedness or other obligations of Holdings, the Borrower or any of their respective Subsidiaries permitted pursuant to Section 7.2(d), (e), (f), (h), (i), (k), (p), (q), (r) or (s) so long as such restriction does not prohibit or limit the granting of Liens on any assets of any Loan Party of the type constituting Collateral in favor of the Administrative Agent or the Lenders, (d) customary restrictions on the assignment of leases, licenses and other agreements, (e) any encumbrances or restrictions that arise or are agreed to in the ordinary course of business and do not materially detract from the value of the Collateral of Holdings, the Borrower or any their respective Subsidiaries, and/or (f) restrictions set forth in documentation governing permitted Indebtedness of any Subsidiary that is not a Loan Party, solely to the extent such restrictions or limitations apply to the assets of such Subsidiary.

7.14            Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower or any Guarantor to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower, any Guarantor or any Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower, any Guarantor or any Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or any agreement or instrument existing on the Closing Date, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions (as determined by the Borrower in good faith) on the subletting, assignment or transfer of leases, licenses and other agreements, (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (v) restrictions in any agreements governing or relating to Indebtedness incurred pursuant to Section 7.2 and/or secured by a Lien permitted pursuant to Section 7.3 (including, for the avoidance of doubt, in any agreements governing or relating to any Permitted Refinancing), (vi) restrictions that are assumed in connection with any Permitted Acquisition and/or any other Specified Investment so long as the relevant restriction only applies to the relevant acquired Person(s) and/or property and was not created in anticipation of such acquisition, (vii) customary restrictions (as determined by the Borrower in good faith) set forth in joint venture agreements; provided, that such restrictions apply only to such joint venture or the Capital Stock thereof, (viii) restrictions arising in connection with deposits of cash or other deposits permitted under Sections 7.2 or 7.7 hereof and similar restrictions on cash or other deposits under customer or supplier contracts entered into in the ordinary course of business, (ix) customary net worth restrictions (as determined by the Borrower in good faith) imposed in lease agreements entered into in the ordinary course of business to the extent that such net worth restrictions would have the effect of limiting the ability of any Subsidiary to make Restricted Payments and (x) customary subordination and/or subrogation provisions (as determined by the Borrower in good faith) set forth in performance guarantees entered into in the ordinary course of business.

7.15            Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Holdings or its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or complementary thereto or a reasonable expansion or extension thereof.

7.16            [Reserved].

7.17            Amendments to Organizational Documents. No Loan Party shall terminate, amend, supplement or otherwise modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Capital Stock described in the Guarantee and Collateral Agreement as a “security” under Section 8-103 of the UCC other than to the extent certificates representing such Capital Stock are delivered to the Administrative Agent) or any agreement to which it is a party with respect to its Capital Stock (including any operating agreement), or enter into any new agreement with respect to its Capital Stock, other than any such amendments, supplements or other modifications or such new agreements which are not materially adverse to the interests of the Lenders in their capacity as such; provided that Holdings may issue such Capital Stock, so long as such issuance is not prohibited by this Agreement, and may amend or modify its Organizational Documents to authorize any such Capital Stock.

7.18            Use of Proceeds. Use the proceeds of any extension of credit hereunder, whether directly or, to the knowledge of the Loan Parties, indirectly, to (a) purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board, (b) [reserved], (c) in violation of the laws, regulations and executive orders referred to in Section 4.23, (d)(x) pay to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (y) pay to any Person, for the purpose of funding, financing any activities, business or transaction of or with any person on the SDN List, any person who is otherwise the target of Sanctions or a government of a Sanctioned Country, to the extent, in each case, such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (z) act in any manner that would result in the violation of any Sanctions applicable to any party hereto or (e) fund any activities of or business (x) with any Person that, at the time of such funding, is the subject of Sanctions or (y) in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

7.19            Limitation on Payments of Certain Indebtedness. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness, unsecured Indebtedness or Second Lien Indebtedness permitted under Section 7.2(t) (such Indebtedness, “Restricted Debt” and the payments described above are referred to as “Restricted Debt Payments”); except that:

(a)            the Loan Parties may make regularly scheduled payments, including interest payments and payment of fees, expenses and indemnification obligations, in each case to the extent permitted by the applicable Intercreditor Agreement, subordination agreement or subordination provisions;

(b)            the Loan Parties may repay any Restricted Debt with the proceeds of other Restricted Debt permitted under Section 7.2(g) or Section 7.2(t);

(c)            the Loan Parties may convert Restricted Debt into Capital Stock (other than Disqualified Stock) of Holdings (or any direct or indirect parent company thereof);

(d)            the Loan Parties may make other Restricted Debt Payments so long as the aggregate amount thereof, when combined with the amount of Restricted Payments made pursuant to Section 7.6(h) and the outstanding amount of Investments made pursuant to Section 7.7(u), do not exceed the greater of $28,500,000 and 15% of LTM Consolidated Adjusted EBITDA;

(e)            the Loan Parties may make Restricted Debt Payments in an aggregate amount not to exceed the Available Amount as of the applicable date of such Restricted Debt Payments; provided, that the Restricted Payment / Restricted Debt Payment Conditions are satisfied;

(f)            the Loan Parties may make additional Restricted Debt Payments not otherwise permitted to be made under this Section 7.19; provided, that the Restricted Payment / Restricted Debt Payment Conditions are satisfied;

(g)            the Borrower and its Subsidiaries may repay intercompany Indebtedness permitted under Section 7.2; provided that if an Event of Default is continuing, only payments owing to Loan Parties shall be made thereunder; and

(h)            the Loan Parties may make additional Restricted Debt Payments in an aggregate amount during the term of this Agreement not to exceed the greater of $28,500,000 and 15.0% of LTM Consolidated Adjusted EBITDA; provided that no Specified Event of Default shall be continuing after giving effect thereto; and

(i)            the Loan Parties and their Subsidiaries may make non-accelerated Restricted Debt Payments (x) of any Restricted Debt existing at the time a Person becomes a Subsidiary or assumed in connection with the acquisition of assets, in each case, so long as such Restricted Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition and (y) to the extent constituting Restricted Debt, of unsecured Indebtedness owing to sellers of assets or Capital Stock by Holdings or any of its Subsidiaries that is incurred by Holdings or the applicable Subsidiary, purchase price adjustments, indemnity payments and earnouts, in each case, in connection with the consummation of one or more Permitted Acquisitions or other Investments permitted under Section 7.7.

7.20            Activities of Holdings. Holdings shall not engage in any business activities or own any assets other than (i) ownership of the Capital Stock of the Borrower and the Subsidiaries listed in Schedule 4.15, (ii) activities and contractual rights incidental to maintenance of its corporate or organizational existence and/or its status as a holding company, (iii) performance of its obligations under or in respect of (A) the Loan Documents, (B) any guarantee of Indebtedness or other obligations of any of its Subsidiaries permitted pursuant to the Loan Documents and any permitted refinancings, refundings, renewals or extensions thereof (C) insurance policies and related contracts and agreements, and (D) equity subscription agreements, registration rights agreements, voting and other stockholder agreements, engagement letters, underwriting agreements and other agreements in respect of its equity securities or its debt securities or any offering, issuance or sale thereof, (iv) filing tax reports and paying taxes and other customary obligations in the ordinary course of business, (v) preparing and delivering reports to governmental authorities and its shareholders, (vi) holding director and shareholder meetings, preparing organizational records and/or other organizational activities, (vii) holding cash, cash equivalents and/or other assets received in connection with permitted distributions, Investments and/or Dispositions made by any of its Subsidiaries and/or received from contributions to the capital of, or proceeds from the issuance of Capital Stock of, Holdings, (viii) providing indemnification for its officers, directors, members of management, employees, advisors and/or consultants, (ix) participating in legal, accounting, management and/or other administrative matters, (x) the offering, issuance, sale and repurchase or redemption of, and dividends or distributions on its equity securities, (xi) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (xii) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (xiii) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (xiv) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (xv) the payment of dividends and distributions permitted under Section 7.6, (xvi) making loans to or other Investments in, or incurrence of Indebtedness from, its Subsidiaries to the extent permitted under this Agreement; and (xvii) activities incidental to any of the foregoing.

SECTION 8
EVENTS OF DEFAULT

8.1            Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a)            the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three (3) days after any such interest or other amount becomes due in accordance with the terms hereof; provided that any non-payment of principal, interest or other amounts resulting from the Borrower’s good faith payment of an invoice received from the Administrative Agent in a lesser amount or with the incorrect payment date shall not constitute an Event of Default, so long as, in the case of payment in a lesser amount, within three (3) days’ of notice to the Borrower from the Administrative Agent of the corrected invoice amount, the Borrower pays the amount of the prior underpayment; or

(b)            any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date) and such default, if capable of being cured, shall continue unremedied or unwaived for a period of thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(c)            any Loan Party shall default in the observance or performance of any agreement contained (i) in Section 7 (provided that, with respect to Section 7.1 thereof, such default shall be subject to the last sentence of Section 7.1(c)), other than Section 7.20 (unless a Responsible Officer of Holdings willingly or knowingly causes Holding to breach Section 7.20), (ii) in Section 6.7(a) or (iii) in Section 6.4(a)(i) (solely with respect to the Borrower); or

(d)            any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1 (but including, for the avoidance of doubt, any breach of Section 7.20 that was not caused willingly or knowingly by a Responsible Officer)), and such default shall continue unremedied or unwaived for a period of thirty (30) days after the date on which written notice of such default shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(e)            (i)  any Group Member shall default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date and beyond the period of grace, if any, with respect thereto; (ii) any Group Member shall default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (iii) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which a Loan Party or any Subsidiary thereof is the Defaulting, Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) under such Swap Agreement as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined); or (iv) any Group Member shall default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, after giving effect to any applicable grace period, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clause (i), (ii), (iii) or (iv) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii), (iii) or (iv) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds the greater of $19,000,000 and 10.0% of LTM Consolidated Adjusted EBITDA in the aggregate; or

(f)            (i)  any Group Member shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment, which order is not stayed or other similar relief is not granted under applicable state or federal law; or (b) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Group Member shall generally not, or shall admit in writing its inability to, pay its debts as they become due; or

(g)            (i)  any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standards under the Pension Funding Rules, whether or not waived in accordance with the Pension Funding Rules, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of any Group Member or Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)            one or more final judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (to the extent not paid or fully covered by insurance) the greater of $19,000,000 and 10.0% of LTM Consolidated Adjusted EBITDA or more, and all such final judgments or decrees shall not have been vacated, paid, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(i)            (i) the Guarantee and Collateral Agreement shall, or any other Security Document covering a material portion of the Collateral shall (at any time after its execution, delivery and effectiveness), cease, for any reason, to be in full force and effect, or any Loan Party which is a party to any such Security Document shall so assert in writing, or (ii) any Lien created by any of the Security Documents shall cease to be enforceable in accordance with its terms and of the same effect and priority purported to be created thereby with respect to any material portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document); other than, in each case, (1) as a result of actions by the Administrative Agent no longer having possession of any stock certificates, promissory notes or other instruments actually received by it representing possessory collateral pledged under the Security Documents, (2) as a result of a UCC (or equivalent) filing having lapsed because a UCC continuation statement (or equivalent) was not filed in a timely manner or (3) in accordance with the terms of the applicable Security Document; provided that nothing in this clause (i) shall constitute a default if it is a direct result of actions by the Administrative Agent and such default shall continue unremedied or unwaived for a period of 20 Business Days after the date on which written notice of such default shall have been given to the Borrower by the Administrative Agent or the Required Lenders.

(j)            the guarantee contained in Section 2 of the Guarantee and Collateral Agreement or the Topco Guarantee Agreement shall cease, for any reason, to be in full force and effect or Topco, Holdings, any Loan Party or any Affiliate of any Loan Party shall so assert in writing other than in each case pursuant to its terms or as a direct result of actions or failure to act by the Administrative Agent or Lenders; or

(k)            a Change of Control shall occur; or

(l)            any provisions of any subordination agreement, an Intercreditor Agreement or any other intercreditor agreement or instrument governing any Subordinated Indebtedness or Indebtedness described in Section 7.2(t) for the benefit of the Administrative Agent shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party or holder of such Indebtedness shall contest in writing the validity or enforceability thereof or deny in writing that it has any further liability or obligation thereunder, or the Obligations or the Liens securing the Obligations for any reason shall not have the priority contemplated by this Agreement or any such subordination agreement, Intercreditor Agreement or any other intercreditor agreement or instrument governing any Subordinated Indebtedness or Indebtedness described in Section 7.2(t).

8.2            Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)            if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8.1 with respect to the Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b)            if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments (including, for the avoidance of doubt, the L/C Sublimit, each L/C Commitment and the Swingline Commitment) and the Incremental Term Loan Commitments (if any) to be terminated forthwith, whereupon the Revolving Commitments (including, for the avoidance of doubt, the L/C Sublimit, each L/C Commitment and the Swingline Commitment) and the Incremental Term Loan Commitments (if any) shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall Cash Collateralize an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts so Cash Collateralized shall be applied by the Administrative Agent to the payment of drawings under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents in accordance with Section 8.3. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.3            Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.16, 2.17 and 2.18) payable to the Administrative Agent in its capacity as such (including interest thereon);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, the L/C Issuer (including fees (other than Letter of Credit Fees)) payable to the L/C Issuer and the reasonable fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Sections 2.16, 2.17 and 2.18), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest in respect of the Loans and Letter of Credit Obligations which have not yet been converted into Revolving Loans, in each case, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Reimbursement Obligations and amounts owed with respect to Bank Services and Specified Swap Agreements, and to Cash Collateralize the aggregate undrawn amount of Letters of Credit, to be paid to the Administrative Agent for the ratable account of the Lenders or the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other amounts then owing that constitute Obligations of the Loan Parties, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been Cash Collateralized in accordance with the terms hereof), to the Borrower or as otherwise required by law.

Subject to Section 3, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral for Letters of Credit after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Notwithstanding the foregoing, Obligations under Bank Services Agreements and Specified Swap Agreements with parties that are not Affiliates of Administrative Agent shall be excluded from the application described above unless at least three Business Days prior to any distribution, Administrative Agent has received written notice from the applicable Bank Services Provider or Qualified Counterparty of the amount of such Obligations under Bank Services Agreements and Specified Swap Agreements, as applicable, then due and payable, together with such supporting documentation as Administrative Agent may request.

SECTION 9
THE ADMINISTRATIVE AGENT

9.1            Appointment and Duties.

(a)            Appointment of Agent. Each Secured Party hereby appoints JPMorgan (together with any successor Administrative Agent pursuant to Section 9.9) as Administrative Agent hereunder and authorizes Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such other actions on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)            Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Secured Parties), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuer with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Sections 8.1(f)) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 8.1(f) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Administrative Agent and the other Secured Parties with respect to the Loan Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Administrative Agent hereby appoints, authorizes and directs each Secured Party to act as collateral sub-agent for Administrative Agent, the Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Secured Party, and may further authorize and direct the Secured Parties to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Administrative Agent, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)            Limited Duties. Under the Loan Documents, Administrative Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 10.6(c) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Administrative Agent, which terms are used for title purposes only, (ii) is not assuming and shall not have any actual or implied obligations, functions, responsibilities, duties, under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Secured Party or any other Person, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) and (ii) above.

9.2            Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken (or omitted to be taken) by Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken (or omitted to be taken) by Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

9.3            Use of Discretion.

(a)            No Action without Instructions. Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, the Majority Revolving Lenders or a greater proportion of the Lenders).

(b)            Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Administrative Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Administrative Agent or any Related Party thereof or (ii) that is, in the opinion of Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

(c)            Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with the Loan Documents for the benefit of all the Secured Parties; provided that the foregoing shall not prohibit (i) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and the Swing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.7 and this Section 9.3 or (iv) any Secured Party from filing proofs of claim (and thereafter appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or other debtor relief law), but in the case of this clause (iv) if, and solely if, Administrative Agent has not filed such proof of claim or other instrument of similar character in respect of the Obligations under the Loan Documents within five (5) days before the expiration of the time to file the same.

9.4            Delegation of Rights and Duties. Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Section 9 to the extent provided by Administrative Agent.

9.5            Reliance and Liability. Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.6, (ii) rely on the Register to the extent set forth in Section 10.6, (iii) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including, for the avoidance of doubt, reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(a)            As between the Administrative Agent and the Secured Parties, none of Administrative Agent and its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Administrative Agent and its Related Parties:

(i)             shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of Administrative Agent, when acting on behalf of Administrative Agent);

(ii)            shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)           makes no warranty or representation, and shall not be responsible, to any Secured Party or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Loan Party or any Related Party of any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Loan Documents;

(iv)           shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any Secured Party describing such Default or Event of Default clearly labeled “notice of default” (in which case Administrative Agent shall promptly give notice of such receipt to all Lenders);

(v)            shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution;

(vi)           shall not be responsible to any Secured Party, Holdings, the Borrower, any other Loan Party or any other Person, or have any liability for, any incorrect or inaccurate determination of Term SOFR or the ABR for any purpose under any Loan Document (except for gross negligence or willful misconduct of the Administrative Agent or its Related Parties as determined in a final, non-appealable judgment by a court of competent jurisdiction); and

(vii)          do not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service;

and, for each of the items set forth in clauses (i) through (iv) above, each Secured Party, Holdings and the Borrower hereby waives and agrees not to assert (and each of Holdings and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against Administrative Agent based thereon.

9.6            Agent Individually. Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Capital Stock of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender”, “Majority Revolving Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender, one of the Required Lenders or one of the Majority Revolving Lenders, respectively.

9.7            Lender Credit Decision. Each Secured Party acknowledges that it shall, independently and without reliance upon Administrative Agent, any other Secured Party or any of their Related Parties or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Administrative Agent or any of its Related Parties, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Administrative Agent to the Lenders or L/C Issuer, Administrative Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of Administrative Agent or any of its Related Parties.

9.8            Borrower Communications.

(a)            The Administrative Agent, the Lenders and the L/C Issuers agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)            Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the L/C Issuers and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the L/C Issuers and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)            THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER, ANY SYNDICATION AGENT LISTED ON THE COVER PAGE OF THIS AGREEMENT, THE DOCUMENTATION AGENT LISTED ON THE COVER PAGE OF THIS AGREEMENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY L/C ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d)            “Borrower Communications” means, collectively, any Notice of Borrowing, Notice of Conversion/Continuation, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(e)            Each of the Lenders, each of the L/C Issuers and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)             Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.9            Resignation of Agent or L/C Issuer.

(a)            Administrative Agent may resign at any time by delivering 30 days’ prior notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 9.9. If Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent. If, after 30 days after the date of the retiring Administrative Agent’s notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Each appointment under this clause (a) (other than an appointment by the Administrative Agent of a successor Administrative Agent from among the Lenders) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with, and with the consent of, the Borrower, (which consent shall not be unreasonably withheld or delayed, provided that no consent shall be required during the continuance of an Event of Default), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            Effective immediately upon its resignation or removal, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring or removed Administrative Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring or removed Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 9.3, the retiring or removed Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

(d)            L/C Issuer may resign at any time by delivering notice of such resignation to Administrative Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit Issued by such L/C Issuer on or prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents. It is understood and agreed that the resignation of any L/C Issuer shall not affect the status hereunder of any Letters of Credit previously issued by such L/C Issuer.

9.10          Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate), and the Administrative Agent shall release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)            any Subsidiary of the Borrower (and, in the case of (iv), each Guarantor) from its guaranty of any Obligation (i) if all or substantially all of the Capital Stock of such Subsidiary owned by any Loan Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), (ii) if all or substantially all the property of such Subsidiary owned by any Loan Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent) and such Subsidiary is concurrently wound up or otherwise no longer required to be a Guarantor hereunder, (iii) if the Borrower, at its option, otherwise causes any Excluded Subsidiary to become a Guarantor and subsequently wants such Subsidiary to be released from its guaranty; provided, that the designation of any such Loan Party as an Excluded Subsidiary (other than for the purpose of avoiding any adverse tax consequences to the Borrower and its Subsidiaries as a result of any changes following the time such Excluded Subsidiary initially became a Guarantor) shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the net assets of such Loan Party (and such designation shall only be permitted to the extent such Investment is permitted under Section 7.7) and the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent certifying that such Subsidiary has become an Excluded Subsidiary and, with respect to any Loan Party, that such designation is permitted hereunder and entered into for a bona fide business purpose (as determined by the Borrower in good faith) and (iv) upon the Discharge of Obligations; and

(b)            any Lien held by Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Loan Party to a Person other than a Loan Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 7.3(h) and/or Section 7.3(l) (to the extent the relevant Lien is of the type described in Section 7.3(h)), (iii) all of the Collateral and all Loan Parties, upon (A) the Discharge of Obligations and (B) to the extent requested by Administrative Agent, receipt by Administrative Agent and the Secured Parties of liability releases from the Loan Parties each in form and substance reasonably acceptable to Administrative Agent, (iv) any Property ceases to constitute Collateral in accordance with the terms of the Loan Documents and the Loan Parties shall have delivered a certificate of a Responsible Officer to the Administrative Agent certifying that such Property is no longer Collateral and/or (v) if such Property is owned by a Loan Party, upon the release of such Loan Party from its Guaranty in accordance with Section 9.10(a).

Each Lender hereby directs Administrative Agent, and Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary at the Borrower’s expense to release the guaranties and Liens when and as directed in this Section 9.10.

9.11          Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) Section 2.15, Section 2.17, this Section 9, Section 10.7, Section 10.11, Section 10.12, Section 10.15 and 10.19 (and, solely with respect to L/C Issuers, Section 3.1), all terms and provisions contained herein applicable to Qualified Counterparties or Bank Services Providers, as applicable, and the decisions and actions of Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.5 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Administrative Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document. Each Secured Party expressly and irrevocably agrees that it will not hinder, or direct the Administrative Agent to take any action that will hinder, the automatic release of any security interest, Lien or Guarantee provided for by Section 9.10, and each Secured Party expressly and irrevocably agrees that the Administrative Agent shall be authorized to, and shall, take any necessary action to release any such security interest, Lien or Guarantee to the extent authorized to do so by Section 9.10 without any obligation or requirement to notify or obtain consent from any Secured Party; provided that the Administrative Agent has received a certificate of a Responsible Officer from the Loan Parties certifying that such release is authorized pursuant to Section 9.10. No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under this Agreement and the other Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and thereof.

9.12          Additional Titles. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, neither the Lead Arrangers, the Syndication Agents listed on the cover page of this Agreement nor the Documentation Agent listed on the cover page of this Agreement shall have any duties or responsibilities, nor shall the Lead Arrangers, such Syndication Agents or such Documentation Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Lead Arrangers, such Syndication Agents or such Documentation Agent.

9.13          Credit Bid. Each of the Lenders hereby irrevocably authorizes (and by entering into a Specified Swap or Bank Services Agreement, each Qualified Counterparty or Bank Services Provider, as the case may be, hereby authorizes and shall be deemed to authorize) Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a)            consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b)            credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c)            credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d)            credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e)            estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount (other than by means of offset) in connection with any purchase of all or any portion of the Collateral by Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that Administrative Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by Administrative Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is an Obligation, Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of Administrative Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

9.14          Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more benefit plans with respect to such Lender’s entrance into, or participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.15          Erroneous Payment Provisions.

(a)            Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.15 shall be conclusive, absent manifest error.

(b)            Each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”) or (y) that was not preceded or accompanied by an Erroneous Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Erroneous Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            Holdings, the Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Holdings, the Borrower or any other Loan Party.

(d)            Each party’s obligations under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 10
MISCELLANEOUS

10.1          Amendments and Waivers.

(a)            Neither this Agreement, any other Loan Document (other than any L/C Reimbursement Agreement and the Fee Letter), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. Except as otherwise permitted pursuant to Section 2.14(b), the Required Lenders and the Borrower may, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any term Loan, reduce the stated rate of any interest or fee payable hereunder (except that (x) any amendment or modification of defined terms used in the financial covenant in this Agreement or any waiver of default interest (or a waiver of any Default or Event of Default that results in interest no longer accruing at the default rate) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A) and (y) only the consent of the Borrower and the Administrative Agent shall be required to amend this Agreement to provide for an alternative benchmark interest rate for loans and such other related changes in accordance with Section 2.14(b)) or extend the scheduled Interest Payment Date, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; provided, that the consent of the Required Lenders shall not be required to extend the maturity date of any Incremental Term Loan or the termination date of any Revolving Commitment which extension shall require only the consent of each extending Lender; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of each Lender directly and adversely affected thereby; (C) (i) amend, modify or waive the provisions of Section 8.3, (ii) [reserved], (iii) reduce any percentage specified in the definition of Required Lenders, (iv) [reserved], or (v) release all or substantially all of the Collateral (except with respect to Dispositions and releases of Collateral permitted or required hereunder or as provided in any other Loan Document (in which case such release shall be made by the Administrative Agent alone)) or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, including any assignment by the Borrower of its Obligations hereunder that would result in all or substantially all of the Collateral ceasing to secure the Obligations or otherwise have the effect of such a release (except to the extent such release is otherwise permitted by the terms of this Agreement or the other Loan Documents (in which case such release shall be made by the Administrative Agent alone)), in each case of subclauses (i) through (v), without the written consent of each Lender directly and adversely affected thereby except as otherwise expressly noted in such subclauses; (D) (i) amend, modify or waive the pro rata requirements of Section 2.15 in a manner that adversely affects Lenders or the L/C Issuer without the written consent of each Lender directly and adversely affected thereby, (ii) [reserved]; (E) reduce the percentage specified in the definition of Majority Revolving Lenders without the written consent of all Revolving Lenders; (F) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (G) amend, modify or waive the rights or duties of the Swing Lender or the L/C Issuer, as applicable, unless signed by the Swing Lender or L/C Issuer, as applicable or (H) (i) subordinate (x) the Liens securing any of the Obligations on all or substantially all of the Collateral (“Existing Liens”) to the Liens securing any other Indebtedness or other obligations or (y) any Obligations in contractual right of payment, in each case under this clause (H), in respect of any other Indebtedness for borrowed money (other than amendments, supplements, waivers or other modifications consisting solely of an increase in the amount of Indebtedness that may be incurred pursuant to Sections 7.2(e), (h), (q) or (s)) or other obligations (any such other Indebtedness or other obligations, to which such Liens securing any of the Obligations or such Obligations, as applicable, are subordinated, “Senior Indebtedness”), in either the case of subclause (x) or (y), unless each directly and adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each Lender and calculated immediately prior to any applicable amendment or incurrence of Senior Indebtedness) of the Senior Indebtedness on the same terms  (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such directly and adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior  Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five (5) Business Days; provided, however, that (x) any Lender may designate any of its Affiliates to provide such Senior Indebtedness on its behalf with the Obligations of such Lender being treated, for purposes hereof, as though such Lender had provided such Senior Indebtedness itself without the written consent of each directly and adversely affected Lender and (y) in no event shall this clause (H) restrict any such amendment, supplement, waiver or other modification (I) in connection with any “debtor in possession” financing, (II) granting the Revolving Loans, Revolving Commitments or any other bona fide committed revolving facility (in the case of such other bona fide committed revolving facility, so long as the Revolving Loans and Revolving Commitments are also granted such priority on terms no less favorable than the terms applicable to the providers of such bona fide committed revolving facility) priority over any Incremental Term Loans, (III) in connection with any Indebtedness permitted under any factoring, securitization or other similar facility or (IV) expressly permitted by this Agreement, the Security Documents or any Intercreditor Agreement. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Swing Lender, the L/C Issuer and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations under Bank Services Agreements and Specified Swap Agreements resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in such Obligations under Bank Services Agreements and Specified Swap Agreements becoming unsecured (other than releases of Liens applicable to all Lenders permitted in accordance with the terms hereof), in each case in a manner adverse to any Bank Services Provider or Qualified Counterparty, shall be effective without the written consent of such Bank Services Provider or Qualified Counterparty, as the case may be.

(b)            Notwithstanding anything to the contrary contained in Section 10.1(a), in the event that the Borrower requests that this Agreement or any of the other Loan Documents be amended or otherwise modified in a manner which would require the consent of all of the Lenders or each affected Lender and such amendment or other modification is agreed to by the Borrower, the Required Lenders, the L/C Issuer, the Swing Lender and the Administrative Agent, then, with the consent of the Borrower, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i)             the termination of the Commitment of each such Minority Lender with the consent of Administrative Agent, not to be unreasonably withheld or delayed;

(ii)            the assumption of the Loans and Commitment of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.20; and

(iii)           the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent, the L/C Issuer, the Swing Lender and the Required Lenders may determine to be appropriate in connection therewith.

(c)            Notwithstanding any provision herein to the contrary, any provision of this Agreement or the Loan Documents may be amended, supplemented, waived or otherwise modified: (x)(i) pursuant to Section 2.25 with the written consent of the Administrative Agent and the Borrower (without the consent of any Lender) or (ii) with the written consent of the Required Lenders, the Administrative Agent, the L/C Issuer, the Swing Lender and the Borrower, in each case of (i) or (ii), (A) to add one or more additional credit or term loan facilities to this Agreement and to permit all such additional extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding thereunder to share ratably (or on a basis junior or subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder and/or (B) to effect such amendments as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of Section 2.25, (y) by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect, inconsistency, obvious error or technical errors (as reasonably determined by the Administrative Agent and the Borrower, which determination shall be conclusive) and (z) with the written consent of the Borrower and the Administrative Agent (and no consent of any Lender shall be required), to make any amendments to the Security Documents as may be reasonably necessary (in the good faith determination of the Borrower, whose determination shall be conclusive) in order to effect the incurrence of any Indebtedness under Section 7.2(t) and any corresponding Liens, if applicable, permitted under Section 7.3(w). In connection with the incurrence by any Loan Party or any Subsidiary thereof of any Indebtedness incurred pursuant to Section 2.25 or Indebtedness permitted under Section 7.2(t), the Administrative Agent agrees to execute and deliver an Intercreditor Agreement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

10.2          Notices.

(b)            All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows:

(i)       if to Holdings, the Borrower, the Administrative Agent, an L/C Issuer or the Swing Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)     if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its administrative qquestionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(c)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

(d)            Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e)            (i)            Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the L/C Issuer, the Swing Lender and the other Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(ii)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the L/C Issuers and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the L/C Issuers and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(iii)           the Approved Electronic Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Approved Electronic Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Approved Electronic Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Approved Electronic Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the L/C Issuer by means of electronic communications pursuant to this Section, including through the Approved Electronic Platform. Notwithstanding anything to the contrary set forth herein, any notice, document or other deliverable required to be delivered by any Loan Party to the Administrative Agent (for distribution to any L/C Issuer, any Lender or any other Secured Party) by a certain time and so delivered by the applicable Loan Party to the Administrative Agent by such time shall be deemed received in a timely manner for all purposes of this Agreement and any other Loan Document if an error or other failure of the Approved Electronic Platform prevents or otherwise restricts any L/C Issuer, any Lender or any other Secured Party from receiving such notice or deliverable by such required time.

(iv)           Each of the Lenders, each of the L/C Issuers and the Swing Lender and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(v)            Nothing herein shall prejudice the right of the Administrative Agent, any Lender, any L/C Issuer or the Swing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

10.3          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4          Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5          Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower shall pay (i)  all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, limited to one primary counsel and local counsel for each other relevant jurisdiction, and replacement counsel in light of actual or potential conflicts of interest) in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent and any Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent and any Lender, in connection with the enforcement or protection of its rights, limited to one primary counsel and one local counsel for each other relevant jurisdiction, and additional counsel in light of actual or potential conflicts of interest for each of (x) the Administrative Agent and (y) the other Secured Parties collectively)) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued or participated in hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender (including the L/C Issuer), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for each Indemnitee, limited to one primary counsel and one local counsel for each other relevant jurisdiction, and additional counsel in light of actual or potential conflicts of interest, in each case, for each Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Reimbursement by Lenders. To the extent that the Borrower or any other Loan Party pursuant to any other Loan Document for any reason fails to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swing Lender, the L/C Issuer, or any Related Party of any of the foregoing or the Administrative Agent otherwise has liability for the actions and items referred to in Section 9.5(a), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Swing Lender, the L/C Issuer, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Aggregate Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Swing Lender or the L/C Issuer solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) and provided further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swing Lender or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swing Lender or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 2.4 and 2.17(e).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each such Person hereby waives, any claim of such Person against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No party hereto or Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)            Payments. All amounts due under this Section 10.5 shall be payable within 30 days after written demand therefor.

(f)             Survival. Each party’s obligations under this Section shall survive the resignation of the Administrative Agent or the L/C Issuer, the replacement of any Lender, the termination of the Loan Documents, the termination of the Commitments and the Discharge of Obligations.

10.6          Successors and Assigns; Participations and Assignments.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (except, in the case of any Subsidiary Guarantor, any assignment or delegation by operation of law as a result of any merger or consolidation of such Subsidiary Guarantor permitted by Section 7.4) without the prior written consent of the Administrative Agent, the L/C Issuer and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)             Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of any Incremental Term Loan, unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, Holdings and the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)           Required Consents. No consent shall be required for any assignment by a Lender except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x)  a Specified Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility or any unfunded Incremental Term Loan Commitments if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Incremental Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)            the consent of each L/C Issuer and the Swing Lender shall be required for any assignment in respect of the Revolving Facility.

(iv)           Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.

(v)            No Assignment to Certain Persons. No such assignment shall be made to (A) a Loan Party or any of a Loan Party’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) any Disqualified Institution. The Administrative Agent shall not disclose (verbally or in writing) the list of entities that are Disqualified Institutions to any Person, but upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Institutions, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Institutions.

(vi)           No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Holdings, the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in New York or otherwise a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the L/C Issuer, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to or Letter of Credit Obligations, as applicable, each Lender and the L/C Issuer pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the L/C Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Holdings, the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, Holdings, the Borrower or the Administrative Agent, sell participations to any Person (other than a Disqualified Institution, a natural Person or any Loan Party or any of any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Holdings, the Borrower, the Administrative Agent, the L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.17(e) and 9.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1). Holdings and the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(k) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or is otherwise necessary for tax purposes. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Lender or L/C Issuer may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender or L/C Issuer, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)             Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6.

(g)            Representations and Warranties of Lenders. Each Lender or L/C Issuer, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

10.7          Adjustments; Set-off.

(a)            Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.1, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

In addition to any rights and remedies of the Lenders and L/C Issuer provided by law, each Lender and the L/C Issuer shall have the right, after the occurrence and during the continuance of an Event of Default, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or L/C Issuer or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Administrative Agent or Required Lenders. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)            To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent, L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the NYFRB Rate from time to time in effect. The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

(c)            On the date any principal, interest, or fees under Section 2.6(a) are due from a Loan Party to the Administrative Agent, L/C Issuer, or any Lender, the Administrative Agent may debit any of Borrower’s deposit accounts at JPMorgan for such payments Borrower owes the Administrative Agent or any Lender under the Loan Documents. The Administrative Agent shall promptly notify Borrower when it debits Borrower’s accounts for payments of such amounts. These debits shall not constitute a set-off.

10.8          Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9          Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.10        Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11        GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.12        Submission to Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a)            submit to the exclusive jurisdiction of the State and Federal courts in the Southern District of the State of New York; provided however, that nothing in this Agreement shall be deemed to operate to preclude Administrative Agent, L/C Issuer or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent, L/C Issuer or such Lender. Each of the parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and each of the parties hereto hereby waive any objection that they may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each of the parties hereto hereby waive personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to any other party at the addresses set forth in Section 10.1(c) of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Person’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(b)            TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVES THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and

(c)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages. The Administrative Agent and Lenders agree that no Loan Party shall be liable to the Administrative Agent or the Lenders for consequential or punitive damages arising out of related to or in connection with the transactions contemplated hereunder.

10.13        Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)            none of the Administrative Agent, L/C Issuer, nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, L/C Issuer, and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and the L/C Issuer or among Holdings, the Borrower, the L/C Issuer and the Lenders; and

(d)            each of the Secured Parties and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. The Loan Parties acknowledge and agree that the transactions contemplated by this Agreement (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Secured Parties, on the one hand, and the Loan Parties, on the other.

10.14        [Reserved].

10.15        Confidentiality. The Administrative Agent, L/C Issuer and each Lender agrees to keep confidential all non-public information provided to it by or behalf of any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent or any Lender, including, without limitation, the posting by the Administrative Agent of and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Loan Parties hereunder on an Approved Electronic Platform, (b) subject to an agreement to comply with the provisions of this Section 10.15(b), to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) or other direct or contractual counterparties (including insurers and reinsurers) to any other transactions under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (c) to its Affiliates or to its and its Affiliates’ employees, directors, agents, attorneys, accountants and other professional advisors, in each case, that agree to keep such information confidential (it being understood that the Administrative Agent or such Lender shall be responsible for compliance by their respective Affiliates and their and their respective Affiliates’ employees, directors, agents, attorneys, accountants and other professional advisor with this Section 10.15), (d) upon the request or demand of any Governmental Authority with notice to the Borrower (to the extent practicable and legally permissible), (e) in response to any order of any court, or any regulatory or self-regulatory authority having jurisdiction over such Person or such other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law with notice to the Borrower (to the extent practicable and legally permissible and provided that no such notice shall be required with respect to routine audits and bank examinations); (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (through no breach of this Section 10.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. In addition, the Administrative Agent, the Lenders, and any of their respective Related Parties, may disclose to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Facility.

10.16        Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies Holdings, the Borrower and each other Loan Party that, pursuant to the requirements of “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and each other Loan Party, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings, the Borrower and each other Loan Party in accordance with the Patriot Act. The Borrower, Holdings and each other Loan Party will, and will cause each of their respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

10.17        Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.18       Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution;

(b)            a conversion of all, or a portion of, such liability into Capital Stock in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such Equity Interests will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; and

(c)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.19       Electronic Signatures.

Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Related Party of a Lender for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.20       Qualified Counterparties and Bank Services Providers.

No Qualified Counterparty or Bank Services Provider that obtains the benefits of the Topco Guarantee Agreement, the Guarantee and Collateral Agreement or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 10 to the contrary, the Administrative Agent shall not be required to verify the existence, amount or payment of any Obligations under any Bank Services Agreement or Specified Swap Agreement. Upon the request of Administrative Agent, each Qualified Counterparty and Bank Services Provider will promptly provide Administrative Agent with such information and supporting documentation with respect to its Obligations under Bank Services Agreements and Specified Swap Agreements, as applicable, as Administrative Agent shall request, including the amounts (contingent and/or due and payable) thereof.

10.21       Recognition of U.S. Special Resolution Regime.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Remainder of page intentionally left blank]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HOLDINGS:

DOUBLEVERIFY MIDCO, INC., as Holdings

By:	/s/ Nicola Allais

Name: Nicola Allais

Title: Vice President, Treasurer and Chief Financial Officer

DOUBLEVERIFY INC., as Borrower

By:	/s/ Nicola Allais

Name: Nicola Allais

Title: Vice President, Treasurer and Chief Financial Officer

[Signature Page to DoubleVerify Credit Agreement]

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, a Lender, an L/C Issuer and a Swing Lender

By:	/s/ Christine Lathrop

Name:	Christine Lathrop

Title:	Executive Director

[Signature Page to DoubleVerify Credit Agreement]

BANK OF AMERICA, N.A., as a Lender and an L/C Issuer

By:	/s/ Frank Ratnasamy

Name:	Frank Ratnasamy

Title:	Vice President

[Signature Page to DoubleVerify Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender and an L/C Issuer

By:	/s/ Patrick Franke

Name:	Patrick Franke

Title:	Duly Authorized Signatory

[Signature Page to DoubleVerify Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender and an L/C Issuer

By:	/s/ Dan Starr
Name:	Dan Starr
Title:	Authorized Signatory

[Signature Page to DoubleVerify Credit Agreement]

BARCLAYS BANK PLC, as a Lender and an L/C Issuer

By:	/s/ Sean Duggan
Name:	Sean Duggan
Title:	Director

[Signature Page to DoubleVerify Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mackenzie Wood
Name:	Mackenzie Wood
Title:	Senior Vice President #23666

[Signature Page to DoubleVerify Credit Agreement]

Schedule 1.1B

REVOLVING COMMITMENTS
AND REVOLVING PERCENTAGES(1)

(1) On file with Administrative Agent.

Schedule 1.1B

Schedule 4.4

Governmental Approvals, Consents, Authorizations, Filings and Notices

None.

Schedule 4.4

Schedule 4.5

Requirements of Law

None.

Schedule 4.5

Schedule 4.15

Subsidiaries

Subsidiary	Jurisdiction	% Owned
DoubleVerify Inc.	Delaware	100% by DoubleVerify MidCo, Inc.
DoubleVerify, Ltd.	United Kingdom	100% by DoubleVerify Inc.
Ad-Juster, Inc.	Delaware	100% by DoubleVerify Inc.
Zentrick NV	Belgium	100% by DoubleVerify Inc.
Zentrick Inc.	Delaware	100% by Zentrick NV
DoubleVerify, Ltd.	Israel	100% by DoubleVerify Inc.
DoubleVerify, GmbH	Germany	100% by DoubleVerify Inc.
DoubleVerify Pte. Ltd.	Singapore	100% by DoubleVerify Inc.
Leiki Oy	Finland	100% by DoubleVerify Inc.
DoubleVerify Japan K.K.	Japan	100% by DoubleVerify Inc.
DoubleVerify Pty Ltd.	Australia	100% by DoubleVerify Inc.
DoubleVerify Solutions Canada Inc.	Canada	100% by DoubleVerify Inc.
DoubleVerify France SARL	France	100% by DoubleVerify Inc.
DoubleVerify Spain, S.L.	Spain	100% by DoubleVerify Inc.
DoubleVerify Servicos de Verificacao Publicitaria Ltda.	Brazil	1% by DoubleVerify MidCo, Inc. 99% by DoubleVerify Inc.
DoubleVerify de Mexico S. de R.L. de C.V.	Mexico	1% by DoubleVerify MidCo, Inc. 99% by DoubleVerify Inc.
Outrigger Media, Inc.	Delaware	100% by DoubleVerify Inc.
DoubleVerify International, Ltd.	United Kingdom	100% by DoubleVerify Inc.
Meetrics GmbH	Germany	100% by DoubleVerify International, Ltd.
DoubleVerify FZ-LLC	Dubai	100% by DoubleVerify International, Ltd.
Scibids Technology SAS	France	100% by DoubleVerify International, Ltd.
Scibids Technology UK Ltd	United Kingdom	100% by Scibids Technology SAS
Scibids Asia PTE Ltd	Singapore	100% by Scibids Technology SAS
Scibids Technology Inc	Delaware	100% by Scibids Technology SAS
Scibids Technology Spain, S.L.	Spain	100% by Scibids Technology SAS
DoubleVerify Solutions India Private Limited	India	10% by DoubleVerify, Ltd.(UK) 90% by DoubleVerify International, Ltd.
Scibids Technology Italy S.R.L.	Italy	100% by Scibids Technology SAS

Schedule 4.15

Schedule 4.19

UCC Filing Jurisdictions

Guarantor	Filing Office
DoubleVerify Inc.	Secretary of State of the State of Delaware
DoubleVerify MidCo, Inc.	Secretary of State of the State of Delaware
Ad-juster Inc.	Secretary of State of the State of Delaware
Outrigger Media, Inc.	Secretary of State of the State of Delaware

Copyright, Patent and Trademark Filings

Filing of Trademark Security Agreements with the United States Patent and Trademark Office

Filing of Patent Security Agreements with the United States Patent and Trademark Office

Schedule 4.21

Schedule 4.24

Capitalization

Loan Party	No. of Shares	Ownership Percentage	Record Owner
DoubleVerify MidCo, Inc.	100 shares of common stock	100%	DoubleVerify Holdings, Inc.

Schedule 4.24

Schedule 6.13

Post-Closing Obligations

No later than thirty (30) days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver, or cause to be delivered, to the Administrative Agent evidence of insurance and endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as an additional insured with respect to the Loan Parties’ general liability policies maintained by the Loan Parties and as loss payee and mortgagee with respect to the general property insurance maintained by such Loan Parties, which insurance shall provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days (or 10 days in the case of any of the same resulting from non-payment) after receipt by the Administrative Agent of written notice thereof.

On or prior to the date that is thirty (30) Business Days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Grantors (as defined in the Guarantee and Collateral Agreement) shall deliver to the Administrative Agent (or the Administrative Agent’s counsel) the certificates constituting Pledged Stock (as defined in the Guarantee and Collateral Agreement) held by such Grantor to the extent required to be delivered pursuant to the Guarantee and Collateral Agreement, accompanied by the corresponding undated stock power executed in blank.

Schedule 6.13

Schedule 7.2(d)

Existing Indebtedness

1.	Indebtedness in the aggregate principal amount of $5,751,080.00 in respect of the Google Cloud Addendum between Google LLC and DoubleVerify Inc., dated as of December 29, 2022.

Schedule 7.2(d)

Schedule 7.3(g)

Existing Liens

DoubleVerify Inc.

Name of Lienholder	Method of Lien Perfection (i.e. UCC Filing, Control, Possession, etc.)	Filing Jurisdiction	Filing Date and No.	Description of Collateral Covered by Lien	Description of Obligations Secured by Lien
Hewlett-Packard Financial Services Company	UCC	Delaware	08/05/2014 # 2014 3128386	Equipment	Obligations to Hewlett-Packard Financial Services Company
CISCO Systems Capital Corporation	UCC	Delaware	12/18/2015 #2015 6136427	Equipment	Obligations to CISCO Systems Capital Corporation
Presidio Technology Capital, LLC	UCC	Delaware	02/01/2021 2021 0812082	Goods	Obligations to Presidio Technology Capital, LLC
JPMorgan Chase Bank, N.A.	UCC	Delaware	05/04/2023 2023 3369401	Accounts receivable	Obligations to JPMorgan Chase, Bank, N.A.

Schedule 7.3(g)

Schedule 7.7

Investments

•	Existing Investments in the Capital Stock of Subsidiaries on the Closing Date.

Schedule 7.7

Schedule 7.9

Transactions With Affiliates

None

Schedule 7.9

Schedule 10.2

Administrative Agent’s Office, Certain Addresses for Notices

Administrative Agent:

Separately provided to the Borrower.

Borrower:

DoubleVerify Inc.

462 Broadway

New York, NY 10013

Attention: Chief Financial Officer

Email: treasury@doubleverify.com

With a copy to:

Debevoise & Plimpton LLP

66 Hudson Blvd E

New York, NY 10001

Attention: Scott B. Selinger

Email: sbselinger@debevoise.com

Telephone: (212) 909-6191

Schedule 10.2

EXHIBIT A-1

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

(Please see attached form)

Exhibit A-1

EXHIBIT A-2

FORM OF TOPCO GUARANTEE AGREEMENT

(Please see attached form)

Exhibit A-2

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

DOUBLEVERIFY MIDCO, INC.

DOUBLEVERIFY INC.

Date:  ___________ ____, 20____

This Compliance Certificate is delivered pursuant to Section 6.2(b) of that certain Credit Agreement, dated as of August 12, 2024, by and among DOUBLEVERIFY MIDCO, INC., a Delaware corporation (“Holdings”), DOUBLEVERIFY INC., a Delaware corporation (the “Borrower”), the Lenders and L/C Issuers party thereto, and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as Administrative Agent for the Lenders and as an L/C Issuer and the Swing Lender (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned, a duly authorized and acting Responsible Officer of Holdings, hereby certifies, in his/her capacity as an officer of Holdings, and not in any personal capacity, as follows:

I have reviewed and am familiar with the contents of this Compliance Certificate.

I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings, the Borrower and their respective Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Except as set forth on Attachment 2, I have no knowledge of the existence as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default.

[Attached hereto as Attachment 3 are the computations regarding compliance with the covenant set forth in Section 7.1 of the Credit Agreement.]1

[To the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party.]

[To the extent not previously disclosed to the Administrative Agent, a list of any material Intellectual Property consisting of United States patents, trademarks and/or copyrights (or applications therefor) issued to or acquired by any Loan Party since [the Closing Date][the date of the most recent report delivered].]

[Remainder of page intentionally left blank; signature page follows]

1 To be included with financial statements delivered pursuant to Section 6.1(a) and Section 6.1(b) of the Credit Agreement.

Exhibit B

IN WITNESS WHEREOF, the undersigned, as a Responsible Officer of Holdings and not individually, does hereby execute this Compliance Certificate as of the date first written above.

DOUBLEVERIFY MIDCO, INC.

By:
Name:
Title:

Attachment 1
to Compliance Certificate

[Attach Financial Statements]

Attachment 1

Attachment 2
to Compliance Certificate

Except as set forth below, no Default or Event of Default has occurred. [If a Default or Event of Default has occurred, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Borrower to be taken on account thereof.]

Attachment 2

Attachment 3
to Compliance Certificate

Compliance Certificate Calculations

Attachment 3

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE OF THE CERTIFYING LOAN PARTIES

This Secretary’s Certificate (this “Secretary's Certificate”) is delivered pursuant to Section 5.1(b) of that certain Credit Agreement, dated as of the date hereof, by and among DoubleVerify MidCo, Inc., a Delaware corporation (“Holdings”), DoubleVerify Inc., a Delaware corporation (the “Borrower” and, together with Holdings, each a “Certifying Loan Party” and collectively, the “Certifying Loan Parties”), the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, L/C Issuer, Swing Lender and Lead Arranger (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned officer of each Certifying Loan Party hereby certifies, on behalf of such Certifying Loan Party, in such capacity and not individually and without assuming any personal liability, as follows:

1.            I am the duly elected and qualified Secretary of each Certifying Loan Party.

2.            Attached hereto as Annex 1 is a true and complete copy of resolutions adopted by the unanimous written consent of the board of directors of each Certifying Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Certifying Loan Party is a party and all other agreements, documents and instruments to be executed, delivered and performed in connection therewith (the “Certifying Loan Party Resolutions”). The Certifying Loan Party Resolutions have been duly adopted, have not in any way been amended, modified, revoked or rescinded, and have been in full force and effect since their adoption up to and including the date hereof and are now in full force and effect, (ii) have been duly filed with the minutes of the proceedings of the board of directors of such Certifying Loan Party, and (iii) are the only resolutions adopted by the board of directors of either of the Certifying Loan Parties or any committee thereof relating to the authorization and approval of the Loan Documents. As of the date the Certifying Loan Party Resolutions were adopted, there were no vacancies or unfilled newly-created directorships on the board of directors of either of the Certifying Loan Parties.

3.            Attached hereto as Annex 2 is a true and complete copy of the by-laws of each Certifying Loan Party as in effect on the date hereof. Each such by-laws is in full force in effect on the date hereof, has not been amended and no such amendment is pending.

4.            Attached hereto as Annex 3 is a true and complete copy of the certificate of incorporation of each Certifying Loan Party as in effect on the date hereof, along with a long-form good-standing certificate for each Certifying Loan Party from the jurisdiction of its organization. Each such certificate of incorporation is in full force in effect on the date hereof, has not been further amended and no such amendment is pending.

5.            The persons named in Annex 4 are now duly elected and qualified officers of the applicable Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers, acting alone, is duly authorized to execute and deliver on behalf of such Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party.

Exhibit C

Debevoise & Plimpton LLP and Richards, Layton & Finger, P.A. are entitled to rely on this certificate in connection with any opinions they are delivering pursuant to the Loan Documents to which a Certifying Loan Party is a party.

[Signature page follows]

Exhibit C

IN WITNESS WHEREOF, the undersigned, as Secretary of [______________] and not individually, has executed this Secretary’s Certificate as of the date first written above.

By:
Name:
Title:

I, [_______], in my capacity as the [_______] of [___] and not individually, do hereby certify in the name and on behalf of [___] that [_______] is the duly elected and qualified [_______] of [____] and that the signature appearing above is his genuine signature.

By:
Name:
Title:

Exhibit C

ANNEX 1

UNANIMOUS WRITTEN CONSENTS

Exhibit C

ANNEX 2

By-Laws

Exhibit C

ANNEX 3

CertificateS of Incorporation

and

Good-Standing CertificateS

Exhibit C

ANNEX 4

INCUMBENCY

DOUBLEVERIFY MIDCO, INC.

DOUBLEVERIFY INC.

NAME	TITLE	SIGNATURE

Exhibit C

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

DOUBLEVERIFY MIDCO, INC.

DOUBLEVERIFY INC.

This Assignment and Assumption Agreement (the “Assignment Agreement”) is dated as of the Assignment Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as in effect on the date hereof, and as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letter of credit deposits and guarantees) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[for Assignee, if applicable, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	DOUBLEVERIFY INC., a Delaware corporation.

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A.

Exhibit D

5.	Credit Agreement: Credit Agreement, dated as of August 12, 2024, by and among DOUBLEVERIFY MIDCO, INC., a Delaware corporation (“Holdings”), the Borrower, the Lenders party thereto, and JPMORGAN CHASE BANK, N.A. (“JPMorgan”) as Administrative Agent for the Lenders and as L/C Issuer.

6.	Assigned Interest[s]:

Assignor	Assignee	Facility Assigned[1]		Aggregate Amount of Commitment / Loans for all Lenders[2]		Amount of Commitment / Loans Assigned[3]	Percentage Assigned of Commitment / Loans[4]		CUSIP Number
			$		$			%
			$		$			%
			$		$			%

[7.         Trade Date:                  ______________]5

Assignment Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature pages follow]

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment Agreement (e.g. “Revolving Facility”, “Incremental Term Loan Commitment”, etc.)

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.

[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.

[4]	Set forth, to at least 9 decimals, as a percentage of the applicable Commitment/Loans of all Lenders thereunder.

[5]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR[1]
[NAME OF ASSIGNOR]

By:
Name: Title:

ASSIGNEE[2]
[NAME OF ASSIGNEE]

By:
Name: Title:

[1]	Add additional signature blocks as needed.

[2]	Add additional signature blocks as needed.

Exhibit D

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Name: Title:

[Consented to:]3

[NAME OF RELEVANT PARTY]

By
Name: Title:

[NAME OF RELEVANT PARTY]

By
Name: Title:

[3]	To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

Exhibit D

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or thereto.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Assignee under Section 10.6(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b)(iii) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (vii) it is not a Disqualified Institution or an Affiliate of a Disqualified Institution readily identifiable by name and (viii) if it is a Foreign Lender, attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on any of the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

Exhibit D

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy (or other electronic method of transmission) shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Exhibit D

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of August 12, 2024 by and among DOUBLEVERIFY MIDCO, INC., a Delaware corporation (“Holdings”), DOUBLEVERIFY INC., a Delaware corporation (the “Borrower”), the Lenders and L/C Issuers party thereto, and JPMORGAN CHASE BANK, N.A. (“JPMorgan”) as Administrative Agent for the Lenders and as an L/C Issuer and the Swing Lender (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) interest payments on the Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the undersigned.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Lender]

By
Name:
Title:

Exhibit E-1

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of August 12, 2024 by and among DOUBLEVERIFY MIDCO, INC., a Delaware corporation (“Holdings”), DOUBLEVERIFY INC., a Delaware corporation (the “Borrower”), the Lenders and L/C Issuers party thereto, and JPMORGAN CHASE BANK, N.A. (“JPMorgan”) as Administrative Agent for the Lenders and as an L/C Issuer and the Swing Lender (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) interest payments on the Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the undersigned.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Participant]

By
Name:
Title:

Exhibit E-2

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of August 12, 2024 by and among DOUBLEVERIFY MIDCO, INC., a Delaware corporation (“Holdings”), DOUBLEVERIFY INC., a Delaware corporation (the “Borrower”), the Lenders and L/C Issuers party thereto, and JPMORGAN CHASE BANK, N.A. (“JPMorgan”) as Administrative Agent for the Lenders and as an L/C Issuer and the Swing Lender (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) interest payments on the Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the undersigned.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Participant]

By
Name:
Title:

Exhibit E-3

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of August 12, 2024 by and among DOUBLEVERIFY MIDCO, INC., a Delaware corporation (“Holdings”), DOUBLEVERIFY INC., a Delaware corporation (the “Borrower”), the Lenders and L/C Issuers party thereto, and JPMORGAN CHASE BANK (“JPMorgan”) as Administrative Agent for the Lenders and as an L/C Issuer and the Swing Lender (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) interest payments on the Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the undersigned.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Lender]

By
Name:
Title:

Exhibit E-4

EXHIBIT F

RESERVED

Exhibit F

EXHIBIT G-1

FORM OF REVOLVING LOAN NOTE

DOUBLEVERIFY INC.

THIS REVOLVING LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REVOLVING LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[_________]	New York, New York
[DATE]

FOR VALUE RECEIVED, the undersigned, DOUBLEVERIFY INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [____________] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, on the Revolving Termination Date the principal amount of (a) [_____________] DOLLARS ($[___________]), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Section 2.4 of the Credit Agreement referred to below. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Revolving Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, the Type and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of SOFR Loans, the length of each Interest Period with respect thereto. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of any Revolving Loan.

This Note (a) is one of the Revolving Loan Notes referred to in the Credit Agreement, dated as of August 12, 2024, among the Borrower, DoubleVerify MidCo, Inc., a Delaware corporation (“Holdings”), the Lenders and L/C Issuers party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, an L/C Issuer and the Swing Lender (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Exhibit G-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature page follows]

Exhibit G-1

doubleverify inc.

By:

Name:

Title:

Exhibit G-1

Schedule A
to Revolving Loan Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to SOFR Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Exhibit G-1

Schedule B
to Revolving Loan Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF SOFR LOANS

Date	Amount of SOFR Loans	Amount Converted to SOFR Loans	Interest Period and Term SOFR with Respect Thereto	Amount of Principal of SOFR Loans Repaid	Amount of SOFR Loans Converted to ABR Loans	Unpaid Principal Balance of SOFR Loans	Notation Made By

Exhibit G-1

EXHIBIT G-2

FORM OF INCREMENTAL TERM LOAN NOTE

DOUBLEVERIFY INC.

THIS INCREMENTAL TERM LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS INCREMENTAL TERM LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE INCREMENTAL TERM LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[_________]	New York, New York
[DATE]

FOR VALUE RECEIVED, the undersigned, DOUBLEVERIFY INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [__________] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, the principal amount of (a) [___________] ($[_________]), or, if less, (b) the aggregate unpaid principal amount of the Incremental Term Loans made by the Lender pursuant to the Credit Agreement referred to below. The principal amount hereof shall be paid in the amounts and on the dates specified in Section 2.25 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Incremental Term Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, the Type and amount of the Incremental Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of SOFR Loans, the length of each Interest Period with respect thereto. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of the Incremental Term Loan.

This Note (a) is one of the Incremental Term Loan Notes referred to in the Credit Agreement, dated as of August 12, 2024, among the Borrower, DoubleVerify MidCo, Inc., a Delaware corporation (“Holdings”), the Lenders and L/C Issuers party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, an L/C Issuer and the Swing Lender (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement, and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

Exhibit G-2

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature page follows]

Exhibit G-2

doubleverify inc.

By:

Name:

Title:

Exhibit G-2

Schedule A
to Incremental Term Loan Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to SOFR Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Exhibit G-2

Schedule B
to Incremental Term Loan Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF SOFR LOANS

Date	Amount of SOFR Loans	Amount Converted to SOFR Loans	Interest Period and Term SOFR with Respect Thereto	Amount of Principal of SOFR Loans Repaid	Amount of SOFR Loans Converted to ABR Loans	Unpaid Principal Balance of SOFR Loans	Notation Made By

Exhibit G-2

EXHIBIT G-3

FORM OF SWINGLINE NOTE

DOUBLEVERIFY INC.

THIS SWINGLINE NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS SWINGLINE NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE SWINGLINE LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[_________]	New York, New York
[DATE]

FOR VALUE RECEIVED, the undersigned, DOUBLEVERIFY INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [__________] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, the principal amount of (a) [___________] ($[_________]), or, if less, (b) the aggregate unpaid principal amount of the Swing Loans made by the Lender pursuant to the Credit Agreement referred to below. The principal amount hereof shall be paid in the amounts and on the dates specified in Section 3.2 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Swing Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, the amount of the Swing Loan and the date and amount of each payment or prepayment of principal with respect thereto. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of the Swing Loan.

This Note (a) is one of the Swing Loan Notes referred to in the Credit Agreement, dated as of August 12, 2024, among the Borrower, DoubleVerify MidCo, Inc., a Delaware corporation (“Holdings”), the Lenders and L/C Issuers party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, an L/C Issuer and the Swing Lender (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement, and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Exhibit G-3

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature page follows]

Exhibit G-3

doubleverify inc.

By:

Name:

Title:

Exhibit G-3

Schedule A
to Swingline Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Unpaid Principal Balance of ABR Loans	Notation Made By

Exhibit G-3

EXHIBIT H

FORM OF SOLVENCY CERTIFICATE

[_____]

Date:  ___________ ____, 20____

To the Administrative Agent
and each of the Lenders party
to the Credit Agreement referred to below:

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered pursuant to Section 5.1(j) of that certain Credit Agreement, dated as of August 12, 2024 (the “Credit Agreement”), by and among DOUBLEVERIFY INC., a Delaware corporation (the “Borrower”), DOUBLEVERIFY MIDCO, INC., a Delaware corporation (“Holdings”), the Lenders and L/C Issuers party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, “Administrative Agent”), an L/C Issuer and the Swing Lender. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

The undersigned, solely in such undersigned’s capacity as Chief Financial Officer of the Borrower, and not individually, hereby certifies to Administrative Agent, the Lenders, the L/C Issuers and the Swing Lender, on behalf of the Loan Parties, as follows:

1.             The undersigned is familiar with the business and financial position of the Loan Parties. In reaching the conclusions set forth in this Certificate, the undersigned has made, or has caused to be made under such undersigned’s supervision, such other examinations, investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Loan Parties.

2.             As of the date hereof, and after giving effect to the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement:

(A)	the amount of the “fair value” of the assets of the Loan Parties, on a consolidated basis, will, as of the date hereof, exceed the amount of all “liabilities of the Loan Parties, on a consolidated basis, contingent or otherwise”, as of the date hereof, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors;

(B)	the “present fair salable value” of the assets of the Loan Parties, on a consolidated basis, will, as of the date hereof, be greater than the amount that will be required to pay the liability of the Loan Parties, on a consolidated basis, on their debts as such debts become absolute and matured in the ordinary course, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors;

(C)	the Loan Parties, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital with which to conduct their business; and

Exhibit H

(D)	the Loan Parties, on a consolidated basis, will be able to pay their debts as they mature in the ordinary course.

As used herein, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

[Remainder of Page Intentionally Left Blank]

Exhibit H

IN WITNESS WHEREOF, the undersigned has executed this Certificate, in his capacity as Chief Financial Officer of the Borrower, and not individually, as of the date first written above.

[_______________]

By:
Name:
Title:

Exhibit H

EXHIBIT I-1

FORM OF INCREASE SUPPLEMENT

INCREASE SUPPLEMENT, dated as of [___________], to that certain Credit Agreement, dated as of August 12, 2024 (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among DOUBLEVERIFY INC., a Delaware corporation (the “Borrower”), DOUBLEVERIFY MIDCO, INC., a Delaware corporation (“Holdings”), the Lenders and L/C Issuers party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, an L/C Issuer and the Swing Lender (in such capacity, “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.             Pursuant to Subsection 2.25(c) of the Credit Agreement, the Borrower hereby proposes to increase (the “Increase”) the aggregate [existing tranche of term loans under the Credit Agreement][Revolving Commitments] from [$_______] to [$_______].

2.             Each of the following Lenders (each, an “Increasing Lender”) has been invited by the Borrower, and has agreed, subject to the terms hereof, to increase its [existing tranche of term loans under the Credit Agreement][Revolving Commitment] as follows:

Name of Lender		[___][1] [term loan] [Revolving] Commitment		[___][2] Supplemental [Term Loan] [Revolving] Commitment (after giving effect hereto)	[___][3] Supplemental [Term Loan] [Revolving Loan] Amortization
	$		$
	$		$
	$		$

3.             Pursuant to Subsection 2.25 of the Credit Agreement, by execution and delivery of this Increase Supplement, each of the Increasing Lenders agrees and acknowledges that it shall have an aggregate [___]4 [term loan][Revolving] Commitment and [___]5 Supplemental [Term Loan][Revolving] Commitment in the amount equal to the amount set forth above next to its name.

4.             In accordance with the Credit Agreement, this Increase Supplement is designated as a Loan Document.

[Remainder of Page Intentionally Left Blank]

[1]	Indicate relevant tranche.
[2]	Indicate relevant tranche.
[3]	Indicate relevant tranche.
[4]	Indicate relevant tranche.
[5]	Indicate relevant tranche.

EXHIBIT I-1
to
CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this INCREASE SUPPLEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

The Increasing Lender:
[INCREASING LENDER]

By:
Name:
Title:

DOUBLEVERIFY INC.,
as Borrower

By:
Name:
Title:

EXHIBIT I-2

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [__________], (this “Lender Joinder Agreement”), by and among the bank or financial institution party hereto (the “Additional Commitment Lender”), DOUBLEVERIFY, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

RECITALS:

WHEREAS, reference is made to the Credit Agreement, dated as of August 12, 2024 (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, DOUBLEVERIFY MIDCO, INC., a Delaware corporation (“Holdings”), the Lenders and L/C Issuers party thereto, and the Administrative Agent; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may add Supplemental [Term Loan][Revolving] Commitments of one or more Additional Commitment Lenders by entering into one or more Lender Joinder Agreements, provided that after giving effect thereto the aggregate amount of all Supplemental [Term Loan][Revolving] Commitments shall not exceed the Maximum Incremental Facilities Amount.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.	The Additional Commitment Lender party hereto hereby agrees to commit to provide its respective Supplemental [Term Loan][Revolving] Commitments as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Such Additional Commitment Lender (a) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsections 4.1 and 6.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent , as applicable, by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the representations and warranties of such Additional Commitment Lender as a Lender contained in Subsection 10.6(g) of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 10.15 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 2.17(f) of the Credit Agreement.

EXHIBIT I-2
to
CREDIT AGREEMENT

2.	The Additional Commitment Lender hereby agrees to make its Supplemental [Term Loan][Revolving] Commitment on the following terms and conditions on the Effective Date set forth on Schedule A hereto (such date, the “Effective Date”) pertaining to such Additional Commitment Lender attached hereto:

1.	Additional Commitment Lender to Be a Lender. Such Additional Commitment Lender acknowledges and agrees that upon its execution of this Lender Joinder Agreement that such Additional Commitment Lender shall on and as of the Effective Date become a “Lender” with respect to the [___][15] [term loan][Revolving] Commitment indicated on Schedule A hereto, under, and for all purposes of, the Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms thereof, shall perform all the obligations of and shall have all rights of a Lender thereunder, and shall make available such amount to fund its ratable share of outstanding Supplemental [Term Loan][Revolving] Commitments on the Effective Date as the Administrative Agent may instruct.

2.	Certain Delivery Requirements. Such Additional Commitment Lender has delivered or shall deliver herewith to the Borrower and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Commitment Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to Subsection 2.17 of the Credit Agreement.

3.	Credit Agreement Governs. Except as set forth in this Lender Joinder Agreement, Supplemental [Term Loan][Revolving] Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.	Notice. For purposes of the Credit Agreement, the initial notice address of such Additional Commitment Lender shall be as set forth below its signature below.

5.	Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the Supplemental [Term Loan][Revolving] Commitments made by such Additional Commitment Lender in the Register.

6.	Amendment, Modification and Waiver. This Lender Joinder Agreement may not be amended, restated, supplemented, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

7.	Entire Agreement. This Lender Joinder Agreement, the Credit Agreement and the other Loan Documents represent the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

8.	GOVERNING LAW. THIS LENDER JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

15       Indicate relevant tranche

EXHIBIT I-2
to
CREDIT AGREEMENT

9.	Severability. Any provision of this Lender Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.	Counterparts. This Lender Joinder Agreement may be executed by one or more of the parties to this Lender Joinder Agreement in any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL COMMITMENT LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

DOUBLEVERIFY INC., as Borrower

By:
Name:
Title:

Exhibit I-2

1.

SCHEDULE A

to

EXHIBIT I-2

SUPPLEMENTAL [TERM LOAN][REVOLVING] COMMITMENTS

Additional Commitment Lender	[___][16] Supplemental [Term Loan][Revolving] Commitment		Principal Amount Committed		Aggregate Amount of All [___][17] Supplemental [Term Loan][Revolving] Commitments	Maturity Date
		$		$

Effective Date of Lender Joinder Agreement: ___________________________

16       Indicate relevant tranche.

17       Indicate relevant tranche.

Exhibit I-2

Exhibit J

FORM OF INTERCREDITOR AGREEMENT

(Please see attached form)

Exhibit J

EXHIBIT J

[Form of]

INTERCREDITOR AGREEMENT

by and between

JPMORGAN CHASE BANK, N.A.,

as Original First Lien Agent,

[                                      ],

as [        ]1 [First/Second]2 Lien Agent

and

the other Persons from time to time party hereto

Dated as of [       ], 20[    ]

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

Section 1.1	UCC Definitions	2
Section 1.2	Other Definitions	2
Section 1.3	Rules of Construction	22

ARTICLE II

LIEN PRIORITY

Section 2.1	Agreement to Subordinate	22
Section 2.2	Waiver of Right to Contest Liens	26
Section 2.3	Remedies Standstill	27
Section 2.4	Exercise of Rights	28
Section 2.5	No New Liens	30
Section 2.6	Waiver of Marshalling	32

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1	Certain Actions Permitted	33
Section 3.2	Delivery of Control Collateral; Agent for Perfection	33
Section 3.3	Sharing of Information and Access	34
Section 3.4	Insurance	34
Section 3.5	No Additional Rights for the Credit Parties Hereunder	34
Section 3.6	Actions upon Breach	34

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1	Application of Proceeds	34
Section 4.2	Specific Performance	37

ARTICLE V

INTERCREDITOR ACKNOWLEDGMENTS AND WAIVERS

Section 5.1	Notice of Acceptance and Other Waivers	38
Section 5.2	Modifications to Senior Priority Documents and Junior Priority Documents	38
Section 5.3	Reinstatement and Continuation of Agreement	42

-iii-

Page

ARTICLE VI

INSOLVENCY PROCEEDINGS

ARTICLE VII

MISCELLANEOUS

EXHIBITS:

Exhibit A	Additional Indebtedness Designation
Exhibit B	Additional Indebtedness Joinder

Exhibit C    Joinder of Original First Lien Credit Agreement or [     ]1 [First/Second]2 Lien Credit Agreement

-iv-

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [  ], 20[  ], by and between JPMorgan Chase Bank, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “Original First Lien Agent”) for the Original First Lien Secured Parties referred to below, and [   ], in its capacity [as collateral agent] (together with its successors and assigns in such capacity, and as further defined herein, the “[   ]1 [First/Second]2 Lien Agent”) for the [    ]1 [First/Second]2 Lien Secured Parties referred to below. Capitalized terms used herein without other definition are used as defined in Article I hereof.

RECITALS

A.           Pursuant to the Original First Lien Credit Agreement, the Original First Lien Creditors have agreed to make certain loans and other financial accommodations to or for the benefit of the Original First Lien Borrowers, as more particularly provided therein.

B.            Pursuant to the Original First Lien Guarantees, the Original First Lien Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the Original First Lien Borrowers’ obligations under the Original First Lien Facility Documents, as more particularly provided therein.

C.            As a condition to the effectiveness of the Original First Lien Credit Agreement and to secure the obligations of the Original First Lien Borrowers, the Original First Lien Guarantors and each other Subsidiary of the Original First Lien Borrowers, in each case, that is now or hereafter becomes an Original First Lien Credit Party, the Original First Lien Credit Parties have granted or will grant to the Original First Lien Agent (for the benefit of the Original First Lien Secured Parties) Liens on the Collateral, as more particularly provided in the Original First Lien Facility Documents.

D.            Pursuant to the [        ]1 [First/Second]2 Lien Credit Agreement, the [        ]1 [First/Second]2 Lien Lenders have agreed to make certain extensions of credit to or for the benefit of the [        ]1 [First/Second]2 Lien Borrower, as more particularly provided therein.

E.            Pursuant to the [        ]1 [First/Second]2 Lien Guarantees, the [        ]1 [First/Second]2 Lien Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the [        ]1 [First/Second]2 Lien Borrower’s obligations under the [        ]1 [First/Second]2 Lien Facility Documents, as more particularly provided therein.

F.            As a condition to the effectiveness of the [        ]1 [First/Second]2 Lien Credit Agreement and to secure the obligations of the [        ]1 [First/Second]2 Lien Borrower, the [        ]1 [First/Second]2 Lien Guarantors and each other Subsidiary of the Company, in each case, that is now or hereafter becomes a [        ]1 [First/Second]2 Lien Credit Party, the [        ]1 [First/Second]2 Lien Credit Parties have granted or will grant to the [        ]1 [First/Second]2 Lien Agent (for the benefit of the [        ]1 [First/Second]2 Lien Secured Parties) Liens on the Collateral, as more particularly provided in the [        ]1 [First/Second]2 Lien Facility Documents.

G.            Pursuant to this Agreement, the Company Representative may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” by executing and delivering an Additional Indebtedness Designation hereunder, a form of which is attached hereto as Exhibit A, and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Creditors shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Company Representative), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Company Representative), as the case may be, for all purposes under this Agreement.

H.            Each of the Original First Lien Agent (on behalf of the Original First Lien Secured Parties) and the [       ]1 [First/Second]2 Lien Agent (on behalf of the [       ]1 [First/Second]2 Lien Secured Parties) and, by their acknowledgment hereof, the Original First Lien Credit Parties and the [       ]1 [First/Second]2 Lien Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Chattel Paper, Deposit Accounts, Documents, Equipment, Financial Assets, Instruments, Investment Property, Money, Security, Securities Accounts, and Security Entitlements.

Section 1.2          Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Agent” shall mean any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time designated as a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness under any Additional Credit Facility, together with its successors and assigns.

“Additional Collateral Documents” shall mean all “Security Documents” (or an equivalent definition) as defined in any Additional Credit Facility, and, in any event, shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including, without limitation, any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of such Additional Indebtedness, whether by the same or any other lender, debt holder or other creditor or group of lenders, debt holders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder, provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness. As used in this definition of “Additional Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Initial Original First Lien Credit Agreement whether or not then in effect.

“Additional Credit Facility Creditors” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their permitted successors, assigns and transferees, as well as any Person designated as an “Additional Credit Facility Creditor” under any Additional Credit Facility.

“Additional Credit Party” shall mean the Original First Lien Borrowers, Holdings (so long as it is a guarantor under any of the Additional Guarantees), and each Affiliate of the Company that is or becomes a party to any Additional Document, and any other Person that becomes a borrower or guarantor under any of the Additional Guarantees, in each case unless and until released from its obligations.

“Additional Creditors” shall mean one or more Additional Credit Facility Creditors and shall include all Additional Bank Products Providers, Additional Hedging Providers in respect of any Additional Documents and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Creditors represented by such Additional Agent.

“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guarantees, any Additional Collateral Documents, any Bank Products Agreements between any Credit Party and any Additional Bank Products Provider, any Hedging Agreements between any Credit Party and any Additional Hedging Provider, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Agent in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Secured Parties or between or among any of the other Secured Parties and any of the Additional Secured Parties, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Guarantees” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guarantee.

“Additional Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time designated as an Additional Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that:

(1) is secured by a Lien on Collateral and is permitted to be so secured by:

(a)            prior to the Discharge of Original First Lien Obligations, Section 7.3 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any Other Original First Lien Credit Agreement then in effect if the Initial Original First Lien Credit Agreement is not then in effect;

(b)            prior to the Discharge of [        ]1 [First/Second]2 Lien Obligations, Subsection [   ]3 of the Initial [        ]1 [First/Second]2 Lien Credit Agreement (if the Initial [        ]1 [First/Second]2 Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any Other [        ]1 [First/Second]2 Lien Credit Agreement then in effect if the Initial [          ]1 [First/Second]2 Lien Credit Agreement is not then in effect (which covenant is designated in such [        ]1 [First/Second]2 Lien Credit Agreement as applicable for purposes of this definition); and

(c)            prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning assigned thereto in (x) for purposes of the preceding clause (1)(a), prior to the Discharge of Original First Lien Obligations, in Section 1.1 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect), or in any Other Original First Lien Credit Agreement then in effect (if the Initial Original First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of [        ]1 [First/Second]2 Lien Obligations, in Subsection [    ]4 of the Initial [        ]1 [First/Second]2 Lien Credit Agreement (if the Initial [        ]1 [First/Second]2 Lien Credit Agreement is then in effect), or in any Other [        ]1 [First/Second]2 Lien Credit Agreement then in effect (if the Initial [        ]1 [First/Second]2 Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company Representative with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Creditors in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Junior Priority Exposure” shall mean, as to any Additional Credit Facility in respect of Junior Priority Debt, as of the date of determination, the sum of the Dollar Equivalent of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the applicable Junior Priority Creditors to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of Additional Obligations in respect of Junior Priority Debt thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount of Additional Obligations in respect of Junior Priority Debt thereunder.

“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Creditors or any of them, including any Bank Products Providers, Additional Hedging Providers, under any Additional Document, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Secured Parties” shall mean any Additional Agents and any Additional Creditors.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)            prior to the Discharge of Original First Lien Obligations, (x) Section 7.2 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect) or (y) any negative covenant restricting Indebtedness contained in any Other Original First Lien Credit Agreement then in effect if the Initial Original First Lien Credit Agreement is not then in effect (in each case under this clause (y), which covenant is designated in such Original First Lien Credit Agreement as applicable for purposes of this definition);

(b)            prior to the Discharge of [        ]1 [First/Second]2 Lien Obligations, Subsection [ ]5 of the Initial [        ]1 [First/Second]2 Lien Credit Agreement (if the Initial [        ]1 [First/Second]2 Lien Credit Agreement is then in effect) or any negative covenant restricting Indebtedness contained in any Other [        ]1 [First/Second]2 Lien Credit Agreement then in effect if the Initial Original [        ]1 [First/Second]2 Lien Credit Agreement is not then in effect (in each case under this clause (b), which covenant is designated in such [        ]1 [First/Second]2 Lien Credit Agreement as applicable for purposes of this definition); and

(c)            prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning assigned thereto (x) for purposes of the preceding clause (a), prior to the Discharge of Original First Lien Obligations, in Section 1.1 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect), or in any Other Original First Lien Credit Agreement then in effect (if the Initial Original First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of [        ]1 [First/Second]2 Lien Obligations, in Subsection [ ]5 of the Initial [        ]1 [First/Second]2 Lien Credit Agreement (if the Initial [        ]1 [First/Second]2 Lien Credit Agreement is then in effect), or in any Other [        ]1 [First/Second]2 Lien Credit Agreement then in effect (if the Initial [        ]1 [First/Second]2 Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for purposes of such other Credit Document.

“Affiliate” as to any specified Person shall mean any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” shall mean any Senior Priority Agent or any Junior Priority Agent, as applicable.

“Agreement” shall have the meaning assigned thereto in the preamble hereto.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by any Credit Party (other than letters of credit and other than loans and advances except Indebtedness arising from services described in clauses (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees.

“Bank Products Provider” shall mean any Original First Lien Bank Products Provider, any [        ]1 [First/Second]2 Lien Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Board of Directors” shall mean, with respect to any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Borrower” shall mean any Original First Lien Borrowers, any [        ]1 [First/Second]2 Lien Borrower or any Additional Borrower, as applicable.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral” shall mean any Collateral consisting of Money, Cash Equivalents and any Financial Assets.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each maturing within twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve (12) months or less from the date of acquisition issued by any Original First Lien Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve (12) months from the date of acquisition; (d) repurchase obligations of any Original First Lien Lender or of any commercial bank satisfying the requirements of clause (b) of this definition with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of twelve (12) months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated one of the two highest rating categories obtainable from either S&P or Moody’s and (iii) have portfolio assets of at least $500,000,000.

“Cash Equivalents” shall also include (x) Investments (as defined in the Original First Lien Credit Agreement) of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries (as defined in the Original First Lien Credit Agreement) in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (g) above and in this paragraph.

“Collateral” shall mean all Property, whether now owned or hereafter acquired by, any Credit Party in or upon which a Lien is granted or purported to be granted to any Agent under any of the Original First Lien Collateral Documents, the [        ]1 [First/Second]2 Lien Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents.

“Commodities Agreement” shall mean, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is a party or beneficiary.

“Company” shall mean DoubleVerify Inc., a Delaware corporation, and any successor in interest thereto.

“Company Representative” shall mean the Company or such other Credit Party as may be designated as the “Company Representative” by the Company from time to time.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Controlling Senior Priority Secured Parties” shall mean (a) at any time when the Original First Lien Agent is the Senior Priority Representative, the Original First Lien Secured Parties, and (b) at any other time, the Secured Parties whose Agent is the Senior Priority Representative.

“Credit Documents” shall mean the Original First Lien Facility Documents, the [        ]1 [First/Second]2 Lien Facility Documents and any Additional Documents.

“Credit Facility” shall mean any Original First Lien Credit Agreement, any [        ]1 [First/Second]2 Lien Credit Agreement or any Additional Credit Facility, as applicable.

“Credit Parties” shall mean the Original First Lien Credit Parties, the [        ]1 [First/Second]2 Lien Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or any Junior Priority Creditor, as applicable.

“Currency Agreement” shall mean, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Designated Agent” shall mean any Agent that the Company designates as a Designated Agent (as confirmed and consented to in writing by such Agent if such designation is made after the execution of this Agreement by such Agent or the joinder of such Agent to this Agreement), in each case as and to the extent so designated. Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, with respect to each such Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other unasserted contingent obligations) at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit); and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of [the Discharge of [          ]1 Second Lien Obligations and]6 the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Original First Lien Obligations” shall mean (a) the payment in full in cash of the applicable Original First Lien Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other unasserted contingent obligations) at the time all Indebtedness under the applicable Original First Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Original First Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the Original First Lien Facility Documents.

“Discharge of [          ]1 [First/Second]2 Lien Obligations” shall mean (a) the payment in full in cash of the applicable [          ]1 [First/Second]2 Lien Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other unasserted contingent obligations) at the time all Indebtedness under the applicable [          ]1 [First/Second]2 Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such [          ]1 [First/Second]2 Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the [          ]1 [First/Second]2 Lien Facility Documents.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of Original First Lien Obligations [, the Discharge of the [          ]1 First Lien Obligations]7 and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Dollar” and “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” shall mean, with respect to any amount denominated in Dollars, the amount thereof and, with respect to the principal amount denominated in any currency other than Dollars, at any date of determination thereof, an amount in Dollars equivalent to such principal amount of such other amount calculated on the basis of the Spot Rate of Exchange.

“Event of Default” shall mean an Event of Default under any Original First Lien Credit Agreement, any [          ]1 [First/Second]2 Lien Credit Agreement or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)           the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b)           the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)           the taking of any action or the exercise of any right or remedy in respect of the collection on, set-off against, marshalling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)           the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)           subject to pre-existing rights and licenses, the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)            the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)           the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)           the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral.

For the avoidance of doubt, (i) filing a proof of claim or statement of interest in any Insolvency Proceeding in a manner consistent with the terms hereof, (ii) the imposition of a default rate or late fee, (iii) the acceleration of the Obligations, (iv) the cessation of lending pursuant to the provisions of any applicable Senior Priority Documents or Junior Priority Documents, (v) the consent by any Senior Priority Agent to the disposition by any Grantor of any Collateral under the Senior Priority Documents or (vi) seeking adequate protection, in each case, shall not be deemed to be an Exercise of Secured Creditor Remedies.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required to be classified and accounted for as a financing lease (and not, for the avoidance of doubt, as an operating lease) on the balance sheet of such lessee for financial reporting purposes in accordance with generally accepted accounting principles in the United States of America prior to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Grantor” shall mean any Grantor as defined in the Original First Lien Facility Documents, in the [        ]1 [First/Second]2 Lien Facility Documents or in any Additional Documents.

“Guarantor” shall mean any of the Original First Lien Guarantors, the [        ]1 [First/Second]2 Lien Guarantors or the Additional Guarantors.

“Hedging Agreement” shall mean any Interest Rate Agreement, Commodities Agreement, Currency Agreement or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values or creditworthiness (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement (and, for the avoidance of doubt, includes any “Swap Agreement” as defined in the Original Initial First Lien Credit Agreement).

“Hedging Provider” shall mean any Original First Lien Hedging Provider, any [        ]1 [First/Second]2 Lien Hedging Provider or any Additional Hedging Provider, as applicable.

“Holdings” shall mean DoubleVerify Midco, Inc., a Delaware corporation, and any successor in interest thereto.

“Impairment of Series of Junior Priority Debt” shall have the meaning set forth in Section 4.1(g).

“Impairment of Series of Senior Priority Debt” shall have the meaning set forth in Section 4.1(e).

“Indebtedness” shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person.

“Initial Original First Lien Credit Agreement” shall have the meaning given such term in the definition of “Original First Lien Credit Agreement.”

“Initial [        ]1 [First/Second]2 Lien Credit Agreement” shall have the meaning given such term in the definition of “[        ]1 [First/Second]2 Lien Credit Agreement”.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Interest Rate Agreement” shall mean, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement relating to interest rates (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Junior Intervening Creditor” shall have the meaning set forth in Section 4.1(h).

“Junior Priority Agent” shall mean [any of the [          ]1 Second Lien Agent and]6 any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean [the [          ]1 Second Lien Collateral Documents and]6 any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Agreement” shall mean [the [          ]1 Second] Lien Credit Agreement and]6 any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean [[the [          ]1 Second] Lien Lenders and]6 any Additional Creditor in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean[:

(1)            all [          ]1 Second Lien Obligations; and

(2)]6      any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean [the [       ]1 Second Lien Facility Documents and]6 any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted [(a) by an [          ]1 Second Lien Collateral Document to the [          ]1 Second Lien Agent or (b)] 6 by an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean [the [ ]1 Second Lien Obligations and]6 any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Junior Priority Agent (other than a Designated Agent) designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity. [The Junior Priority Representative shall initially be the [          ]1 Second Lien Agent acting for the Junior Priority Secured Parties, unless either (i) the [          ]1 Second Lien Credit Agreement is no longer in effect or (ii) the aggregate Additional Junior Priority Exposure (and in any event excluding Additional Obligations in respect of Bank Products Agreements or Hedging Agreements) under any Additional Credit Facility in respect of Junior Priority Debt exceeds the aggregate [          ]1 Second Lien Exposure (and in any event excluding [          ]1 Second Lien Obligations in respect of Bank Products Agreements or Hedging Agreements), in which case the Junior Priority Representative shall be the Junior Priority Agent (if other than a Designated Agent) representing the Junior Priority Creditors with the greatest aggregate Additional Junior Priority Exposure (and in any event excluding Junior Priority Obligations in respect of Bank Products Agreements or Hedging Agreements) under an Additional Credit Facility in respect of Junior Priority Debt acting for the Junior Priority Secured Parties (in each case, unless otherwise agreed in writing among the Junior Priority Agents then party to this Agreement)].6

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Junior Standstill Period” shall have the meaning set forth in Section 2.3(a).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Lien Priority” shall mean, with respect to any Lien of the Original First Lien Agent, the Original First Lien Creditors, the [          ]1 [First/Second]2 Lien Agent, the [          ]1 [First/Second]2 Lien Creditors, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Obligations” shall mean any of the Senior Priority Obligations or the Junior Priority Obligations.

“Original First Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto in such capacity as well as any Person designated as the “Agent” or “Collateral Agent” under the Original First Lien Credit Agreement.

“Original First Lien Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with an Original First Lien Credit Party with the obligations of such Original First Lien Credit Party thereunder being secured by one or more Original First Lien Collateral Documents, as designated by the Company in accordance with the terms of the Original First Lien Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Original First Lien Borrowers” shall mean (a) the Borrower under and as defined in the Initial Original First Lien Credit Agreement or (b) any borrower(s) under any Other Original First Lien Credit Agreement, as applicable.

“Original First Lien Collateral Documents” shall mean all “Security Documents” as defined in the Original First Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the Original First Lien Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Original First Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Original First Lien Credit Agreement” shall mean (a) that certain Credit Agreement, dated as of August 12, 2024, among the Original First Lien Borrowers, the Original First Lien Lenders and the Original First Lien Agent, as such agreement may be amended, restated, supplemented, refinanced in whole or in part or otherwise modified from time to time (the “Initial Original First Lien Credit Agreement”), together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) providing for Indebtedness that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to extend the maturity of, consolidate, restructure, refund, replace or refinance all or any portion of the Original First Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same (an “Other Original First Lien Credit Agreement”) or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that (a) such Indebtedness is secured by a Lien ranking pari passu with the Lien securing the Senior Priority Obligations, and (b) the requisite creditors party to such Other Original First Lien Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Representative (other than any Senior Priority Representative being replaced in connection with such joinder) (or, if there is no continuing Senior Priority Representative other than any Designated Agent, as designated by the Company) and the Junior Priority Representative (or, if there is no continuing Junior Priority Representative other than any Designated Agent, as designated by the Company) that the obligations under such Other Original First Lien Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Original First Lien Credit Agreement shall be deemed a reference to the Initial Original First Lien Credit Agreement and any Other Original First Lien Credit Agreement, in each case then in existence.

“Original First Lien Credit Parties” shall mean the Original First Lien Borrowers, the Original First Lien Guarantors and each other Affiliate of the Company that is now or hereafter becomes a party to any Original First Lien Facility Documents.

“Original First Lien Creditors” shall mean the Original First Lien Lenders together with all Original First Lien Bank Product Providers, Original First Lien Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “Senior Priority Creditor” under any Original First Lien Credit Agreement.

“Original First Lien Facility Documents” shall mean the Original First Lien Credit Agreement, the Original First Lien Guarantees, the Original First Lien Collateral Documents, any Bank Products Agreement between any Original First Lien Credit Party and any Original First Lien Bank Products Provider, any Hedging Agreements between any Original First Lien Credit Party and any Original First Lien Hedging Provider, those other ancillary agreements as to which any Original First Lien Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Original First Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Original First Lien Agent, in connection with any of the foregoing or any Original First Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Original First Lien Guarantees” shall mean the Guarantee and Collateral Agreement (as defined in the Original First Lien Credit Agreement) and all other guaranties executed under or in connection with any Original First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Original First Lien Guarantors” shall mean the collective reference to Holdings (so long as Holdings is a guarantor under any of the Original First Lien Guarantees), each of the Company’s Subsidiaries that is a guarantor under any of the Original First Lien Guarantees and any other Person who becomes a guarantor under any of the Original First Lien Guarantees, in each case unless and until released from its guarantee obligations.

“Original First Lien Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an Original First Lien Credit Party with the obligations of such Original First Lien Credit Party thereunder being secured by one or more Original First Lien Collateral Documents, as designated by the Company in accordance with the terms of one or more Original First Lien Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time designated as a Hedging Provider hereunder with respect to more than one Credit Facility).

“Original First Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the Original First Lien Credit Agreement (including any such financial institution or lender in its capacity as an issuer of letters of credit thereunder), together with their successors, assigns, transferees and replacements thereof.

“Original First Lien Obligations” shall mean all obligations of every nature of each Original First Lien Credit Party from time to time owed to the Original First Lien Agent, the Original First Lien Lenders or any of them, any Original First Lien Bank Products Provider, Original First Lien Hedging Provider under any Original First Lien Facility Documents, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Original First Lien Credit Party, would have accrued on any Original First Lien Obligation, whether or not a claim is allowed against such Original First Lien Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Original First Lien Facility Documents, as amended, restated, supplemented, waived, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Original First Lien Secured Parties” shall mean the Original First Lien Agent and the Original First Lien Creditors.

“[          ]1 [First/Second]2 Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto in such capacity as well as any Person designated as the “Agent” or “Collateral Agent” under the [          ]1 [First/Second]2 Lien Credit Agreement.

“[          ]1 [First/Second]2 Lien Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with an [          ]1 [First/Second]2 Lien Credit Party with the obligations of such [          ]1 [First/Second]2 Lien Credit Party thereunder being secured by one or more [          ]1 [First/Second]2 Lien Collateral Documents, as designated by the Company in accordance with the terms of the [          ]1 [First/Second]2 Lien Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“[          ]1 [First/Second]2 Lien Borrower” shall mean [          ], and any successor in interest thereto.

“[          ]1 [First/Second]2 Lien Collateral Documents” shall mean all “[Security Documents]7” as defined in the [          ]1 [First/Second]2 Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the [          ]1 [First/Second]2 Lien Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any [          ]1 [First/Second]2 Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“[          ]1 [First/Second]2 Lien Credit Agreement” shall mean (a) that certain [          ], dated as of [the date hereof], among the [          ]1 [First/Second]2 Lien Borrower, the [          ]1 [First/Second]2 Lien Lenders and the [          ]1 [First/Second]2 Lien Agent, as such agreement may be amended, restated, supplemented, or otherwise modified from time to time (the “Initial [          ]1 [First/Second]2 Lien Credit Agreement”), together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) providing for Indebtedness that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to extend the maturity of, consolidate, restructure, refund, replace or refinance all or any portion of the [          ]1 [First/Second]2 Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same (an “Other [          ]1 [First/Second]2 Lien Credit Agreement”) or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that (a) such Indebtedness is secured by a Lien ranking pari passu with the Lien securing the [Senior][Junior] Priority Obligations, and (b) the requisite creditors party to such Other [          ]1 [First/Second]2 Lien Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Representative (or, if there is no continuing Senior Priority Representative other than any Designated Agent, as designated by the Company) and the Junior Priority Representative (other than any Junior Priority Representative being replaced in connection with such joinder) (or, if there is no continuing Junior Priority Representative other than any Designated Agent, as designated by the Company) that the obligations under such Other [          ]1 [First/Second]2 Lien Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the [          ]1 [First/Second]2 Lien Credit Agreement shall be deemed a reference to the Initial [          ]1 [First/Second]2 Lien Credit Agreement and any Other [          ]1 [First/Second]2 Lien Credit Agreement, in each case then in existence.

“[          ]1 [First/Second]2 Lien Credit Parties” shall mean the [          ]1 [First/Second]2 Lien Borrower, the [          ]1 [First/Second]2 Lien Guarantors and each other Affiliate of the Company that is now or hereafter becomes a party to any [          ]1 [First/Second]2 Lien Facility Documents.

“[          ]1 [First/Second]2 Lien Creditors” shall mean the [          ]1 [First/Second]2 Lien Lenders together with all [          ]1 [First/Second]2 Lien Bank Products Providers, [          ]1 [First/Second]2 Lien Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “Junior Priority Creditor” under any [          ]1 [First/Second]2 Lien Credit Agreement.

“[          ]1 [First/Second]2 Lien Exposure” shall mean, as to any [          ]1 [First/Second]2 Lien Credit Agreement, as of the date of determination, the sum of the Dollar Equivalent of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the [          ]1 [First/Second]2 Lien Lenders to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of [          ]1 [First/Second]2 Lien Obligations thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount of [          ]1 [First/Second]2 Lien Obligations thereunder.

“[          ]1 [First/Second]2 Lien Facility Documents” shall mean the [          ]1 [First/Second]2 Lien Credit Agreement, the [          ]1 [First/Second]2 Lien Guarantees, the [          ]1 [First/Second]2 Lien Collateral Documents, any Bank Products Agreement between any [          ]1 [First/Second]2 Lien Credit Party and any [          ]1 [First/Second]2 Lien Bank Products Provider, any Hedging Agreements between any [          ]1 [First/Second]2 Lien Credit Party and any [          ]1 [First/Second]2 Lien Hedging Provider, those other ancillary agreements as to which any [          ]1 [First/Second]2 Lien Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any [          ]1 [First/Second]2 Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the [          ]1 [First/Second]2 Lien Agent, in connection with any of the foregoing or any [          ]1 [First/Second]2 Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“[          ]1 [First/Second]2 Lien Guarantees” shall mean the guarantee agreement dated as of the date hereof and all other guaranties executed under or in connection with any [          ]1 [First/Second]2 Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“[          ]1 [First/Second]2 Lien Guarantors” shall mean, collectively, Holdings and each direct and indirect Subsidiary of the Company (other than the [          ]1 [First/Second]2 Lien Borrower) that, in each case, at any time is a guarantor under any of the [          ]1 [First/Second]2 Lien Guarantees, and, in each case unless and until released from its guarantee obligations.

“[          ]1 [First/Second]2 Lien Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an [          ]1 [First/Second]2 Lien Credit Party with the obligations of such [          ]1 [First/Second]2 Lien Credit Party thereunder being secured by one or more [          ]1 [First/Second]2 Lien Collateral Documents, as designated by the Company in accordance with the terms of one or more [          ]1 [First/Second]2 Lien Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“[          ]1 [First/Second]2 Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the [          ]1 [First/Second]2 Lien Credit Agreement (including any such financial institution or lender in its capacity as an issuer of letters of credit thereunder), together with their successors, assigns, transferees and replacements thereof.

“[          ]1 [First/Second]2 Lien Obligations” shall mean all obligations of every nature of each [          ]1 [First/Second]2 Lien Credit Party from time to time owed to the [          ]1 [First/Second]2 Lien Agent, the [          ]1 [First/Second]2 Lien Lenders or any of them, any [          ]1 [First/Second]2 Lien Bank Products Provider, any [          ]1 [First/Second]2 Lien Hedging Provider under any [          ]1 [First/Second]2 Lien Facility Documents, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such [          ]1 [First/Second]2 Lien Credit Party, would have accrued on any [          ]1 [First/Second]2 Lien Obligation, whether or not a claim is allowed against such [          ]1 [First/Second]2 Lien Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the [          ]1 [First/Second]2 Lien Facility Documents, as amended, restated, supplemented, waived, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“[          ]1 [First/Second]2 Lien Secured Parties” shall mean the [          ]1 [First/Second]2 Lien Agent and the [          ]1 [First/Second]2 Lien Creditors.

“Other Original First Lien Credit Agreement” shall have the meaning assigned thereto in the definition of “Original First Lien Credit Agreement.”

“Other [          ]1 [First/Second]2 Lien Credit Agreement” shall have the meaning assigned thereto in the definition of “[          ]1 [First/Second]2 Lien Credit Agreement.”

“Party” shall mean any of the Original First Lien Agent, the [          ]1 [First/Second]2 Lien Agent or any Additional Agent.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pledged Collateral” shall have the meaning set forth in the Senior Priority Collateral Documents or in the Junior Priority Collateral Documents, as the context requires.

“Proceeds” shall mean (a) all “proceeds”, as such term is defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Collateral, all dividends or other income from the Pledged Collateral, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a division of S&P Global Inc., and its successors.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Intervening Creditor” shall have the meaning set forth in Section 4.1(f).

“Senior Priority Agent” shall mean any of the Original First Lien Agent[, the [          ] First Lien Agent]8 or any Additional Agent under any Senior Priority Documents.

“Senior Priority Collateral Documents” shall mean the Original First Lien Collateral Documents [, the [ ] First Lien Collateral Documents]7 and the Additional Collateral Documents relating to any Senior Priority Obligations.

“Senior Priority Credit Agreement” shall mean the Original First Lien Credit Agreement [, the [         ] First Lien Credit Agreement] 7 and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the Original First Lien Creditors [, the [ ] First Lien Creditors] 7 and any Additional Creditor in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(1)          all Original First Lien Obligations; and

[(2)         all [ ] First Lien Obligations] 7

([2/3])    any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company Representative as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the Original First Lien Facility Documents [, the [ ] First Lien Facility Documents] 7 and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Exposure” shall mean, as to any Credit Facility in respect of Senior Priority Debt, as of the date of determination, the sum of the Dollar Equivalent of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the applicable Senior Priority Creditors to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of Senior Priority Obligations thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount (including the aggregate outstanding face amount of any letter of credit, and the aggregate unreimbursed amount of any letter of credit disbursement) of Senior Priority Obligations thereunder.

“Senior Priority Lien” shall mean a Lien granted (a) by an Original First Lien Collateral Document to the Original First Lien Agent [, (b) a [          ]1 First Lien Collateral Document to the [          ]1 First Lien Agent] 7 or [(b/c)] by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the Original First Lien Obligations [, the [ ] First Lien Obligations]7 and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Recovery” shall have the meaning set forth in Section 5.3.

“Senior Priority Representative” shall mean the Original First Lien Agent under the Initial Original First Lien Credit Agreement while the Initial Original First Lien Credit Agreement is in effect; provided that if the Initial Original First Lien Credit Agreement is not in effect, the Senior Priority Representative shall be the Senior Priority Agent (if other than a Designated Agent) representing the Senior Priority Creditors with the greatest aggregate Senior Priority Exposure (and in any event excluding Senior Priority Obligations in respect of Bank Products Agreements or Hedging Agreements) under a Credit Facility in respect of Senior Priority Debt acting for the Senior Priority Secured Parties (in each case, unless otherwise agreed in writing among the Senior Priority Agents then party to this Agreement).

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Junior Priority Debt” shall mean, severally, [(a) the Indebtedness outstanding under the [          ]1 Second Lien Credit Agreement,]6 [(a/b)] the Indebtedness outstanding under each Other [          ]1 Second Lien Credit Agreement and [(b/c)] the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Original First Lien Credit Agreement, [[(b)] the Indebtedness outstanding under the [          ] First Lien Credit Agreement,] 7 [(b/c)] the Indebtedness under each Other First Lien Credit Agreement and [(c/d)] the Indebtedness outstanding under each Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Senior Priority Debt (or their respective Senior Priority Agents) hold a valid and perfected security interest at such time. If more than two Series of Senior Priority Debt are outstanding at any time and the holders of less than all Series of Senior Priority Debt hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Senior Priority Debt that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Spot Rate of Exchange” shall mean on any date of determination, with respect to any currency other than Dollars (for purposes of determining the Dollar Equivalent) the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., New York City time, on such date on the applicable Bloomberg Key Cross Currency Rates Page. In the event that any such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate of Exchange shall be determined by reference to such other publicly available service for displaying exchange rates selected by the Senior Priority Representative (and reasonably satisfactory to the Company Representative) for such purpose, or, at the discretion of the Senior Priority Representative, such Spot Rate of Exchange shall instead be the arithmetic average of the spot rates of exchange of the Senior Priority Representative in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 A.M., local time in such market, on such date for the purchase of Dollars, for delivery two Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Senior Priority Representative may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Subsidiary” as to any Person shall mean a corporation, association, partnership, limited liability company, or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

Section 1.3          Rules of Construction.

(a)         Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

(b)         Terms defined in Section 9-102 of the UCC but not otherwise defined herein shall have the same meanings herein as are assigned in the UCC.

ARTICLE II

LIEN PRIORITY

Section 2.1          Agreement to Subordinate.

(a)         Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Secured Party in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Secured Party in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Secured Party or any Junior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Secured Party securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby agrees that:

(i)         any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures or purports to secure all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Secured Parties in such Collateral to secure or purports to secure all or any portion of the Senior Priority Obligations;

(ii)        any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures or purports to secure all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in such Collateral to secure or purports to secure all or any portion of the Junior Priority Obligations;

(iii)       except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations; and

(iv)       except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations.

(b)         Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Secured Party in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Secured Party securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for itself and on behalf of the Senior Priority Creditors represented thereby, hereby agrees that, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, subject to Sections 4.1(e) and (f), any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations.

(c)         Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Junior Priority Secured Party in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Junior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Junior Priority Documents, (iv) whether any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Junior Priority Secured Party securing any of the Junior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby agrees that, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, subject to Sections 4.1(g) and (h), any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations.

(d)         Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties, and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties.

(e)         The Original First Lien Agent, for itself and on behalf of the Original First Lien Creditors, acknowledges and agrees that (x) concurrently herewith, the [          ]1 [First/Second]2 Lien Agent, for the benefit of itself and the [          ]1 [First/Second]2 Lien Lenders, has been granted [Senior/Junior]9 Priority Liens upon all of the Collateral in which the Original First Lien Agent has been granted Senior Priority Liens, and the Original First Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Original First Lien Agent has been granted Senior Priority Liens, and the Original First Lien Agent hereby consents thereto.

(f)         The [          ]1 [First/Second]2 Lien Agent, for itself and on behalf of the [          ]1 [First/Second]2 Lien Lenders, acknowledges and agrees that (x) the Original First Lien Agent, for the benefit of itself and the Original First Lien Creditors, has been granted Senior Priority Liens upon all of the Collateral in which the [          ]1 [First/Second]2 Lien Agent has been granted [Senior/Junior]9 Priority Liens, and the [          ]1 [First/Second]2 Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the [          ]1 [First/Second]2 Lien Agent has been granted [Senior/Junior] 9 Priority Liens, and the [          ]1 [First/Second]2 Lien Agent hereby consents thereto.

(g)         Each Additional Agent, for itself and on behalf of any Additional Creditors represented thereby, acknowledges and agrees that, (x) the Original First Lien Agent, for the benefit of itself and the Original First Lien Creditors, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) the [          ]1 [First/Second]2 Lien Agent, for the benefit of itself and the [          ]1 [First/Second]2 Lien Lenders, has been granted [Senior/Junior] 9 Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(h)         The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

(i)         So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that in the event that the Company shall, or shall permit any other Grantor to, grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Junior Priority Obligation and, unless otherwise provided for in accordance with Section 2.5(d), has not also granted a Lien on such asset or property to secure the Senior Priority Obligations and taken all actions to perfect such Liens, then, without limiting any other rights and remedies available to any Senior Priority Agent and/or the other Senior Priority Secured Parties, each Junior Priority Agent, for itself and on behalf of the Junior Priority Secured Parties for which it is a Junior Priority Agent, and each other Junior Priority Secured Party (by its acceptance of the benefits of the Junior Priority Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.1(i) shall be subject to Section 4.1(b).

Section 2.2          Waiver of Right to Contest Liens.

(a)         Each Senior Priority Agent, for itself and on behalf of the Senior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of any claims asserted by, any Junior Priority Secured Party in respect of the Collateral, or the provisions of this Agreement.

(b)         Each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of any claims asserted by, any Senior Priority Secured Party in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Secured Party under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Secured Party seeks to enforce its Liens in any Collateral.

(c)         Except as may separately otherwise be agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for itself and on behalf of the Senior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of any claims asserted by, any other Senior Priority Agent or any Senior Priority Creditors represented thereby in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for itself and on behalf of the Senior Priority Creditors represented thereby, agrees that none of such Senior Priority Agent and such Senior Priority Creditors represented thereby will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Senior Priority Agent or any Senior Priority Creditor represented thereby under any applicable Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for itself and on behalf of the Senior Priority Creditors represented thereby, hereby waives any and all rights it or such Senior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeks to enforce its Liens in any Collateral so long as such other Senior Priority Agent or Senior Priority Creditor represented thereby is not prohibited from taking such action under this Agreement.

(d)         Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Junior Priority Agent or any Junior Priority Creditors represented by such other Junior Priority Agent in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent under any applicable Junior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.

(e)         The assertion of priority rights established under the terms of this Agreement or in any separate writing contemplated hereby between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3          Remedies Standstill.

(a)         Each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Creditors:

(i)         will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of each Senior Priority Agent; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any remedies the exercise of which is otherwise prohibited by this Agreement, including, without limitation, Article VI) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Agreement) has occurred and is continuing thereunder and that the Junior Priority Obligations are currently due and payable in full (whether as a result of acceleration or otherwise) and stating its intention to Exercise Any Secured Creditor Remedies (the “Junior Standstill Period”), and then such Junior Priority Agent may Exercise Any Secured Creditor Remedies only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding), and

(ii)         will not knowingly take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1.

(b)         Each Senior Priority Agent, for itself and on behalf of any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not and will not seek to (except, in each case, as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1.

(c)         Subject to Section 6.9, nothing in this Agreement shall prohibit the receipt by any Secured Party of the required payments of interest, principal and other amounts owed in respect of the Senior Priority Obligations or Junior Priority Obligations, as the case may be, so long as such receipt is not the direct or indirect result of the exercise by any Secured Party of rights or remedies as a secured creditor in respect of the Collateral (including set-off) or enforcement in contravention of this Agreement of any Lien held by it.

Section 2.4          Exercise of Rights.

(a)         No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for itself and on behalf of each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for itself and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for itself and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b)         Release of Liens by Junior Priority Secured Parties. In the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Priority Representative, (B) any sale, transfer or other disposition of all or any portion of the Collateral, so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral, which release under this clause (C) shall have been approved by the requisite Senior Priority Secured Parties (as determined pursuant to the applicable Senior Priority Documents), in the case of clause (B) and clause (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred) or (D) upon the termination and discharge of a guarantee in accordance with the terms thereof, each Junior Priority Agent agrees, for itself and on behalf of the Junior Priority Creditors represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 and there is a corresponding release of the Liens securing the Senior Priority Obligations, such sale, transfer, disposition or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5          No New Liens.

(a)           Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for itself and on behalf of any Junior Priority Creditors represented thereby, hereby agrees that:

(i)         no such Junior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of Junior Priority Obligations by any Person unless such Person also provides a guarantee of the Senior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)         if any such Junior Priority Secured Party shall nonetheless acquire or hold any guarantee of Junior Priority Obligations by any Person who does not also provide a guarantee of Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of the Senior Priority Agents, as a guarantee of, and security for, the Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such guarantee or Lien.

(b)         Until the Discharge of Senior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case, for itself and on behalf of any Senior Priority Creditors represented thereby, each Senior Priority Agent, for itself and on behalf of the Senior Priority Creditors represented thereby, hereby agrees that:

(i)         no such Senior Priority Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)         if any such Senior Priority Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Senior Priority Agent (or the relevant Senior Priority Creditor) shall, without the need for any further consent of any other Senior Priority Secured Party and notwithstanding anything to the contrary in any other Senior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of each other Senior Priority Agent, as a guarantee of, and security for, the other Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such guarantee or Lien.

(c)         Until the Discharge of Junior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case, for itself and on behalf of any Junior Priority Creditors represented thereby, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby agrees that:

(i)         no such Junior Priority Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)         if any such Junior Priority Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of each other Junior Priority Agent as security for the other Junior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Junior Priority Agent in writing of the existence of such guarantee or Lien.

(d)         No Secured Party shall be deemed to be in breach of this Section 2.5 as a result of any other Secured Party expressly declining, in writing (by virtue of the scope of the grant of Liens, including exceptions thereto, exclusions therefrom, and waivers and releases thereof), to acquire, hold or continue to hold any Lien in any asset of any Credit Party. Notwithstanding anything in this Agreement or any Senior Priority Documents or Junior Priority Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Senior Priority Obligations consisting solely of reimbursement obligations in respect of letters of credit or to cash collateralize outstanding letters of credit and that is held by the Original First Lien Agent (or any other Senior Priority Agent) and which cash and cash equivalents do not secure any other Senior Priority Obligations shall be applied as specified in the Original First Lien Credit Agreement (or such other applicable Additional Credit Facility in respect of such Senior Priority Obligations) and will not be subject to this Agreement.

(e)         Notwithstanding anything to the contrary herein, the provisions of this Section 2.5 shall not apply to any guarantee of Obligations by DoubleVerify Holdings Inc.

Section 2.6          Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent (including in its capacity as Junior Priority Representative, if applicable), for itself and on behalf of the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1          Certain Actions Permitted. Notwithstanding anything herein to the contrary, (a) each Agent may make such demands or file such claims or proofs of claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, (b) in any Insolvency Proceeding commenced by or against any Credit Party, each Junior Priority Secured Party may file a proof of claim or statement of interest with respect to its respective Junior Priority Obligations, (c) each Junior Priority Secured Party shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of such Junior Priority Secured Party, including without limitation any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (d) each Junior Priority Secured Party shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this Agreement, (e) each Junior Priority Secured Party shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to its respective Junior Priority Obligations and the Collateral and (f) each Junior Priority Secured Party may exercise any of its rights or remedies with respect to the Collateral after the termination of the Junior Standstill Period to the extent permitted by Section 2.3.

Section 3.2          Delivery of Control Collateral; Agent for Perfection.

(a)         Each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b)         Subject to Section 2.5(d), each Agent, for the benefit of and on behalf of itself and each other Secured Party represented thereby, agrees to hold all Control Collateral and Cash Collateral that is part of the Collateral in its possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as agent for the other Secured Parties solely for the purpose of perfecting the security interest granted in such Control Collateral or Cash Collateral, subject to the terms and conditions of this Section 3.2. The Senior Priority Representative and the Senior Priority Creditors shall not have any obligation whatsoever to the Junior Priority Agents or the other Secured Parties to assure that the Control Collateral or the Cash Collateral is genuine or owned by any Credit Party or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the Senior Priority Representative under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the Junior Priority Creditors for purposes of perfecting the Lien held by the Junior Priority Creditors. The Senior Priority Representative is not and shall not be deemed to be a fiduciary of any kind for the other Secured Parties, or any other Person. Each other Secured Party hereby waives and releases the Senior Priority Representative from all claims and liabilities arising pursuant to the Senior Priority Representative’s role under this Section 3.2(b) with respect to the Control Collateral.

(c)         In the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1.

Section 3.3          Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Agent shall, upon request from any other Senior Priority Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

Section 3.4          Insurance. The Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. Until the Discharge of Senior Priority Obligations, the Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral and following the Discharge of Senior Priority Obligations the Junior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. Until the Discharge of Senior Priority Obligations, the Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. All proceeds of such insurance shall be remitted to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

Section 3.5          No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set-off or recoupment against any Secured Party.

Section 3.6          Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for itself and on behalf of each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Creditor represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damages or be made whole by the awarding of damages.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1          Application of Proceeds.

(a)         Revolving Nature of Certain Obligations. Each Agent, for itself and on behalf of the Creditors represented thereby, expressly acknowledges and agrees that (i) any Credit Facility may include a revolving commitment and that in the ordinary course of business the applicable Agents and/or Creditors may apply payments and make advances thereunder, and (ii) the amount of the applicable Obligations in respect thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of such Obligations may be modified, extended or amended from time to time, and that the aggregate amount of such Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Agent or Creditor commences the Exercise of Secured Creditor Remedies, all amounts received by such Agent or such Creditor as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Original First Lien Obligations, the [           ]1 [First/Second]2 Lien Obligations, or any Additional Obligations, or any portion thereof.

(b)         Application of Proceeds of Collateral. Except as may be separately otherwise agreed in writing by and between or among any applicable Agents, each Agent, for itself and on behalf of the Creditors represented thereby, hereby agrees that all Collateral, and all Proceeds thereof, in each case other than any reorganization securities, which shall be governed by Section 6.10, received by such Agent in connection with any Exercise of Secured Creditor Remedies or in any Insolvency Proceeding (except as set forth in Section 6.9) shall be applied, subject to clauses (e) through (h) of this Section 4.1, first, to the payment, on a pro rata basis, of costs and expenses of each Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies (other than any costs and expenses of any Junior Priority Agent in connection with any Exercise of Secured Creditor Remedies by it in violation of this Agreement (as determined in good faith by the Senior Priority Representative), which costs and expenses shall be payable in accordance with the third paragraph of this clause (b) to the extent that such costs and expenses constitute Junior Priority Obligations), second, to the payment, on a pro rata basis, of the Senior Priority Obligations in accordance with the Senior Priority Documents until the Discharge of Senior Priority Obligations shall have occurred,

third, to the payment, on a pro rata basis, of the Junior Priority Obligations in accordance with the Junior Priority Documents until the Discharge of Junior Priority Obligations shall have occurred; and

fourth, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(c)         Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(d)         Turnover of Cash Collateral After Discharge. Upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Company Representative or as the Junior Priority Representative may reasonably request to enable the Junior Priority Representative to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

(e)         Impairment of Senior Priority Debt. Each Senior Priority Agent, for itself and on behalf of the Senior Priority Creditors represented by it, hereby acknowledges and agrees that solely as among the Senior Priority Secured Parties, notwithstanding anything herein to the contrary it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the holders of Senior Priority Debt of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for such Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment of Series of Senior Priority Debt”) (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby). In the event of any Impairment of Series of Senior Priority Debt with respect to any Series of Senior Priority Debt, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, the results of such Impairment of Series of Senior Priority Debt shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Senior Priority Debt are borne solely by the holders of the Series of such Senior Priority Debt subject to such Impairment of Series of Senior Priority Debt.

(f)         Senior Intervening Creditor. Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Senior Priority Secured Parties with respect to any Collateral for which a third party (other than a Senior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Senior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Senior Priority Debt (such third party a “Senior Intervening Creditor”), except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, the value of any Collateral or Proceeds that are allocated to such Senior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Senior Priority Debt with respect to which such Impairment of Series of Senior Priority Debt exists.

(g)         Impairment of Junior Priority Debt. Each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented by it, hereby acknowledges and agrees that solely as among the Junior Priority Secured Parties, notwithstanding anything herein to the contrary it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Debt of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for such Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment of Series of Junior Priority Debt”) (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby). In the event of any Impairment of Series of Junior Priority Debt with respect to any Series of Junior Priority Debt, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, the results of such Impairment of Series of Junior Priority Debt shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Junior Priority Debt are borne solely by the holders of the Series of such Junior Priority Debt subject to such Impairment of Series of Junior Priority Debt.

(h)         Junior Intervening Creditor. Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Junior Priority Secured Parties with respect to any Collateral for which a third party (other than a Junior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Junior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Junior Priority Debt (such third party a “Junior Intervening Creditor”), except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, the value of any Collateral or Proceeds that are allocated to such Junior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Junior Priority Debt with respect to which such Impairment of Series of Junior Priority Debt exists.

Section 4.2          Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for itself and on behalf of the Creditors represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE V

INTERCREDITOR ACKNOWLEDGMENTS AND WAIVERS

Section 5.1          Notice of Acceptance and Other Waivers.

(a)         All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Secured Party on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Priority Obligations.

(b)         None of the Senior Priority Agents, the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by the relevant Borrower for an extension of credit pursuant to any Senior Priority Credit Agreement or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Agreement or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Agreement and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2          Modifications to Senior Priority Documents and Junior Priority Documents.

(a)         Each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, waive or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i)         subject to Section 2.5 hereof, change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)        subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii)       subject to Section 2.5 hereof, amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)       subject to Section 2.4 hereof, release its Lien on any Collateral or other Property;

(v)        exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)       subject to Section 2.5 hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)      otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.

(b)           Each Senior Priority Agent, for itself and on behalf of the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, waive or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(i)         change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)        subject to Section 2.5(a) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii)       amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)       release its Lien on any Collateral or other Property;

(v)        exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)       subject to Section 2.5(a) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)      otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Agent shall deem appropriate.

(c)           Each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [      ], 20[  ] (as amended, restated, supplemented, waived or otherwise modified, replaced or refinanced from time to time, the “Intercreditor Agreement”), initially among JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent for the Original First Lien Lenders to the Original First Lien Credit Agreement, [                          ], in its capacity as collateral agent for the [       ]1 [First/Second]2 Lien Lenders to the [       ]1 [First/Second]2 Lien Credit Agreement and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of the Junior Priority Obligations secured by such Junior Priority Collateral Documents to the Senior Priority Obligations secured by the Senior Priority Collateral Documents covering such Collateral.

(d)         Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent, for itself and on behalf of the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, waive or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)         change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)        subject to Section 2.5(b) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii)       amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)       release its Lien on any Collateral or other Property;

(v)        exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)       subject to Section 2.5(b) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)      otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e)           Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, waive or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)         change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)        subject to Section 2.5(c) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii)       amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)       release its Lien on any Collateral or other Property;

(v)        exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)       subject to Section 2.5(c) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)      otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.

(f)           The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document, respectively) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that (x) if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Additional Obligations hereunder (as designated by the Company Representative), as the case may be, the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to an Additional Indebtedness Joinder and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents and (y) for the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, by the incurrence of Additional Indebtedness, subject to Section 7.11.

Section 5.3          Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. If this Agreement shall have been terminated prior to such Senior Priority Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Secured Party may have.

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1          DIP Financing.

(a)         If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Secured Party shall seek to provide any Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each Junior Priority Agent, each for itself and on behalf of any Junior Priority Creditors represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Junior Priority Agent securing the applicable Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing, except as otherwise set forth herein), and will subordinate its Liens on the Collateral to (i) the Liens securing such DIP Financing (and all obligations relating thereto), (ii) any adequate protection Liens provided to the Senior Priority Creditors, and (iii) any “carve-out” for professional or United States Trustee fees agreed to by the Senior Priority Agent, so long as (A) such Junior Priority Agent retains its Lien on the Collateral to secure the applicable Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and (B) all Liens on Collateral securing any such DIP Financing are senior to or on a parity with the Liens of the Senior Priority Secured Parties on the Collateral securing the Senior Priority Obligations; provided that (x) each such Lien in favor of such Senior Priority Secured Party and such Junior Priority Secured Party shall be subject to the provisions of Section 6.1(c), and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization or similar dispositive restructuring plan.

(b)         If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and the Senior Priority Representative shall seek to provide any Credit Party with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each other Senior Priority Agent, each for itself and on behalf of any Senior Priority Creditors represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Senior Priority Agent securing the applicable Senior Priority Obligations or on any other grounds and will (i) to the extent that such DIP Financing Liens are senior to the Liens on the Collateral of the Controlling Senior Priority Secured Parties, subordinate its Liens on the Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) on the same terms as the Liens of the Controlling Senior Priority Secured Parties (other than any Liens of such Controlling Senior Priority Secured Parties constituting DIP Financing Liens) are subordinated thereto, (ii) subordinate its Liens on the Collateral to any “carve-out” for professional or United States Trustee fees agreed to by the Senior Priority Representative and (iii) to the extent that such DIP Financing Liens rank pari passu with the Liens on the Collateral of the Controlling Senior Priority Secured Parties, each Senior Priority Agent will confirm the priorities with respect to such Collateral as set forth herein, in each case, so long as (A) such Senior Priority Agent retains its Lien on the Collateral to secure the applicable Senior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) with the same priority vis-a-vis all the other Senior Priority Creditors (other than any Liens of the Senior Priority Creditors constituting DIP Financing Liens) as existed prior to the commencement of the Insolvency Proceeding, (B) the Senior Priority Secured Parties are granted Liens on any additional collateral pledged to any Senior Priority Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the Senior Priority Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Senior Priority Obligations, such amount is applied pursuant to Section 4.01 of this Agreement, and (D) if any Senior Priority Secured Parties are granted adequate protection with respect to Senior Priority Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 4.1 of this Agreement; provided that (x) each such Lien in favor of such Senior Priority Secured Party shall be subject to the provisions of Section 6.1(c), (y) the foregoing provisions of this Section 6.1(b) shall not prevent any Senior Priority Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization or similar dispositive restructuring plan and (z) the Senior Priority Secured Parties of each Series of Senior Priority Debt shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of such Senior Priority Secured Parties or their Senior Priority Agent that shall not constitute Shared Collateral.

(c)         All Liens granted to any Senior Priority Secured Party or Junior Priority Secured Party in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing.

Section 6.2          Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees not to (i) seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent or (ii) object to any motion by any Senior Priority Agent seeking relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral.

Section 6.3          No Contest. Each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a) or (b)), or (b) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1(a) or (b)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case for itself and on behalf of any Senior Priority Creditors represented thereby, any Senior Priority Agent, for itself and on behalf of any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case for itself and on behalf of any Junior Priority Creditors represented thereby, any Junior Priority Agent, for itself and on behalf of any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4          Asset Sales. Each Junior Priority Agent agrees, for itself and on behalf of the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

Section 6.5          Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be applied as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution from the Collateral is applied in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them from the Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, for itself and on behalf of the Additional Creditors represented thereby, and any other Agent, for itself and on behalf of the Additional Creditors represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Creditors.

Section 6.6          Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7          Senior Priority Obligations Unconditional. All rights of any Senior Priority Agent hereunder, and all agreements and obligations of the other Senior Priority Agents, the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)         any lack of validity or enforceability of any Senior Priority Document;

(b)         any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, restatement, supplement, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(c)         any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee thereof;

(d)         the commencement of any Insolvency Proceeding in respect of any Borrower or any other Credit Party; or

(e)         any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8          Junior Priority Obligations Unconditional. All rights of any Junior Priority Agent hereunder, and all agreements and obligations of the Senior Priority Agents, the other Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)         any lack of validity or enforceability of any Junior Priority Document;

(b)         any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, restatement, supplement, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(c)         any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee thereof;

(d)         the commencement of any Insolvency Proceeding in respect of any Borrower or any other Credit Party; or

(e)         any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9          Adequate Protection. Each Junior Priority Agent, for itself and on behalf of each Junior Priority Secured Party represented thereby, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by the Senior Priority Representative, the other Senior Priority Agents or the Senior Priority Secured Parties for adequate protection in any form, (b) any objection by the Senior Priority Representative, the other Senior Priority Agents or the Senior Priority Secured Parties to any motion, relief, action or proceeding based on the Senior Priority Representative’s or any other Senior Priority Agent’s or Senior Priority Secured Party’s claiming a lack of adequate protection or (c) the allowance and/or payment of interest, fees, expenses or other amounts of the Senior Priority Representative, the other Senior Priority Agents or the Senior Priority Secured Parties as adequate protection or otherwise under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.9 or in Section 6.1, in any Insolvency Proceeding: (i) if the Senior Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral and/or a super-priority administrative expense claim in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision(s) of any other Bankruptcy Law, then each Junior Priority Agent, for itself and on behalf of each Junior Priority Secured Party represented thereby, may seek or request adequate protection in the form of (as applicable) a Lien on such additional or replacement collateral and/or a super-priority administrative expense claim, which Lien and/or super-priority administrative expense claim (as applicable) is subordinated to the Liens securing and providing adequate protection for, and claims with respect to, the Senior Priority Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing and claims with respect to the Junior Priority Obligations are so subordinated to the Liens securing and claims with respect to the Senior Priority Obligations under this Agreement, provided, however, that each Junior Priority Agent shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the Junior Priority Secured Parties, in any stipulation and/or order granting such adequate protection, that such junior super-priority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims; and (ii) in the event any Junior Priority Agent, for itself and on behalf of the Junior Priority Secured Parties represented thereby, seek or request adequate protection and such adequate protection is granted in the form of (as applicable) a Lien on additional or replacement collateral and/or a super-priority administrative expense claim, then such Junior Priority Agent, for itself and on behalf of each Junior Priority Secured Party represented thereby, agree that the Senior Priority Representatives shall also be granted (as applicable) a senior Lien on such additional or replacement collateral as security and adequate protection for the Senior Priority Obligations and/or a senior super-priority administrative expense claim, and that any Lien on such additional or replacement collateral securing or providing adequate protection for the Junior Priority Obligations and/or super-priority administrative expense claim shall be subordinated to the Liens on such collateral securing and claims with respect to the Senior Priority Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens and claims granted to the Senior Priority Secured Parties as adequate protection on the same basis as the other Liens securing and claims with respect to the Junior Priority Obligations are so subordinated to such Liens securing and claims with respect to Senior Priority Obligations under this Agreement, provided, however, that each Junior Priority Agent shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the Junior Priority Secured Parties, in any stipulation and/or order granting such adequate protection, that such junior super-priority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims. Without limiting the generality of the foregoing, to the extent that the Senior Priority Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then the Junior Priority Agents, for themselves and on behalf of the Junior Priority Secured Parties represented thereby, shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to (i) the right of the Senior Priority Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Junior Priority Secured Parties and (ii) the turnaround provisions of Section 4.1(b) if the consummation of a plan of a sale of all or substantially all of the applicable Credit Parties’ assets does not result in the Discharge of Senior Priority Obligations.

Section 6.10          Reorganization Securities and Other Plan-Related Issues.

(a)         If, in any Insolvency Proceeding, debt obligations of the reorganized debtor (or any successor or assignee of the debtor) secured by Liens upon any property of the reorganized debtor (or any successor or assignee of the debtor) are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of claims of the Senior Priority Creditors and/or on account of claims of the Junior Priority Creditors, then, to the extent the debt obligations distributed on account of claims of the Senior Priority Creditors and/or on account of claims of the Junior Priority Creditors are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)         Each Junior Priority Agent and the other Junior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization or similar dispositive restructuring plan that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Senior Priority Agents or to the extent any such plan is proposed or supported by the number of Senior Priority Creditors required under Section 1126 of the Bankruptcy Code.

(c)         Each Senior Priority Agent and the other Senior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization or similar dispositive restructuring plan that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of each other Senior Priority Agent.

Section 6.11          Certain Waivers.

(a)         Each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, waives any claim any Junior Priority Creditor may hereafter have against any Senior Priority Creditor arising out of the election by any Senior Priority Creditor of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law.

(b)         Each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that none of them shall (i) object, contest, or directly or indirectly support any other Person objecting to or contesting, any request by any Senior Priority Agent or any of the other Senior Priority Creditors for the payment of interest, fees, expenses or other amounts to such Senior Priority Agent or any other Senior Priority Creditor under Section 506(b) of the Bankruptcy Code or otherwise, or (ii) assert or directly or indirectly support any claim against any Senior Priority Creditor for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

(c)         So long as the Senior Priority Agents and holders of the Senior Priority Obligations shall have received and continue to receive all accrued post-petition interest, default interest, premiums, fees or expenses with respect to the Senior Priority Obligations, neither any Senior Priority Agent nor any other holder of Senior Priority Obligations shall object to, oppose, or challenge any claim by the Junior Priority Agent or any holder of Junior Priority Obligations for allowance in any Insolvency Proceeding of Junior Priority Obligations consisting of post-petition interest, default interest, premiums, fees, or expenses.

ARTICLE VII

MISCELLANEOUS

Section 7.1          Rights of Subrogation. Each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred. Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

Section 7.2          Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3          Representations. The Original First Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the Original First Lien Facility Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Original First Lien Creditors. The [       ]1 [First/Second]2 Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the [       ]1 [First/Second]2 Lien Facility Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the [        ]1 [First/Second]2 Lien Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Creditors represented thereby.

Section 7.4          Amendments.

(a)         No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by the Company Representative and (i) prior to the Discharge of Senior Priority Obligations, each Senior Priority Agent then party to this Agreement and (ii) prior to the Discharge of Junior Priority Obligations, each Junior Priority Agent then party to this Agreement. Notwithstanding the foregoing, the Company Representative may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise as provided for in the definition of “Original First Lien Credit Agreement” or “[        ]1 [First/Second]2 Lien Credit Agreement”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other adverse effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company Representative (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of any Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company Representative and each other affected Credit Party. Any amendment, modification or waiver of clause (b) in any of the definitions of the terms “Additional Credit Facilities”, “Original First Lien Credit Agreement” or “[        ]1 [First/Second]2 Lien Credit Agreement” shall not be given effect except pursuant to a written instrument executed by the Company Representative.

(b)         In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of any Senior Priority Agent, any Senior Priority Creditors represented thereby, or any Credit Party with respect to the Collateral (including the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors represented thereby; provided that such amendment, waiver or consent does not materially adversely affect the rights or interests of such Junior Priority Creditors in the Collateral (it being understood that the release of any Liens securing Junior Priority Obligations pursuant to Section 2.4(b), shall not be deemed to materially adversely affect the rights or interests of such Junior Priority Creditors in the Collateral). The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5          Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, such notice shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 7.5) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Original First Lien Agent:

JPMorgan Chase Bank, N.A.

[                                        ]

Attention: [                     ]

Facsimile: [                      ]

Telephone: [                   ]

Email: [                             ]

with copies (which shall not constitute notice) to:

[                                        ]

[                                        ]

Attention: [                     ]

Facsimile: [                      ]

Telephone: [                   ]

Email: [                             ]

[        ]1 [First/Second]2 Lien Agent:

[                                        ]

[                                        ]

Attention: [                     ]

Facsimile: [                      ]

Telephone: [                   ]

Email: [                             ]

with copies (which shall not constitute notice) to:

[                                        ]

[                                        ]

Attention: [                     ]

Facsimile: [                      ]

Telephone: [                   ]

Email: [                             ]

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Any Original First Lien Agent under any Other Original First Lien Credit Agreement:

As set forth in the joinder executed and delivered by such Original First Lien Agent pursuant to the definition of “Original First Lien Credit Agreement.”

Any [          ]1 [First/Second]2 Lien Agent under any Other [          ]1 [First/Second]2 Lien Credit Agreement:

As set forth in the joinder executed and delivered by such [          ]1 [First/Second]2 Lien Agent pursuant to pursuant to the definition of “[          ]1 [First/Second]2 Lien Credit Agreement.”

Section 7.6         No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7         Continuing Agreement; Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of Senior Priority Obligations and the Discharge of Junior Priority Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8         Governing Law; Entire Agreement. This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent that such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9         Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same document. The words “execution”, “signed”, “signature” and words of like import used in this Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 7.10       No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors, transferees and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors (and, solely to the extent provided in Section 5.1(b), their respective Affiliates, directors, officers, employees and agents) and the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11       Designation of Additional Indebtedness; Joinder of Additional Agents.

(a)           The Company Representative may designate any Additional Indebtedness complying with the requirements of the definition thereof as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)        one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company Representative or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to each Agent then party to this Agreement;

(ii)        at least five Business Days (unless a shorter period is agreed in writing by the Parties (other than any Designated Agent) and the Company Representative) prior to delivery of the Additional Indebtedness Joinder, the Company Representative shall have delivered to each Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation); and

(iii)       the Company Representative shall have executed and delivered to each Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b)           Upon satisfaction of the conditions specified in Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such conditions specified in Section 7.11(a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the Original First Lien Agent, the [          ]1 [First/Second]2 Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the Original First Lien Agent, the [          ]1 [First/Second]2 Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)           In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the Original First Lien Agent, the [          ]1 [First/Second]2 Lien Agent and each Additional Agent then party hereto agrees (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Original First Lien Collateral Documents, [          ]1 [First/Second]2 Lien Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Company Representative to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12       Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Senior Priority Secured Parties, or of the requisite percentage of such Controlling Senior Priority Secured Parties as provided in the applicable Senior Priority Documents (or the agent or representative with respect thereto). Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then-existing Senior Priority Representative and is delivered in accordance with Section 7.5, and such Party shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time shall give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

Section 7.13       Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of any Credit Party, or the obligations of any Credit Party to pay any Original First Lien Obligations, any [        ]1 [First/Second]2 Lien Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.14       Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15       Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction (i) shall not invalidate or render unenforceable such provision in any other jurisdiction and (ii) shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16       Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17       VENUE; JURY TRIAL WAIVER.

(a)           EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT”, AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17(a) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b)           EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)           EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.18       Intercreditor Agreement. This Agreement is an “Intercreditor Agreement” referred to in the Original First Lien Credit Agreement, the [        ]1 [First/Second]2 Lien Credit Agreement and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19       No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Original First Lien Facility Document, any other [        ]1 [First/Second]2 Lien Facility Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.20       Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Original First Lien Facility Document, any [        ]1 [First/Second]2 Lien Facility Document or any Additional Document, the provisions of this Agreement shall govern and control. The Parties acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, any Credit Party in the Senior Priority Documents or the Junior Priority Documents.

Section 7.21       Information Concerning Financial Condition of the Credit Parties. No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of non-payment of the Original First Lien Obligations, the [        ]1 [First/Second]2 Lien Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

Section 7.22       Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Document to which such Agent is a party.

[Signature pages follow]

IN WITNESS WHEREOF, the Original First Lien Agent, for itself and on behalf of the Original First Lien Creditors, and the [        ]1 [First/Second]2 Lien Agent, for itself and on behalf of the [        ]1 [First/Second]2 Lien Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

[ ], in its capacity as Original First Lien Agent

By:
Name:
Title:

By:
Name:
Title:

[ ], in its capacity as [ ][1] [First/Second][2] Lien Agent

By:
Name:
Title:

[Signature Page to Acknowledgment]

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the Original First Lien Agent, the Original First Lien Creditors, the [          ]1 [First/Second]2 Lien Agent, the [          ]1 [First/Second]2 Lien Creditors, any Additional Agent and any Additional Creditors, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement. Each Credit Party further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement, except as provided therein.

CREDIT PARTIES:

DOUBLEVERIFY INC.

By:
Name:
Title:

DOUBLEVERIFY MIDCO, INC.

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of _______ __, 20__, by [ ]1, a Delaware corporation (the “Company Representative”). Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [ ], 20[ ], among [ ], in its capacity as collateral agent (together with its successors and assigns in such capacity, the “Original First Lien Agent”) for the Original First Lien Creditors, [                      ], in its capacity as collateral agent (together with its successors and assigns in such capacity, the “[       ]1 [First/Second]2 Lien Agent”) for the [       ]1 [First/Second]2 Lien Lenders [and [list any previously added Additional Agent]]2. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)].3

Section 7.11 of the Intercreditor Agreement permits the Company Representative to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company Representative hereby represents and warrants to the Original First Lien Agent, the [       ]1 [First/Second]2 Lien Agent, and any Additional Agent that:

(1)           The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2)           all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

Section 2. Designation of Additional Indebtedness. The Company Representative hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt][Junior Priority Debt].

1        Revise as appropriate to refer to the applicable Company Representative.

2        Revise as appropriate to refer to any successor Original First Lien Agent or [        ]1 [First/Second] 2 Lien Agent and to add reference to any previously added Additional Agent.

3       Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.

Ex. A-1

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[Company]

By:
Name:
Title:

Ex. A-2

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of _______________, 20__, among [ ]4, a Delaware corporation (the “Company Representative”) [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party (the “Joining Additional Agent”)] and any successors or assigns thereof, to the Intercreditor Agreement, dated as of _______________, 20__, (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among [                       ] in its capacity as collateral agent (together with its successors and assigns in such capacity, the “Original First Lien Agent”)12 for the Original First Lien Creditors, [                       ], in its capacity as collateral agent (together with its successors and assigns in such capacity, the “[       ]1 [First/Second]2 Lien Agent”) for the [       ]1 [First/Second]2 Lien Lenders [and [list any previously added Additional Agent]].13 Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Creditors (the “Joining Additional Creditors”)] [and the Joining Additional Agent].5

Section 7.11 of the Intercreditor Agreement permits the Company Representative to designate Additional Indebtedness under the Intercreditor Agreement. The Company Representative has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]6 hereby agrees with the Company Representative and the Grantors, the Original First Lien Agent, the [       ]1 [First/Second]2 Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]7 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a Party to the Intercreditor Agreement.

4        Revise as appropriate to refer to the applicable Company Representative.

5        Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.

6        Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Creditors represented thereby.

7       Revise references throughout as appropriate to refer to the party or parties being added.

Ex. B-1

Section 2. Recognition of Claims. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors)] hereby agrees that the interests of the respective Creditors in the Liens granted to the Original First Lien Agent, the [       ]1 [First/Second]2 Lien Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including, without limitation, any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the Original First Lien Agent, the [       ]1 [First/Second]2 Lien Agent, any Additional Agent or any Creditor may be entitled or subject. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors)] (a) recognizes the existence and validity of the applicable Original First Lien Obligations represented by the applicable Original First Lien Credit Agreement and the existence and validity of the applicable [       ]1 [First/Second]2 Lien Obligations represented by the applicable [       ]1 [First/Second]2 Lien Credit Agreement and (b) agrees to refrain from making or asserting any claim that the Original First Lien Credit Agreement, the [       ]1 [First/Second]2 Lien Credit Agreement or other Original First Lien Facility Documents or [       ]1 [First/Second]2 Lien Facility Documents, as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

Ex. B-2

ANNEX 1

Notice Addresses

Ex. B-3

EXHIBIT C

[ORIGINAL FIRST LIEN CREDIT AGREEMENT][[ ] [FIRST/SECOND] LIEN] JOINDER

JOINDER, dated as of _______________, 20__, among [[    ], in its capacit[y][ies] as [administrative agent and] collateral agent (together with its successors and assigns in such capacit[y][ies] from time to time, and as further defined in the Intercreditor Agreement, the “Original First Lien Agent”)18 for the Original First Lien Secured Parties] [[            ], in its capacit[y][ies] as [administrative agent and] collateral agent (together with its successors and assigns in such capacit[y][ies] from time to time, and as further defined in the Intercreditor Agreement, the “[       ]1 [First/Second]2 Lien Agent”)8 for the [       ]1 [First/Second]2 Lien Secured Parties, [list any previously added Additional Agent]]9 [and] [insert name of additional Original First Lien Secured Parties, Original First Lien Agent, [       ]1 [First/Second]2 Lien Secured Parties or [       ]1 [First/Second]2 Lien Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement, dated as of _______________, 20__, (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Original First Lien Agent20, [and] the [       ]1 [First/Second]2 Lien Agent10 [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of _______ __, 20__ (the “Joining [Original First Lien Credit Agreement][[       ]1 [First/Second]2 Lien Credit Agreement]”), among [list any applicable Credit Party], [list any applicable new Original First Lien Secured Parties or new [       ]1 [First/Second]2 Lien Secured Parties, as applicable (the “Joining [Original First][ [       ]1 [First/Second]2] Lien Secured Parties”)] [and insert name of each applicable Agent (the “Joining [Original First][ [       ]1 [First/Second]2]Lien Agent”)].11

The Joining [Original First][Original Second] Lien Agent, for itself and on behalf of the Joining [Original First][Original Second]12 Lien Secured Parties, hereby agrees with the Grantors, the [Original First][Original Second] Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

8       Revise as appropriate to refer to any successor [        ]1 [First/Second] 2 Lien Agent.

9        List applicable current Parties, other than any party being replaced in connection herewith.

10        Revise as appropriate to describe predecessor [        ]1 [First/Second] 2 Lien Agent or [        ]1 [First/Second] 2 Lien Secured Parties, if joinder is for a new [        ]1 [First/Second] 2 Lien Credit Agreement.

11       Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.

12        Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.

Ex. C-1

Section 1. Agreement to be Bound.13 The Joining [Original First][[       ]1 [First/Second]2 Lien] Agent, for itself and on behalf of the Joining [Original First][[       ]1 [First/Second]2 Lien] Secured Parties, hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][an] [Original First][[       ]1 [First/Second]2 Lien] Agent. As of the date hereof, the Joining [Original First Lien Credit Agreement][[       ]1 [First/Second]2 Lien Credit Agreement] shall be deemed [the][an] [Original First][Original Second] Lien Credit Agreement under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [Original First][[       ]1 [First/Second]2] Lien Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

13       Revise references throughout as appropriate to refer to the party or parties being added.

Ex. C-2

1           Insert month and year when this agreement is initially entered into (e.g., January 2025).

2           Insert (i) “First,” if this Agreement is initially entered into in connection with the incurrence of debt with pari passu Lien priority to the Original First Lien Credit Agreement or (ii) “Second,” if this agreement is initially entered into in connection with the incurrence of debt with Second Lien Priority to the Original First Lien Credit Agreement.

3           Insert the section number of the negative covenant restricting Liens in the Initial [          ]1 [First/Second]2 Lien Credit Agreement.

4           Insert the section number of the definitions section in the Initial [          ]1 [First/Second]2 Lien Credit Agreement

5           Insert the section number of the negative covenant restricting Indebtedness in the Initial [          ]1 [First/Second]2 Lien Credit Agreement.

6           Include if this agreement is initially entered into in connection with the incurrence of Junior Priority Debt.

7           Include if this agreement is initially entered into in connection with the incurrence of Senior Priority Debt.

8           Revise as applicable to refer to the relevant definition in the [          ]1 [First/Second]2 Lien Credit Agreement.

9           Insert (i) “Senior,” if this agreement is initially entered into in connection with the incurrence of debt with pari passu Lien priority to the Original First Lien Credit Agreement or (ii) “Junior,” if this agreement is initially entered into in connection with the junior lien priority to the Original First Lien Credit Agreement.

10           Revise as appropriate to refer to any successor Original First Lien Agent or [ ]1 [First/Second]2 Lien Agent and to add reference to any previously added Additional Agent.

11           Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.

12           Revise as appropriate to refer to any successor Original First Lien Agent.

13           Revise as appropriate to refer to any successor [ ] [First/Second] Lien Agent.

14           Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Creditors represented thereby.

15           Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Creditors represented thereby.

16           Revise references throughout as appropriate to refer to the party or parties being added.

17           Add references to any previously added Additional Credit Facility and related Additional Obligations as appropriate.

18           Revise as appropriate to refer to any successor Original First Lien Agent.

19           Revise as appropriate to refer to any successor [          ]1 [First/Second]2 Lien Agent.

20           Revise as appropriate to describe predecessor Original First Lien Agent or Original FirstLien Secured Parties, if joinder is for a new Original First Lien Credit Agreement.

21           Revise as appropriate to describe predecessor [          ]1 [First/Second]2] Lien Agent or [ ] [First/Second]] Lien Secured Parties, if joinder is for a new []1 [First/Second]2] Lien Credit Agreement.

22           Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.

23           Revise as appropriate to refer to any Agent being added hereby and any Creditors represented thereby.

24           Revise references throughout as appropriate to refer to the party or parties being added.

Ex. C-3

Exhibit k

[Reserved]

Exhibit K

Exhibit L

FORM OF L/C REQUEST

[ L/C Issuer]

under the Credit Agreement referred to below

Attention:

_________ __, 20__

Re:	DOUBLEVERIFY INC., a Delaware corporation (the “Borrower”)

Reference is made to the Credit Agreement, dated as of August 12, 2024 (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among the Borrower, DoubleVerify Midco, Inc., the Lenders and L/C Issuers party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders and as an L/C Issuer and the Swing Lender. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 3.1(b) of the Credit Agreement, of its request for your Issuance of a Letter of Credit, in the form attached hereto, for the benefit of [Name of Beneficiary], in the amount of $________, to be issued on ________, ____ (the “Issue Date”) with an expiration date of _________, ____.

The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Issue Date, both before and after giving effect to the Issuance of the Letter of Credit requested above and any Loan to be made or any other Letter of Credit to be Issued on or before the Issue Date:

(i)            each representation and warranty of each Loan Party contained in or pursuant to any Loan Document (i) to the extent qualified by materiality, is true and correct, and (ii) to the extent not qualified by materiality, is true and correct in all material respects, in each case, on and as of the date of the proposed Issuance as if made on and as of the date of the proposed Issuance, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(ii)           no Default or Event of Default exists or will exist after giving effect to the extensions of credit requested herein.

Exhibit L

DOUBLEVERIFY INC., as the Borrower

By:
Name:
Title:

Exhibit L